As filed with the U.S. Securities and Exchange Commission on January 4, 2023
Registration No. 333-266762

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Kabushiki Kaisha Lead Real Estate
(Exact name of registrant as specified in its charter)
Lead Real Estate Co., Ltd
(Translation of Registrant’s name into English)
Japan	1531	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
6F, MFPR Shibuya Nanpeidai Building 16-11
Nampeidai-cho, Shibuya-ku
Tokyo, 150-0036, Japan
+81 03-5784-5127
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Lead Real Estate Global Co., Ltd.
6860 North Dallas Pkwy, Suite 200
Plano, TX 75024
972-381-2754
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a Copy to:
Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 212-530-2206	Mitchell S. Nussbaum, Esq. Tahra T. Wright, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 212-407-4000
Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

SUBJECT TO COMPLETIONPRELIMINARY PROSPECTUS DATED JANUARY 4, 2023
Lead Real Estate Co., Ltd
2,000,000 American Depositary Shares
Representing 2,000,000 Ordinary Shares
This is an initial public offering of the American depositary shares (the “ADSs”) representing our ordinary shares (“Ordinary Shares”). We are offering 2,000,000 ADSs and each ADS represents one Ordinary Share. Prior to this offering, there has been no public market for the ADSs or our Ordinary Shares. We expect the initial public offering price of the ADSs to be in the range of $7.00 to $9.00 per ADS.
We have applied to list the ADSs on the Nasdaq Global Market under the symbol “LRE.” At this time, Nasdaq has not yet approved our application to list the ADSs. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.
Investing in the ADSs involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying the ADSs.
We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 6 of this prospectus for more information.
Following the completion of this offering, Mr. Eiji Nagahara, our president, chief executive officer, and representative director, will beneficially own approximately 84.3% of the aggregate voting power of our issued and outstanding Ordinary Shares assuming no exercise of the underwriters’ over-allotment option, or approximately 82.6% assuming full exercise of the underwriters’ over-allotment option. As such, we will be deemed a “controlled company” under Nasdaq Listing Rule 5615(c). However, even if we are deemed a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Listing Rules but will follow the corporate governance standards of our home country, Japan, as permitted by Nasdaq Rules. See “Risk Factors” and “Management — Controlled Company.”
	Per ADS	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses	$	$	$

(1)
Represents underwriting discounts equal to (i) 8% per ADS, which is the underwriting discount we have agreed to pay on investors in this offering introduced by the underwriters (       ADSs), and (ii) 6% per ADS, which is the underwriting discount we have agreed to pay on investors in this offering sourced by us (       ADSs). Underwriting discounts to be paid by us are calculated based on the assumption that no investors in this offering are introduced by us.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about                      , 2023.
Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated           , 2023

i

About this Prospectus
We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
Our functional currency and reporting currency are the Japanese yen (“JPY” or “¥”), the legal currency of Japan. The terms “dollar” or “$” refer to U.S. dollars, the legal currency of the United States. Convenience translations included in this prospectus of Japanese yen into U.S. dollars have been made at the exchange rates of ¥135.69=$1.00, which was the foreign exchange rate on June 30, 2022, and ¥111.05=$1.00, which was the foreign exchange rate on June 30, 2021, as reported by the Board of Governors of the Federal Reserve System (the “U.S. Federal Reserve”) in its weekly release on July 5, 2022. Historical and current exchange rate information may be found at https://www.federalreserve.gov/releases/h10/.
Conventions that Apply to this Prospectus
Unless otherwise indicated or the context requires otherwise, references in this prospectus to:
•
“ADRs” are to the American Depositary Receipts that may evidence the ADSs;

•
“ADSs” are to the American Depositary Shares, each of which represents one Ordinary Share;

•
“Lead Real Estate” are to Lead Real Estate Co., Ltd, a joint-stock corporation with limited liability organized under Japanese law;

•
“LRE Dallas” are to Lead Real Estate Global Co., Ltd., a Texas corporation, which is wholly owned by Lead Real Estate;

•
“LRE HK” are to Lead Real Estate HK Co. Limited, a private company limited by shares organized under Hong Kong law, which is wholly owned by Lead Real Estate;

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“Ordinary Shares” are to the ordinary shares of Lead Real Estate;

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“Real Vision” are to Real Vision Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law, which is wholly owned by Lead Real Estate;

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“Sojiya Japan” are to Sojiya Japan Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law. Lead Real Estate and Mr. Eiji Nagahara, our president, chief executive officer, and representative director, each hold 50% of the equity interests in Sojiya Japan; and

•
“we,” “us,” “our,” “our Company,” or the “Company” are to Lead Real Estate and its subsidiaries, as the case may be.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

PROSPECTUS SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs, discussed under “Risk Factors,” before deciding whether to buy the ADSs.
Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our outstanding Ordinary Shares at a ratio of 100-for-1 approved by our board of directors on August 31, 2021 and became effective on the same day.
Our Mission and Vision
•
Our Mission: Our mission is to serve our customers by offering stylish, safe, and luxurious living and to adopt the Kaizen (continuous improvement) approach to improve our operations.

•
Our Vision: We seek to leverage our nationally-recognized, award-winning luxury homes and our strong market position in the luxury residential property market in Tokyo and Kanagawa prefecture to create a global transaction platform allowing access to prime Japanese condominiums as well as overseas condominiums, including in the U.S. and Hong Kong.

Overview
We are a growing developer of luxury residential properties, including single-family homes and condominiums, across Tokyo and Kanagawa prefecture. In addition, we operate hotels in Tokyo and lease apartment building units to individual customers in Japan and Dallas, Texas.
We primarily generate revenue from developing and selling single-family homes and condominiums. Since our inception in 2001, we have delivered more than 1,000 single-family homes and 25 condominiums. The target customers of our single-family homes are wealthy family buyers who are looking for luxury single-family homes as their primary residence, while the target customers of our condominiums are institutional customers who look to purchase entire condominiums for investment purposes. We rely on real estate agencies to help identify land and development sites for acquisition and customers for our luxury residential properties and generally acquire land parcels from private landowners. We outsource the design work and construction for our luxury residential property projects to third-party design firms and construction companies, while coordinating and closely supervising the projects through our internal teams to maximize quality of the projects. In addition, we launched our interactive media platform, Glocaly, in October 2021, as a listing and marketing platform seeking to facilitate matching of sellers and buyers of condominiums. We utilize a homebuilding model designed to minimize risks, in which we typically identify customers for our single-family homes before acquiring the land and commencing construction and build our condominiums in highly-marketable locations, resulting in only three cancelations during the fiscal years ended June 30, 2022 and 2021. When developing a single-family home or condominium, we typically deliver the land to the customer before starting the construction of the building and deliver the completed building to the customer six to 12 months after the land delivery, in order to quickly recover our payment for the land. The tables below summarize the units of land and building we delivered during the fiscal years ended June 30, 2022 and 2021.
	Fiscal Year Ended June 30, 2022		Fiscal Year Ended June 30, 2021
Type	Land Deliveries (Units)	Building Deliveries (Units)	Land Deliveries (Units)	Building Deliveries (Units)
Single-family homes	94	81	102	50
Condominiums	12	9	4	4
To diversify our revenue streams and supplement our real estate sales, we have expanded into other businesses related to real estate since 2018. During the fiscal years ended June 30, 2022 and 2021, we operated four hotels in Tokyo. In October 2022, we started to operate a fifth hotel in Tokyo. During the fiscal years ended June 30, 2022 and 2021, we leased apartment units in 17 apartment buildings to 77 and

118 individual customers, respectively. For the fiscal years ended June 30, 2022 and 2021, we had total revenue of JPY14,321,186 thousand (approximately $105,543 thousand) and JPY11,255,277 thousand (approximately $82,948 thousand), respectively, and profit of JPY493,995 thousand (approximately $3,641 thousand) and JPY276,802 thousand (approximately $2,040 thousand), respectively. Revenue generated from real estate development and sales accounted for approximately 98.5% and 98.5% of our total revenue for those fiscal years, respectively. Revenue derived from other businesses accounted for approximately 1.5% and 1.5% of our total revenue for those fiscal years, respectively.
Competitive Strengths
We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:
•
growing developer of luxury residential properties in prime locations across Tokyo and Kanagawa prefecture;

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easy access to land parcels as a result of our long operating history and strong brand awareness;

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strong project oversight and execution capabilities; and

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experienced management team with industrial expertise.

Growth Strategies
We intend to develop our business and strengthen brand loyalty by implementing the following strategies:
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target prime real estate opportunities across the Kanto Region to continue to grow;

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further strengthen and leverage our relationships with local real estate agencies;

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continue to develop and improve our Glocaly platform; and

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further expand our operations overseas.

Summary of Risk Factors
Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”
Risks Related to Our Business and Industry
Risks and uncertainties related to our business include the following:

•
the luxury residential property market in Tokyo and Kanagawa prefecture is highly competitive and if we cannot continue to successfully identify and secure an adequate inventory of development sites in these areas at commercially reasonable costs, our operations could be adversely impacted (see the risk factor beginning on page 10 of this prospectus);

•
revenue generated from our condominium development and sales is uncertain and volatile (see the risk factor beginning on page 10 of this prospectus);

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we rely substantially on short-term borrowings to fund our operations, and the failure to renew these short-term borrowings or the failure to continue to obtain financing on favorable terms, if at all, may adversely affect our ability to operate our business (see the risk factor beginning on page 10 of this prospectus);

•
our substantial indebtedness could materially and adversely affect our business, financial condition, results of operations, and cash flows (see the risk factor beginning on page 11 of this prospectus);

•
we rely on key relationships with service providers and agencies across the real estate development industry, and to the extent they experience pressures in raw materials, labor, or timely construction and delivery of projects, it could in turn have an adverse impact on our business, prospect, liquidity, financial condition, and results of operations (see the risk factor beginning on page 11 of this prospectus);

•
our Glocaly platform is in its nascent stage and may experience volatility in performance, and there can be no assurance that we can take advantage of the amendments to the Japanese law that allow electronic delivery of certain documents required for real estate transactions (see the risk factor beginning on page 12 of this prospectus);

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our construction of single-family homes and condominiums is dependent on the availability, skill, and performance of contractors (see the risk factor beginning on page 12 of this prospectus);

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a shortage of building materials or labor, or increases in their costs, could delay home construction or increase its cost, which could materially and adversely affect us (see the risk factor beginning on page 13 of this prospectus);

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our business could be materially and adversely disrupted by an epidemic or pandemic (such as the current COVID-19 pandemic), or similar public threat, or fear of such an event, and the measures that the governmental authorities implement to address it (see the risk factor beginning on page 13 of this prospectus);

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if we are unable to attract, train, assimilate, and retain employees that embody our culture, including project managers and senior managers, we may not be able to grow or successfully operate our business (see the risk factor beginning on page 16 of this prospectus);

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our business is geographically concentrated, which subjects us to greater risks from changes in local or regional conditions (see the risk factor beginning on page 18 of this prospectus);

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we may be unsuccessful in expanding and operating our business internationally, which could adversely affect our results of operations (see the risk factor beginning on page 18 of this prospectus); and

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fluctuation of the value of the Japanese yen against certain foreign currencies may have a material adverse effect on the results of our operations (see the risk factor beginning on page 21 of this prospectus).

Risks Relating to this Offering and the Trading Market
In addition to the risks described above, we are subject to general risks and uncertainties related to this offering and the trading market of the ADSs, including the following:

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an active trading market for our Ordinary Shares or the ADSs may not develop (see the risk factor beginning on page 22 of this prospectus);

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you will experience immediate and substantial dilution in the net tangible book value of ADSs purchased (see the risk factor beginning on page 22 of this prospectus);

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after the completion of this offering, share ownership will remain concentrated in the hands of our management, who will continue to be able to exercise a direct or indirect controlling influence on us (see the risk factor beginning on page 22 of this prospectus);

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the sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price (see the risk factor beginning on page 22 of this prospectus);

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the market price of the ADSs may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ADSs at or above the initial public offering price (see the risk factor beginning on page 23 of this prospectus);

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rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions (see the risk factor beginning on page 25 of this prospectus); and

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as holders of ADSs, you may have fewer rights than holders of our Ordinary Shares and must act through the depositary to exercise those rights (see the risk factor beginning on page 25 of this prospectus).

Corporate Information
Our headquarters are located at 6F, MFPR Shibuya Nanpeidai Building 16-11, Nampeidai-cho,
Shibuya-ku, Tokyo, 150-0036, Japan, and our phone number is +81 03-5784-5127. Our website address is http://www.lead-real.co.jp/en/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus or the registration statement of which it forms a part. Our agent for service of process in the United States is Lead Real Estate Global Co., Ltd., located at 6860 North Dallas Pkwy, Suite 200, Plano, TX 75024.
Corporate Structure
Lead Real Estate was incorporated in Tokyo, Japan in March 2001 as a limited liability company, which was subsequently reorganized in November 2003 into a joint-stock corporation (kabushiki kaisha) with limited liability.
The following chart illustrates our corporate structure upon completion of this initial public offering (this “IPO”) based on 12,498,900 Ordinary Shares outstanding as of the date of this prospectus and 2,000,000 ADSs to be sold in this IPO, assuming no exercise by the underwriters of their over-allotment option. For more details on our corporate history, please refer to “Corporate History and Structure.”

*
Indicates less than 1%

Notes: all percentages reflect the equity interests held by each of our shareholders.
(1)
Represents an aggregate of 182,607 Ordinary Shares held by 24 shareholders of Lead Real Estate, each one of which holds less than 5% of our equity interests, as of the date of this prospectus.

(2)
Mr. Nagahara holds 100% of the equity interests in JP Shuhan Co., Ltd. (“JP Shuhan”), a joint-stock corporation with limited liability in Japan.

(3)
Mr. Nagahara holds 100% of the equity interests in Lead Real Estate Cayman Limited (“LRE Cayman”), a company limited by shares under the laws of Cayman Islands.

(4)
Mr. Nagahara holds 50% of the equity interests in Sojiya Japan.

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance
The COVID-19 pandemic has not materially impacted our business operations and operating results. Core demand for single-family homes and condominiums remains high, which is reflected in our higher revenue growth and operating profits. On the supply and construction side, however, our business has faced inflation in the prices of raw materials and labor costs associated with supply chain shortages resulting from the pandemic, which may adversely impact our margins. As of the date of this prospectus, we have passed the rising costs through to our customers in the form of higher average sales prices and also mitigated increases in our construction costs through fixed cost subcontractor arrangements, where the subcontractor bears the cost inflation, thereby preserving our margins. Although we currently expect this trend to continue for future supply side driven inflationary pressures, we cannot guarantee that we will be able to pass all cost increases to our customers and subcontractors or avoid adverse impacts on our margins. See “Risk Factors — Risks Related to Our Business and Industry — A shortage of building materials or labor, or increases in their costs, could delay home construction or increase its cost, which could materially and adversely affect us.”
See “Risk Factors — Risks Related to Our Business and Industry — Our business could be materially and adversely disrupted by an epidemic or pandemic (such as the current COVID-19 pandemic), or similar public threat, or fear of such an event, and the measures that the governmental authorities implement to address it” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The COVID-19 Pandemic Affecting Our Results of Operations.”
Implications of Our Being an “Emerging Growth Company”
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:
•
may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

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are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as the “compensation discussion and analysis”;

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are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

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are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

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are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

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are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

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will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the completion of this IPO.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.
Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have $700 million or more in market value of the ADSs held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.
Foreign Private Issuer Status
We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

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we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

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for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

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we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

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we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information;

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we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•
we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Controlled Company
Upon completion of this offering, Mr. Eiji Nagahara, our president, chief executive officer, and representative director, will beneficially own approximately 84.3% of the aggregate voting power of our outstanding Ordinary Shares assuming no exercise by the underwriters of their over-allotment option, or 82.6% assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:
•
a majority of our board of directors consist of independent directors;

•
our director nominees be selected or recommended solely by independent directors; and

•
we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

As a foreign private issuer, however, Nasdaq corporate governance rules allow us to follow corporate governance practice in our home country, Japan, with respect to appointments to our board of directors and committees. We intend to follow home country practice as permitted by Nasdaq rather than rely on the “controlled company” exception to the corporate governance rules. See “Risk Factors — Risks Relating to this Offering and the Trading Market — Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.” Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

THE OFFERING
Securities offered by us
2,000,000 ADSs
Over-allotment option
We have granted to the underwriters an option, exercisable within 30 days after the closing of this offering, to purchase up to an aggregate of 300,000 additional ADSs.
Price per ADS
We currently estimate that the initial public offering price will be in the range of $7.00 to $9.00 per ADS.
Ordinary Shares outstanding
prior to completion of this offering
12,498,900 Ordinary Shares
ADSs outstanding immediately after this offering
2,000,000 ADSs assuming no exercise of the underwriters’ over-allotment option
2,300,000 ADSs assuming full exercise of the underwriters’ over-allotment option
Ordinary Shares outstanding immediately after this
offering
14,498,900 Ordinary Shares assuming no exercise of the underwriters’ over-allotment option
14,798,900 Ordinary Shares assuming full exercise of the underwriters’ over-allotment option
Listing
We have applied to have the ADSs listed on the Nasdaq Global Market. At this time, Nasdaq has not yet approved our application to list the ADSs. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.
Proposed ticker symbol
“LRE”
The ADSs
Each ADS represents one Ordinary Share.
The depositary or its nominee will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary, and all owners and holders of ADSs issued thereunder.
Our board of directors may suggest to the shareholders meeting in the future that it resolves to pay dividends. Any decision to make such a suggestion in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. If we declare dividends on our Ordinary Shares, the depositary will distribute the cash dividends and other distributions it receives on our Ordinary Shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.
You may surrender your ADSs to the depositary for cancellation to withdraw the Ordinary Shares underlying your ADSs. The depositary will charge you a fee for such cancellation.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS owners. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.
To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
Depositary
The Bank of New York Mellon
Use of proceeds
We intend to use the net proceeds from this offering to expand our business domestically and develop our Glocaly platform, and for general corporate purposes. See “Use of Proceeds” on page 33 for more information.
Lock-up
All of our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of the ADSs, our Ordinary Shares, or securities convertible into or exercisable or exchangeable for the ADSs or our Ordinary Shares for a period of 180 days from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.
Risk factors
The ADSs offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 10 for a discussion of factors to consider before deciding to invest in the ADSs.
Payment and Settlement
The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company (“DTC”) on [•], 2023.

RISK FACTORS
An investment in the ADSs involves a high degree of risk. Before deciding whether to invest in the ADSs, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of the ADSs to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in the ADSs if you can bear the risk of loss of your entire investment.
Risks Related to Our Business and Industry
The luxury residential property market in Tokyo and Kanagawa prefecture is highly competitive and if we cannot continue to successfully identify and secure an adequate inventory of development sites in these areas at commercially reasonable costs, our operations could be adversely impacted.
The luxury residential property market in Tokyo and Kanagawa prefecture is highly competitive with limited greenfield land and development sites available for acquisitions. The results of our property development operations depend in part upon our continuing ability to successfully identify and acquire an adequate number of land and development sites in desirable locations in our market. To date, we primarily identify land and development sites through local real estate agencies. There can be no assurance that our long-standing relationships with these agencies will continue, that an adequate supply of land and development sites that meet our specifications will continue to be available to us through these agencies on terms similar to those available in the past, or that we will not be required to devote a greater amount of capital to the acquisitions of land and development sites than we have historically. We may not successfully obtain desired land and development sites due to the increasingly intense competition. An insufficient supply of land and development sites in one or more of our markets, or our inability to purchase or finance land and development sites on reasonable terms could have a material adverse effect on our sales, profitability, reputation, ability to service our debt obligations, and future cash flows, which could impact our ability to compete for land. Any land shortages or any decrease in the supply of suitable land at commercially reasonable costs could limit our ability to develop new projects or result in increased site deposit requirements or land costs. Moreover, the supply of potential development sites in Tokyo and Kanagawa prefecture will diminish over time and we may find it increasingly difficult to identify and acquire attractive land and development sites through real estate agencies at commercially reasonable costs in the future. Our land acquisition costs are a major component of our cost of real estate development and sales and increases in such costs could diminish our gross margin. We may not be able to pass through to our customers any increased land costs, which could adversely impact our revenue, earnings, and margins.
Revenue generated from our condominium development and sales is uncertain and volatile.
Historically, the revenue generated from our condominium development and sales has been uncertain and volatile. For the fiscal years ended June 30, 2022 and 2021, revenue generated from sales of our condominiums was JPY5,207,600 thousand (approximately $38,378 thousand) and JPY1,583,643 thousand (approximately $11,671 thousand), accounting for approximately 36% and 14% of our total revenue, respectively. Because we sell the entire condominiums, we have a relatively small number of condominium projects per year but much higher average sales price per project, which may result in lumpy and uneven revenue during a period of time. If we fail to predict the revenue generated from sales of our condominiums in the future or if such revenue continues to be uncertain and volatile, it could adversely impact our business, prospects, liquidity, financial condition, and results of operations.
We rely substantially on short-term borrowings to fund our operations, and the failure to renew these short-term borrowings or the failure to continue to obtain financing on favorable terms, if at all, may adversely affect our ability to operate our business.
Real estate development is capital intensive. To date, we have funded our land acquisitions for single-family home development primarily through short-term bank loans, typically with terms ranging from three to six months, and we have funded our land acquisitions for condominium development using cash generated from our operations. As of June 30, 2022, we had approximately JPY6,361,415 thousand (approximately $46,881 thousand) in short-term borrowings outstanding. During the fiscal year ended June 30, 2022, we repaid JPY7,535,860 thousand (approximately $55,537 thousand) and renewed JPY9,446,200 thousand (approximately $69,616 thousand) of our short-term borrowings. As of June 30, 2021, we had approximately JPY4,451,075 thousand (approximately $32,803 thousand) in short-term borrowings outstanding. During the fiscal year ended June 30, 2021, we repaid JPY7,626,187 thousand (approximately $56,203 thousand) and renewed JPY8,046,791 thousand (approximately $59,302 thousand) of our short-term borrowings. We expect that we will be able to renew all of the existing bank loans upon their maturity based on our past experience and outstanding credit history. However, we cannot assure you that we will be able to renew these loans in the future as they mature. If we are unable to renew these bank loans in the future, our liquidity position would be adversely affected, and we may be required to seek more expensive sources of short-term or long-term funding to finance our operations.
Our ability to secure sufficient financing for land acquisitions depends on a number of factors that are beyond our control, including market conditions in the capital markets, lenders’ perceptions of our creditworthiness, the Japanese economy, and the Japanese government regulations that affect the availability and cost of financing for real estate companies. Further financing may not be available to us on favorable terms, if at all. If we are unable to obtain short-term financing in an amount sufficient to support our operations, it may be necessary, to suspend or curtail our operations, which would have a material adverse effect on our business and financial condition. In that event, current shareholders would likely experience a loss of most of or all of their investment.
Our substantial indebtedness could materially and adversely affect our business, financial condition, results of operations, and cash flows.
As of June 30, 2022, we had approximately JPY6,361,415 thousand (approximately $46,881 thousand) in short-term borrowings and JPY2,231,544 thousand (approximately $16,445 thousand) in long-term borrowings outstanding.
The amount of our debt could have significant consequences on our operations, including:
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reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, and other general corporate purposes as a result of our debt service obligations;

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limiting our ability to obtain additional financing;

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limiting our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate, and the general economy;

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increasing the cost of any additional financing; and

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limiting the ability of our subsidiaries to pay dividends to us for working capital or return on our investment.

Any of these factors and other consequences that may result from our substantial indebtedness could have a material adverse effect on our business, financial condition, results of operations, and cash flows impacting our ability to meet our payment obligations under our debts. Our ability to meet our payment obligations under our outstanding indebtedness depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, and regulatory factors as well as other factors that are beyond our control.
We rely on key relationships with service providers and agencies across the real estate development industry, and to the extent they experience pressures in raw materials, labor, or timely construction and delivery of projects, it could in turn have an adverse impact on our business, prospect, liquidity, financial condition, and results of operations.
We primarily rely on service providers, including contractors, to perform the construction of substantially all of our single-family homes and condominiums, including the selection and procurement of raw materials used in the construction as well as the construction and delivery of the projects. If our contractors fail to timely construct and deliver projects, we will be subject to penalties for such delay under our contracts with customers. We also primarily rely on real estate agencies to identify land and development sites for acquisition as well as customers. Therefore, to the extent such service providers and agencies experience pressures in raw materials (especially an increase in the price of lumber), labor (including an increase in labor cost), or timely construction and delivery of projects, such pressures may pass through to us, which could increase our cost and adversely impact our business, prospects, liquidity, financial condition, and results of operations.
Our Glocaly platform is in its nascent stage and may experience volatility in performance, and there can be no assurance that we can take advantage of the amendments to the Japanese law that allow electronic delivery of certain documents required for real estate transactions.
We launched our interactive media platform, Glocaly, in October 2021, as a listing and marketing platform seeking to facilitate matching of sellers and buyers of condominiums. See “Business — Glocaly Platform” for more information. However, our Glocaly platform is still in its nascent stage and has not generated revenue as of the date of this prospectus. Therefore, it may experience volatility in performance as we continue to improve and upgrade the platform. We may be unable to successfully develop and maintain our Glocaly platform, which could adversely impact our business, prospects, and results of operations.
In addition to functioning as an interactive media platform, our Glocaly platform has the potential to expand into a multilingual and seamless transaction platform targeting both domestic and foreign buyers for transacting condominiums in Japan. Although all procedures in real estate transactions were previously not allowed to be conducted electronically in Japan, amendments to Japanese law allow electronic delivery of certain documents required for real estate transactions starting from May 2022. Although we expect to have the first-mover advantage in the area of electronic real estate transactions, there can be no assurance that we can take advantage of the amendments in relation to our business using Glocaly platform.
Our construction of single-family homes and condominiums is dependent on the availability, skill, and performance of contractors.
We engage contractors to perform the construction of substantially all of our single-family homes and condominiums and to select and obtain raw materials used in the construction. Accordingly, the timing and quality of our construction depend on the availability and skill of our contractors. While we anticipate being able to cooperate with reliable contractors and believe that our relationships with contractors are good, we can provide no assurance that skilled contractors will continue to be available at reasonable rates and in our markets. In addition, as we expand into new markets, we typically must develop new relationships with contractors in such markets, and there can be no assurance that we will be able to do so in a cost-effective and timely manner, or at all. The inability to contract with skilled contractors at reasonable rates on a timely basis could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.
We are exposed to risks that the performance of our contractors may not meet our standards or specifications. Under our contracts with customers in relation to our single-family homes and condominiums and in accordance with Japanese law, the properties we develop are subject to a 10-year quality warranty. Despite our quality control efforts, we may discover from time to time that our contractors have engaged in improper construction practices or have installed defective materials in our residential condominiums or buildings. Negligence or poor work quality by any contractors may result in structural defects or substandard construction quality in our single-family homes or condominiums, which could in turn cause us to suffer project delays, cost overruns, and financial losses, harm our reputation, or expose us to third-party claims. Even if the contractor performing the construction work in such instances is ultimately held responsible for the consequences of any such property defects, any such incidents could have lasting adverse effects on us. We work with multiple contractors on different projects and we cannot guarantee that we can effectively monitor their work at all times. In addition, contractors may make use of third-party subcontractors with which we have no direct relationship, further limiting our ability to manage the foregoing risks. Although our construction contracts with contractors contain provisions designed to protect us, we may be unable to successfully enforce these provisions and, even if we are able to successfully enforce these provisions, the contractor may not have sufficient financial resources to compensate us. Moreover, the contractors may undertake projects from other property developers, engage in risky undertakings, or encounter financial or other difficulties, such as supply shortages, labor disputes, or work accidents, which may cause delays in the completion of our property projects or increases in our costs.
A shortage of building materials or labor, or increases in their costs, could delay home construction or increase its cost, which could materially and adversely affect us.
Our contractors are responsible for procuring almost all of the raw materials used in our project developments. The real estate development industry experiences labor and raw material shortages from time to time, including shortages in lumber in particular. Shortages in lumber in particular could result in an increase in our construction cost paid to the contractors, which in turn could have a material adverse effect on our business, prospects, financial condition, and results of operations. For example, the price of lumber has been increasing since the beginning of 2021, which has in turn increased the payments to our contractors. These labor and raw material shortages can be more severe during periods of strong demand for housing, during periods following natural disasters that have a significant impact on existing residential and commercial structures, or a result of broader economic disruptions, such as the COVID-19 pandemic. In addition, our success in our existing markets or those we may choose to enter in the future depends substantially on our ability to source labor and local materials through contractors on terms that are favorable to us. Such markets may exhibit a reduced level of skilled labor relative to increased property development demand in these markets. In the event of shortages in labor or raw materials in such markets, local contractors, tradespeople, and suppliers may choose to allocate their resources to developers with an established presence in the market and with whom they have longer-standing relationships with. Labor and raw material shortages and price increases for labor and raw materials could cause delays in and increase our costs of home construction, which in turn could have a material adverse effect on our business, prospects, financial condition, and results of operations.
Our business could be materially and adversely disrupted by an epidemic or pandemic (such as the current COVID-19 pandemic), or similar public threat, or fear of such an event, and the measures that the governmental authorities implement to address it.
An epidemic, pandemic, or similar serious public health issue, and the measures undertaken by governmental authorities to address it, could significantly disrupt or prevent us from operating our business in the ordinary course for an extended period, and thereby, along with any associated economic and social instability or distress, have a material adverse impact on our business, prospects, liquidity, financial condition, and results of operations.
On March 11, 2020, the World Health Organization declared the current outbreak of the COVID-19 virus to be a global pandemic, and in April 2020, the Japanese government issued the Declaration of a State of Emergency, whereby the Japanese government ordered non-essential activities and businesses across Japan to close as a preemptive safeguard against the COVID-19 pandemic. This adversely impacted many business sectors across Japan, including the sectors in which we operate, especially in Tokyo. The COVID-19 pandemic has not materially impacted our business operations and operating results. Core demand for single-family homes and condominiums remains high, which is reflected in our higher revenue growth and operating profits. On the supply and construction side, however, our business has faced inflation in the prices of raw materials and labor costs associated with supply chain shortages resulting from the pandemic, which may adversely impact our margins. As of the date of this prospectus, we have passed the rising costs through to our customers in the form of higher average sales prices and also mitigated increases in our construction costs through fixed cost subcontractor arrangements, where the subcontractor bears the cost inflation, thereby preserving our margins. Although we currently expect this trend to continue for future supply side driven inflationary pressures, we cannot guarantee that we will be able to pass all cost increases to our customers and subcontractors or avoid adverse impacts on our margins. See “— A shortage of building materials or labor, or increases in their costs, could delay home construction or increase its cost, which could materially and adversely affect us.” In addition, the COVID-19 pandemic has resulted in changes to the way we conduct our real estate development and sales, including holding remote meetings with customers and taking certain precaution measures for customers who visit our offices (such as using alcohol disinfectant). While we continue to assess the COVID-19 pandemic, at this time we cannot estimate with any degree of certainty the full impact of the COVID-19 pandemic on our financial condition and future results of operations. The ultimate impacts of the COVID-19 pandemic and related mitigation efforts will depend on future developments, including the duration of the COVID-19 pandemic, the acceptance and effectiveness of vaccines, the impact of COVID-19 and related containment and mitigation measures on our customers, contractors, and employees, workforce availability, and the timing and extent to which normal economic and operating conditions resume. To the extent that the COVID-19 pandemic adversely impacts our business, results of operations, liquidity, or financial condition, it may also have the effect of increasing many of the other risks described in this “Risk Factors” section.
We may be unable to complete our property development projects on time, or at all.
The progress and costs for our development projects can be adversely affected by many factors, including:
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delays in obtaining necessary licenses, permits, or approvals from government agencies or authorities;

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shortages of materials, equipment, contractors, and skilled labor;

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disputes with our contractors;

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failures by our contractors to comply with our designs, specifications, or standards;

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difficult geological situations or other geotechnical issues;

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onsite labor disputes or work accidents;

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epidemics or pandemics, such as the COVID-19 pandemic; and

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natural catastrophes or adverse weather conditions.

Any construction delays, or failure to complete a project according to our planned specifications or budget, may delay our property sales, which could harm our revenue, cash flows, and reputation.
Our results of operations may fluctuate from period to period.
Our results of operations tend to fluctuate from period to period. The number of properties that we can develop or complete during any particular period is limited due to the substantial capital required for land acquisitions and construction, as well as the lengthy development periods required before positive cash flows may be generated.
The recognition of our real estate revenue and costs relies upon our estimation of total project sales value and costs.
We recognize our real estate revenue based on the full accrual method and the percentage of completion method depending on the estimated project construction period. Under both methods, revenue and costs are calculated based on an estimation of total project costs and total project revenue, which are revised on a regular basis as the work progresses. Any material deviation between actual and estimated total project sales and costs may result in an increase, a reduction, or an elimination of reported revenue or costs from period to period, which will affect our net income.
Our hotel operations are subject to the business, financial, and operating risks inherent to the hospitality industry, any of which could reduce our revenue and limit opportunities for growth.
Our hotel operations are subject to a number of business, financial, and operating risks inherent to the hospitality industry, including:
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competition from hospitality providers in the localities where we operate our hotels;

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relationships with business partners;

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increases in costs due to inflation or other factors that may not be fully offset by increases in revenue in our business, as well as increases in overall prices and the prices of our offerings due to inflation, which could weaken consumer demand for travel and the other products we offer and adversely affect our revenue;

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the ability of third-party Internet and other travel intermediaries who sell our hotel services to guests to attract and retain customers;

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cyclical fluctuations and seasonal volatility in the hospitality industry;

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changes in desirability of geographic regions of our hotels, changes in geographic concentration of our operations and customers, and shortages of desirable locations for development;

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changes in the supply and demand for hotel services, including rooms, food and beverage, and other products and services;

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changes in governmental policies (including in areas such as trade, travel, immigration, healthcare, and related issues); and

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political instability, pandemics (such as the COVID-19 pandemic), geopolitical conflict, heightened travel security measures, and other factors that may affect travel.

Any of these factors could increase our costs or limit or reduce the prices we are able to charge for hospitality products and services, or otherwise affect our ability to maintain existing properties or develop new properties. As a result, any of these factors can reduce our revenue and limit opportunities for growth.
Contraction in the global economy or low levels of economic growth could adversely affect our revenue and profitability as a hotel operator.
Consumer demand for our hotel services is linked to the performance of the general economy and is sensitive to business and personal discretionary spending levels. Decreased global or regional demand for hospitality products and services can be especially pronounced during periods of economic contraction or low levels of economic growth, and the recovery period in our industry may lag overall economic improvement. Declines in demand for our products and services due to general economic conditions could negatively affect our business by limiting the amount of fee revenue we are able to generate from our hotel properties and decreasing the revenue and profitability of our hotel properties. In addition, many of the expenses associated with our business, including personnel costs, interest, rent, property taxes, insurance, and utilities, are relatively fixed. During a period of overall economic weakness, if we are unable to meaningfully decrease these costs as demand for our hotel services decreases, our business operations and financial performance and results may be adversely affected.
We are subject to risks inherent in the residential leasing business.
As we lease apartment building units to individual customers in Japan and Dallas, Texas, we are subject to varying degrees of risk inherent to the residential leasing business, including:
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changes in the economic climate in the markets in which we lease apartment buildings, including interest rates, the overall level of economic activity, the availability of consumer credit, unemployment rates, and other factors;

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a lessening of demand for the apartment units that we own;

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competition from other available residential units and development of competing apartment units;

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changes in market rental rates;

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changes in real estate taxes and other operating expenses (such as cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, pest control, staffing, and other general costs);

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changes in laws and regulations affecting properties (including tax, environmental, zoning and building codes, and housing laws and regulations);

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our inability to maintain the quality and safety of our apartment units;

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the perception of tenants and prospective tenants as to the attractiveness, convenience, and safety of our apartments or the neighborhoods in which they are located; and

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Adverse geopolitical conditions, health crises, dislocations in the credit markets, and other factors that could affect our ability to collect rents and late fees from tenants.

Any of these factors could have a material adverse impact on results of our operations or financial condition.
Rent control laws and other regulations that limit our ability to increase rental rates may negatively impact our rental income and profitability of our residential leasing business.
Various levels of governmental agencies may introduce rent control laws or other regulations that limit our ability to increase rental rates, which may affect our rental income. Especially in times of recession and economic slowdown, rent control initiatives can acquire significant political support. If rent controls unexpectedly become applicable to certain of our properties, our revenue from and the value of such properties can be adversely affected.
If our tenants seek early termination of their leases or fail to meet their obligations under their leases, our business, results of operations, and financial condition may be materially and adversely affected.
Our tenants may seek early termination of their leases or fail to meet their obligations in connection with the leases. If a tenant defaults on his/her payment obligations and fails to cure the default within the applicable grace period, we may terminate the lease and repossess the apartment pursuant to the lease and relevant laws. We also need to return prepaid rents to the relevant tenant, as applicable, which might have negative impact on our cash flow. In the event of lease breach or early termination, we may not be able to find a new tenant to fill the vacancy in a timely manner, under the same terms or at all, and the security deposit or penalty of the defaulting tenant may not be sufficient to cover our losses for the period in between the leases. Our business, results of operations, and financial condition would be adversely affected, if a significant number of our tenants seek early termination or fail to meet their obligations in connection with the lease.
In addition, tenants may use our apartments for illegal purposes or engage in illegal activities in our apartments, damage or make unauthorized structural changes to our apartments, refuse to leave the apartments upon default or termination of the lease, disturb nearby tenants with noise, trash, odors, or eyesores, sublet our apartments in violation of our lease, or permit unauthorized persons to live in our apartments. Although the tenants are responsible for damages caused by their wrongful conduct, we may still suffer from negative impact on our business and reputation. Damage to our apartments may delay re-leasing, necessitate expensive repairs, or impair the rental income of the apartments, resulting in a lower-than-expected rate of return.
If we are unable to attract, train, assimilate, and retain employees that embody our culture, including project managers and senior managers, we may not be able to grow or successfully operate our business.
Our success depends in part upon our ability to attract, train, assimilate, and retain a sufficient number of employees, including project managers. If we are unable to hire and retain project managers capable of effectively coordinating external parties that work on our projects, our ability to develop new projects may be impaired, the construction of our existing projects could be materially adversely affected, and our brand image may be negatively impacted. Our growth strategy will require us to attract, train, and assimilate even more personnel. Any failure to meet our staffing needs or any material increases in team member turnover rates could have a material adverse effect on our business or results of operations.
We place substantial reliance on the industry experience and knowledge of our senior management team as well as their relationships with other industry participants. Mr. Eiji Nagahara, our founder, president, chief executive officer, and representative director, is particularly important to our future success due to his substantial experience and reputation in the real estate development industry. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of the services of one or more members of our senior management team due to their departure, or otherwise, could hinder our ability to effectively manage our business and implement our growth strategies. Finding suitable replacements for our current senior management could be difficult, and competition for such personnel of similar experience is intense. If we fail to retain our senior management, our business and results of operations could be materially and adversely affected.

Any unauthorized use of our brand or trademark may adversely affect our business.
We currently own 19 trademarks for real estate related services in Japan and have three pending trademark applications in Japan and the U.S. We rely on the Japanese and U.S. intellectual property and anti-unfair competition laws and contractual restrictions to protect our brand name and trademarks. We believe our brand, trademarks, and other intellectual property rights are important to our success. Any unauthorized use of our brand, trademarks, and other intellectual property rights could harm our competitive advantages and business. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. If we are unable to adequately protect our brand, trademarks, and other intellectual property rights, our reputation may be harmed and our business may be adversely affected.
We do not have sufficient insurance to cover potential losses and claims.
We currently maintain fire insurance, life insurance, and insurance coverage against liability from tortious acts or other personal injuries on our project sites. However, we do not have insurance coverage against potential losses or damages with respect to our properties before their delivery to customers. Our contractors may not be sufficiently insured themselves or have the financial ability to absorb any losses that arise with respect to our projects or pay our claims. While we believe that our practice is in line with the general practice in the Japanese property development industry and there have not been instances when we had to incur losses, damages, and liabilities because of the lack of insurance coverage, there may be such instances in the future as we develop more properties, which may in turn adversely affect our financial condition and results of operations.
We are subject to various laws and regulations, including those regarding the leasing, purchasing, and selling of real property, and violations of, or changes to, such laws and regulations may adversely affect our business.
The businesses we engage in are subject to various laws and regulations in Japan.
We are subject to the Building Lots and Buildings Transaction Business Act of Japan (Act No. 176 of 1952, as amended), or the Building Lots and Buildings Transaction Business Act, which regulates the lease, sale, and purchase of buildings and building lots or brokerage of sale and purchase or leasing thereof and which requires a license from the Minister of Land, Infrastructure, Transport, and Tourism of Japan or the governor of a prefecture, as the case may be. Violations of the Building Lots and Buildings Transaction Business Act could result in our licenses being revoked or our business being suspended, which could materially impact our ability to continue our operations in these businesses. In addition to the above, our real estate business is subject to several other national and local regulations concerning matters such as zoning, public bidding procedures, environmental restrictions, and health and safety compliance, and we are required to obtain numerous governmental permits and approvals.
Our real estate business is also subject to the Building Standards Act of Japan (Act No. 201 of 1950, as amended), or the Building Standards Act, which subjects our building operations to extensive regulation and supervision regarding the methods of construction, as well as safety matters. Violations of the Building Standards Act and other building construction regulations could result in the suspension of construction, the demolition, or the reconstruction of a building, repairs, or limiting use of a building to only certain conforming parts of the building.
Changes to other laws and regulations with more general applicability to Japanese corporations, such as tax laws and accounting rules, could also have an impact on our financial condition and results of operations. Violations of laws and regulations could result in significant regulatory sanctions against us, including the suspension or revocation of our governmental permits and approvals, which could have a negative impact on our reputation and materially affect our results of operations.
Changes in applicable laws and regulations could also result in reduced flexibility in conducting our business and increased compliance costs or may have other adverse effects on our business, financial condition, and results of operations. For a description of these and certain further laws and regulations that are material to our businesses, see “Regulations.”

Our business is geographically concentrated, which subjects us to greater risks from changes in local or regional conditions.
We primarily operate in the real estate development market in Tokyo and Kanagawa prefecture and we primarily generate revenue from this market. Due to this geographic concentration, our results of operations and financial conditions are subject to greater risks from changes in general economic and other conditions in these areas, than the operations of more geographically diversified competitors. These risks include:
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changes in economic conditions and unemployment rates;

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changes in laws and regulations;

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a decline in the number of home purchasers;

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changes in competitive environment; and

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natural disasters.

As a result of the geographic concentration of our business, we face a greater risk of a negative impact on our business, financial condition, results of operations, and prospects in the event that any of the areas in which we develop real properties is more severely impacted by any such adverse condition, as compared to other areas or countries.
A downturn in the economy of the markets in which we operate could adversely impact purchases of real properties. Factors that could affect customers’ willingness to make real property purchases include general business conditions, levels of employment, interest rates and tax rates, the availability of mortgage, and customer confidence in future economic conditions. In the event of an economic downturn, home purchase habits could be adversely affected and we could experience lower than expected net sales, which could force us to delay or slow our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows.
In recent years, the economic indicators in Japan have shown mixed signs, and future growth of the Japanese economy is subject to many factors beyond our control. The current administration of Prime Minster Fumio Kishida and the former administration of Prime Minister Yoshihide Suga and Prime Minister Shinzo Abe have introduced policies to combat deflation and promote economic growth. In addition, the Bank of Japan introduced a plan for quantitative and qualitative monetary easing in April 2013 and announced a negative interest rate policy in January 2016. However, the long-term impact of these policy initiatives on Japan’s economy remains uncertain. In addition, the occurrence of pandemics, such as the COVID-19 pandemic, the occurrence of large-scale natural disasters, such as earthquakes and typhoons, as well as an increase in the consumption tax rate, which took place in April 2014 with a further increase in October 2019, may also adversely impact the Japanese economy, potentially impacting spending on real properties. Any future deterioration of the Japanese or global economy may result in a decline in consumption that would have a negative impact on demand for our real properties and their prices.
We may be unsuccessful in expanding and operating our business internationally, which could adversely affect our results of operations.
We have established subsidiaries in the U.S. and Hong Kong and plan to expand our operations in these markets and in Southeast Asia, especially the Philippines. The entry and operation of our business in these markets could cause us to be subject to unexpected, uncontrollable, and rapidly changing events and circumstances outside Japan. As we grow our international operations, we may need to recruit and hire new project management, sales, marketing, and support personnel in the countries in which we have or will establish new subsidiaries or otherwise have a significant presence. Entry into new international markets typically requires the establishment of new marketing and sales channels. Our ability to continue to expand into international markets involves various risks, including the possibility that our expectations regarding the level of returns we will achieve on such expansion will not be achieved in the near future, or ever, and that competing in markets with which we are unfamiliar may be more difficult than anticipated. If we are less successful than we expect in a new market, we may not be able to realize an adequate return on our initial investment and our operating results could suffer.
Our international operations may also fail due to other risks inherent in foreign operations, including:

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varied, unfamiliar, unclear, and changing legal and regulatory restrictions, including different legal and regulatory standards applicable to real estate development and sales;

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compliance with multiple and potentially conflicting regulations in Asia and North America;

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difficulties in staffing and managing foreign operations;

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longer collection cycles;

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differing intellectual property laws that may not provide sufficient protections for our intellectual property;

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proper compliance with local tax laws, which can be complex and may result in unintended adverse tax consequences;

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localized spread of infection resulting from the COVID-19 pandemic, including any economic downturns and other adverse impacts;

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difficulties in enforcing agreements through foreign legal systems;

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impact of different real estate trends in different regions;

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fluctuations in currency exchange rates that may affect real property demand and may adversely affect the profitability in JPY of real properties provided by us in foreign markets where payment for our real properties is made in the local currency;

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changes in general economic, health, and political conditions in countries where our properties are sold;

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potential labor strike, lockouts, work slowdowns, and work stoppages; and

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different consumer preferences and requirements in specific international markets.

Our current and any future international expansion plans will require management attention and resources and may be unsuccessful. We may find it impossible or prohibitively expensive to continue expanding internationally or we may be unsuccessful in our attempt to do so, and our results of operations could be adversely impacted.
We may become involved in legal and other proceedings from time to time and may suffer significant liabilities or other losses as a result.
From time to time, we may become involved in disputes with the development and sale of our properties or other aspects of our business and operations, including labor disputes with employees. These disputes may lead to legal or other proceedings and may result in substantial costs and diversion of resources and management’s attention. Disputes and legal and other proceedings may require substantial time and expense to resolve, which could divert valuable resources, such as management time and working capital, delay our planned projects, and increase our costs. Third parties that are found liable to us may not have the resources to compensate us for our incurred costs and damages. We could also be required to pay significant costs and damages if we do not prevail in any such disputes or proceedings. In addition, we may have disagreements with regulatory bodies in the course of our operations, which may subject us to administrative proceedings and unfavorable decrees that result in pecuniary liabilities and cause delays to our property developments.
Environmental contamination on properties that we own or have sold could adversely affect our results of operations.
In Japan, under the Soil Contamination Countermeasures Act of Japan (Act No. 53 of 2002, as amended), or the Soil Contamination Countermeasures Act, if a local governor finds that the level of soil pollution in a given area of land due to hazardous or toxic substances exceeds the standards prescribed by the Ministry of the Environment of Japan and that area of land is polluted to such an extent that it has caused or may cause harm to human health, the governor must designate the area of land as a polluted area and the governor may order the current owner of such land to remove or remediate hazardous or toxic substances on or under the land in accordance with a plan for removal and remediation, in principle, whether or not the current owner knew of, or was responsible for, the presence of such hazardous or toxic substances.

The environmental surveys that we generally conduct in connection with our properties, such as to discover hazardous or toxic substances in the soil, groundwater, and buildings, may be inadequate to fully uncover the problems of the types they are intended to identify, which are often hidden or impossible to detect without special expertise and equipment. The presence of hazardous or toxic substances on our properties, or our failure to properly remediate any such contamination, may adversely affect our ability to sell, develop, or lease our properties or borrow using the affected properties as collateral. If hazardous or toxic substances are discovered on any of our properties, the affected properties could fall in value, completion of development may be delayed, and we may be required to incur substantial unforeseen costs to remediate the underlying hazard and discharge the related environmental liabilities. Furthermore, if actual harm to human health results from the presence of hazardous or toxic substances on our properties, we may incur significant damages, regulatory sanctions, or damage to our brand and reputation. The realization of any of such risks related to environmental contamination could have a material adverse effect on our business, financial condition, and results of operations.
Our businesses are subject to risks related to natural or man-made disasters, pandemics, and other catastrophic events.
Our business is subject to the risk of natural disasters, such as earthquakes, typhoons, tsunamis, flooding, and volcanic eruptions, as well as man-made disasters, such as fire, industrial accidents, war, riots, or terrorism. We are also exposed to the risk of pandemics, such as the COVID-19 pandemic, public health issues, and other catastrophic events. Should a disaster or other catastrophic event occur, our personnel could suffer injuries, our operations could be disrupted, and we may experience construction delays, including delays in initiating development or construction of properties, or become unable to complete the construction of properties under development. In addition, we may be unable to sell our properties in inventory and our properties could decrease in value or be directly and severely damaged. We may also be required to incur expenses to restore or replace damaged properties in inventory or other facilities we rely on to operate our business.
Japan is earthquake-prone and has historically experienced numerous large earthquakes that have resulted in extensive property damage, such as the earthquake on March 11, 2011, or the Great East Japan Earthquake, and the earthquakes that occurred in Kumamoto in April 2016. Developments on reclaimed land are subject to an increased risk of soil liquefaction, which can be triggered by an earthquake. Although we generally avoid developing projects on reclaimed land, it is possible that some of our future developments will be located on reclaimed land. Although we will conduct assessments of the reclaimed land as we deem necessary, the assessments may not be sufficient to detect the extent of any risk of liquefaction in the event of an earthquake. Typhoons also frequently hit various regions of Japan. For instance, major typhoons affected parts of Japan in the fall of 2019. Although we have not experienced material disruptions to our business or physical damage resulting from typhoons in the past, we cannot guarantee that such disruptions or physical damage will not happen in the future. In addition, we focus primarily on developing and selling real estate located in Tokyo and Kanagawa prefecture, making us particularly vulnerable to any natural or man-made disasters that occur in this area. Even if our facilities do not incur physical damage, any loss or limit to our use of utilities, such as electricity, could disrupt our businesses. Our insurance against damage or liability caused by typhoons and other natural disasters may not be sufficient to cover repair costs or other losses, and we generally maintain no insurance coverage relating to earthquakes or business interruption insurance.
Changes in the policies of the Japanese government that affect demand for housing and investment properties may adversely affect the ability or willingness of prospective buyers to purchase residential real estate.
Demand in the Japanese residential real estate market is significantly affected by the policies of the Japanese government, which currently include low interest rate policies that result in the availability of housing loans from banks with highly discounted mortgage rates and preferential tax treatment in connection with housing loans, and the availability of publicly sponsored long-term mortgage products. Some of these housing-related policies were put in place by the Japanese government to help counteract the effect of the consumption tax rate increase in 2014 on housing demand and were further modified to help mitigate the impact of the consumption tax rate increase in 2019. Such policies may change or be discontinued in the future or may not continue to contribute to increased demand for single-family homes and condominiums as intended. Changes in residential property taxes, consumption taxes incurred when purchasing a residence, or other housing-related policies that increase the cost of owning, acquiring, or selling real estate may adversely affect the ability or willingness of prospective home buyers to purchase a single-family home or condominium, which may materially and adversely affect our business, financial condition, and results of operations.
Demand for residential real estate properties for investment purposes is also affected by government policies. For example, under Japanese tax laws, it has been possible for individuals to receive favorable tax deductions relating to investments in used rental buildings located overseas. When such used rental buildings are sold, rental losses that have been disregarded when calculating depreciation expenses for a used rental building located outside of Japan using the simplified method to determine useful life may be deducted from the accumulated depreciation expenses that should be excluded when calculating the property’s basis for sale, resulting in a higher basis and thus lower capital gains.
We may incur losses due to defects relating to our properties.
We may be liable for unforeseen losses, damages, or injuries suffered by third parties at properties that we develop, own, sell, or lease as a result of defects in such properties. In Japan, pursuant to the Civil Code of Japan (Act No. 89 of 1896, as amended), or the Civil Code, the owner of a structure or property attached to land is strictly liable to a third party who suffers damages due to defects in such structure or property. Our business, financial condition, or results of operations could be adversely affected as a result of our incurring any such liability. We may also incur significant costs to remedy construction defects in properties that we develop, own, lease, or sell under warranty. Following the completion of our real estate development projects, we may be liable for unforeseen losses, damages, or injuries to third parties at properties we own or sell arising from construction defects.
Fluctuation of the value of the Japanese yen against certain foreign currencies may have a material adverse effect on the results of our operations.
Some of our foreign operations’ functional currencies are not the Japanese yen, and the financial statements of such foreign operations prepared initially using their functional currencies are translated into Japanese yen. Since the currency in which sales are recorded may not be the same as the currency in which expenses are incurred, foreign exchange rate fluctuations may materially affect our results of operations. Although we currently generate an insignificant amount of our revenue from markets outside of Japan, we expect that an increasing portion of our revenue and expenses in the future will be denominated in currencies other than the Japanese yen. Accordingly, our consolidated financial results and assets and liabilities may be materially affected by changes in the exchange rates of foreign currencies in which we conduct our business.
Future acquisitions may have a material adverse effect on our ability to manage our business and our results of operations and financial condition.
We may acquire businesses, technologies, services, or products which are complementary to our core real estate development and sales business. Future acquisitions may expose us to potential risks, including risks associated with the integration of new operations, services, and personnel, unforeseen or hidden liabilities, the diversion of resources and management attention from our existing business and technology, our potential inability to generate sufficient revenue to offset new costs, the costs and expenses incurred in connection with such acquisitions, or the potential loss of or harm to relationships with suppliers, employees, and customers resulting from our integration of new businesses.
Any of the potential risks listed above could have a material adverse effect on our ability to manage our business or our results of operations and financial condition. In addition, we may need to fund any such acquisitions through the incurrence of additional debt or the sale of additional debt or equity securities, which would result in increased debt service obligations, including additional operating and financing covenants, or liens on our assets, that would restrict our operations, or dilution to our shareholders.

Risks Relating to this Offering and the Trading Market
An active trading market for our Ordinary Shares or the ADSs may not develop.
We have applied to list the ADSs on the Nasdaq Global Market. We have no current intention to seek a listing for our Ordinary Shares on any other stock exchange. Prior to this offering, there has not been a public market for the ADSs or our Ordinary Shares, and we cannot assure you that an active public market for the ADSs will develop or be sustained after this offering. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected.
You will experience immediate and substantial dilution in the net tangible book value of ADSs purchased.
The initial public offering price of the ADSs is substantially higher than the pro forma net tangible book value per ADS of the ADSs. Consequently, when you purchase the ADSs in the offering, upon completion of the offering you will incur immediate dilution of $6.12 per ADS, assuming an initial public offering price of $8.00, which is the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus and no exercise of the over-allotment option. See “Dilution.” In addition, you may experience further dilution to the extent that additional ADSs are issued upon exercise of outstanding options we may grant from time to time.
After the completion of this offering, share ownership will remain concentrated in the hands of our management, who will continue to be able to exercise a direct or indirect controlling influence on us.
We anticipate that our directors and executive officers will together beneficially own approximately 84.9% of our Ordinary Shares issued and outstanding after the completion of this offering, assuming the underwriters do not exercise their over-allotment option, or 83.2% assuming the underwriters exercise their over-allotment option in full. As a result, these shareholders, acting together, will have significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other shareholders, including those who purchase ADSs in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our Company that other shareholders may view as beneficial.
The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.
Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and Ordinary Shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. As of the date of this prospectus, 12,498,900 of our Ordinary Shares are outstanding. There will be 2,000,000 ADSs (representing 2,000,000 Ordinary Shares) issued and outstanding immediately following the consummation of this offering, assuming no exercise of the underwriters’ over-allotment option, or 2,300,000 ADSs (representing 2,300,000 Ordinary Shares) if the underwriters exercise their over-allotment option in full. In connection with this offering, our directors and executive officers have agreed not to sell any Ordinary Shares, ADSs, or similar securities for 180 days from the date of this prospectus without the prior written consent of Network 1 Financial Securities, Inc., as representative of the several underwriters (the “Representative”), subject to certain exceptions. However, the Representative may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”). We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding the ADSs, the price of the ADSs and trading volume could decline.
Any trading market for the ADSs may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of the ADSs would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of the ADSs and the trading volume to decline.
The market price of the ADSs may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ADSs at or above the initial public offering price.
The initial public offering price for the ADSs will be determined through negotiations between the underwriters and us and may vary from the market price of the ADSs following our initial public offering. If you purchase the ADSs in our initial public offering, you may not be able to resell those ADSs at or above the initial public offering price. We cannot assure you that the initial public offering price of the ADSs, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our Ordinary Shares that have occurred from time to time prior to our initial public offering. The market price of the ADSs may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
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actual or anticipated fluctuations in our revenue and other operating results;

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the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

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actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

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announcements by us or our competitors of significant products, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

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the trading volume of the ADSs on Nasdaq;

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sales of the ADSs or Ordinary Shares by us, our executive officers and directors, or our shareholders or the anticipation that such sales may occur in the future;

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lawsuits threatened or filed against us; and

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other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.
If we fail to implement and maintain an effective system of internal control, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.
Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending June 30, 2023. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions. We may also be required to restate our financial statements for prior periods.
We will incur substantial increased costs as a result of being a public company.
Upon consummation of this offering, as a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.
Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.
We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the ADSs that is held by non-affiliates equals or exceeds $700 million as of the prior December 31, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.
After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.
We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a foreign private issuer, we intend to follow home country practice even though we will be considered a “controlled company” under Nasdaq corporate governance rules, which could adversely affect our public shareholders.
Following this offering, Mr. Eiji Nagahara, our president, chief executive officer, and representative director, will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. Under the Nasdaq corporate governance rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance standards, including the requirements that:
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a majority of its board of directors consist of independent directors;

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its director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is comprised entirely of independent directors and that it adopt a written charter or board resolution addressing the nominations process; and

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it has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a foreign private issuer, however, Nasdaq corporate governance rules allow us to follow corporate governance practice in our home country, Japan, with respect to appointments to our board of directors and committees. We intend to follow home country practice as permitted by Nasdaq rather than rely on the “controlled company” exception to the corporate governance rules. See “— Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.” Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
Our management has broad discretion to determine how to use the net proceeds raised in this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs.
We anticipate that we will use the net proceeds from this offering to expand our business domestically and develop our Glocaly platform, and for general corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of the ADSs.
Rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions.
Our articles of incorporation and the Companies Act of Japan (Act No. 86 of 2005, as amended), or the Companies Act, govern our corporate affairs. Legal principles relating to matters such as the validity of corporate procedures, directors’ and executive officers’ fiduciary duties, and obligations and shareholders’ rights under Japanese law may be different from, or less clearly defined than, those that would apply to a company incorporated in any other jurisdiction. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the law of other countries. For example, under the Companies Act, only holders of 3% or more of our total voting rights or our outstanding shares are entitled to examine our accounting books and records. Furthermore, there is a degree of uncertainty as to what duties the directors of a Japanese joint-stock corporation may have in response to an unsolicited takeover bid, and such uncertainty may be more pronounced than that in other jurisdictions.
As holders of ADSs, you may have fewer rights than holders of our Ordinary Shares and must act through the depositary to exercise those rights.
The rights of shareholders under Japanese law to take actions, including voting their shares, receiving dividends and distributions, bringing derivative actions, examining our accounting books and records, and exercising appraisal rights, are available only to shareholders of record. ADS holders are not shareholders of record. The depositary, through its custodian agents, is the record holder of our Ordinary Shares underlying the ADSs. ADS holders will not be able to bring a derivative action, examine our accounting books and records, or exercise appraisal rights through the depositary.

Holders of ADSs may exercise their voting rights only in accordance with the provisions of the deposit agreement. If we instruct the depositary to ask for your voting instructions, upon receipt of voting instructions from the ADS holders in the manner set forth in the deposit agreement, the depositary will make efforts to vote the Ordinary Shares underlying the ADSs in accordance with the instructions of the ADS holders. The depositary and its agents may not be able to send voting instructions to ADS holders or carry out their voting instructions in a timely manner. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote.
Direct acquisition of our Ordinary Shares is subject to a prior filing requirement under recent amendments to the Japanese Foreign Exchange and Foreign Trade Act and related regulations.
Under recent amendments in 2019 to the Japanese Foreign Exchange and Foreign Trade Act and related regulations (which we refer to as “FEFTA”), direct acquisition of our Ordinary Shares by a foreign investor (as defined herein under “Japanese Foreign Exchange Controls and Securities Regulations”) could be subject to the prior filing requirement under FEFTA. A foreign investor wishing to acquire direct ownership of our Ordinary Shares will be required to make a prior filing with the relevant governmental authorities through the Bank of Japan and wait until clearance for the acquisition is granted by the applicable governmental authorities, which approval may take up to 30 days and could be subject to further extension. Without such clearance, the foreign investor will not be permitted to acquire our Ordinary Shares directly. We cannot assure you that the applicable Japanese governmental authorities will grant such clearance in a timely manner or at all. See “Japanese Foreign Exchange Controls and Securities Regulations.”
ADS owners and holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.
The deposit agreement governing the ADSs representing our Ordinary Shares provides that, to the fullest extent permitted by applicable law, owners and holders of ADSs irrevocably waive the right to a jury trial for any claim that they may have against us or the depositary arising from or relating to our Ordinary Shares, the ADSs, or the deposit agreement, including any claim under the U.S. federal securities laws.
However, ADS owners and holders will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, ADS owners and holders cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. If we or the depositary opposed a demand for jury trial relying on the jury trial waiver mentioned above, it is up to the court to determine whether such waiver was enforceable considering the facts and circumstances of that case in accordance with the applicable state and federal law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court or by the United States Supreme Court. Nonetheless, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York. In determining whether to enforce a jury trial waiver provision, New York courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim, none of which we believe are applicable in the case of the deposit agreement or the ADSs.
If you or any other owners or holders of ADSs bring a claim against us or the depositary relating to the matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other owner or holder may not have the right to a jury trial regarding such claims, which may limit and discourage lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may have different outcomes compared to that of a jury trial, including results that could be less favorable to the plaintiff(s) in any such action. Nevertheless, if the jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any owner or holder of ADSs or by us or the depositary of compliance with any substantive provision of U.S. federal securities laws and the rules and regulations promulgated thereunder.
Holders of ADSs may not receive distributions on our Ordinary Shares or any value for them if it is illegal or impractical to make them available to such holders.
Subject to the terms of the deposit agreement, the depositary has agreed to pay holders of ADSs the cash dividends or other distributions it or the custodian for the ADSs receives on the Ordinary Shares or other deposited securities after deducting its fees and expenses and any taxes or other government charges. Holders of ADSs will receive these distributions in proportion to the number of our Ordinary Shares that such ADSs represent. However, the depositary is not responsible for making such payments or distributions if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit distributions on our Ordinary Shares to holders of ADSs. This means that holders of ADSs may not receive the distributions we make on our Ordinary Shares if it is illegal or impractical to make them available to such holders. These restrictions may materially reduce the value of the ADSs.
Holders of ADSs may be subject to limitations on transfer of their ADSs.
ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.
We may amend the deposit agreement without consent from holders of ADSs and, if such holders disagree with our amendments, their choices will be limited to selling the ADSs or cancelling and withdrawing the underlying Ordinary Shares.
We may agree with the depositary to amend the deposit agreement without consent from holders of ADSs. If an amendment increases fees to be charged to ADS holders or prejudices a substantial existing right of ADS holders, it will not become effective until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to have agreed to the amendment and to be bound by the amended deposit agreement. If holders of ADSs do not agree with an amendment to the deposit agreement, their choices will be limited to selling the ADSs or cancelling and withdrawing the underlying Ordinary Shares. No assurance can be given that a sale of ADSs could be made at a price satisfactory to the holder in such circumstances.
We are incorporated in Japan, and it may be more difficult to enforce judgments obtained in courts outside Japan.
We are incorporated in Japan as a joint-stock corporation with limited liability. All of our directors are non-U.S. residents, and a substantial portion of our assets and the personal assets of our directors and executive officers are located outside the United States. As a result, when compared to a U.S. company, it may be more difficult for investors to effect service of process in the United States upon us or to enforce against us, our directors or executive officers, judgments obtained in U.S. courts predicated upon civil liability provisions of the federal or state securities laws of the U.S. or similar judgments obtained in other courts outside Japan. There is doubt as to the enforceability in Japanese courts, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal and state securities laws of the United States. See “Enforceability of Civil Liabilities.”
Dividend payments and the amount you may realize upon a sale of our Ordinary Shares or the ADSs that you hold will be affected by fluctuations in the exchange rate between the U.S. dollar and the Japanese yen.
Cash dividends, if any, in respect of our Ordinary Shares represented by the ADSs will be paid to the depositary in Japanese yen and then converted by the depositary or its agents into U.S. dollars, subject to certain conditions and the terms of the deposit agreement. Accordingly, fluctuations in the exchange rate between the Japanese yen and the U.S. dollar will affect, among other things, the amounts a holder of ADSs will receive from the depositary in respect of dividends, the U.S. dollar value of the proceeds that a holder of ADSs would receive upon sale in Japan of our Ordinary Shares obtained upon cancellation and surrender of ADSs and the secondary market price of ADSs. Such fluctuations will also affect the U.S. dollar value of dividends and sales proceeds received by holders of our Ordinary Shares.
If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting, and other expenses that we would not incur as a foreign private issuer.
We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.
Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.
Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we intend to follow home country practice in lieu of the above requirements. The corporate governance practice in our home country, Japan, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have an audit committee and a compensation committee and a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Consistent with corporate governance practices in Japan, we do not have a standalone compensation committee or nomination and corporate governance committee of our board. As a result of these exemptions, investors would have less protection than they would have if we were a domestic issuer. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq listing rules in determining whether shareholder approval is required on such matters.
If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, the ADSs may not be listed or may be delisted, which could negatively impact the price of the ADSs and your ability to sell them.
We have applied to list the ADSs on Nasdaq upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if the ADSs are listed on Nasdaq, we cannot assure you that the ADSs will continue to be listed on Nasdaq.

In addition, following this offering, in order to maintain our listing on Nasdaq, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, the ADSs could be subject to delisting.
If Nasdaq does not list the ADSs, or subsequently delists the ADSs from trading, we could face significant consequences, including:
•
a limited availability for market quotations for the ADSs;

•
reduced liquidity with respect to the ADSs;

•
a determination that the ADS is a “penny stock,” which will require brokers trading in the ADSs to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the ADSs;

•
limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and the ADSs.
For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of other public companies. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the ADS price may be more volatile. See “Implications of Our Being an ‘Emerging Growth Company.’”
If we are classified as a passive foreign investment company, United States taxpayers who own the ADSs or our Ordinary Shares may have adverse United States federal income tax consequences.
A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company (“PFIC”) for any taxable year if, for such year, either:

•
at least 75% of our gross income for the year is passive income; or

•
the average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.
If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds the ADSs or our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.
Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2022 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year.
The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations and guidance are potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one or more taxable years.
For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration — United States Federal Income Taxation — PFIC.”
U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS ABOUT THE PFIC RULES, THE POTENTIAL APPLICABILITY OF THESE RULES TO THE COMPANY CURRENTLY AND IN THE FUTURE, AND THEIR FILING OBLIGATIONS IF THE COMPANY IS A PFIC.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and financial needs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•
assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

•
our ability to execute our growth strategies, including our ability to meet our goals;

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current and future economic and political conditions;

•
our capital requirements and our ability to raise any additional financing which we may require;

•
our ability to attract customers and further enhance our brand recognition;

•
our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•
the COVID-19 pandemic;

•
trends and competition in the luxury residential property industry; and

•
other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.
The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.
Industry Data and Forecasts
This prospectus contains references to market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. However, we acknowledge our responsibility for all disclosures in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward-looking statements in this prospectus due to a variety of factors, including those described in this section, the section entitled “Risk Factors,” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

ENFORCEABILITY OF CIVIL LIABILITIES
We are a joint-stock corporation with limited liability organized under Japanese law. All of our executive officer and directors reside in Japan and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
Anderson Mori & Tomotsune, our counsel with respect to the laws of Japan, has advised us that there is uncertainty as to whether the courts of Japan would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Japan against us or our directors or officers predicated upon the securities laws of the United States. The Civil Execution Act of Japan and the Code of Civil Procedure require Japanese courts to deny requests for the enforcement of judgments of foreign courts if foreign judgments fail to satisfy the requirements prescribed by the Civil Execution Act and the Code of Civil Procedure, including that:
•
the jurisdiction of the foreign court be recognized under laws, regulations, treaties, or conventions;

•
proper service of process be made on relevant defendants, or relevant defendants be given appropriate protection if such service is not received;

•
the judgment and proceedings of the foreign court must not be repugnant to public policy as applied in Japan; and

•
there exists reciprocity as to the recognition by a court of the relevant foreign jurisdiction of a final judgment of a Japanese court.

No treaties exist between the U.S. and Japan that would generally allow any U.S. judgments to be recognized or enforced in Japan. In addition, reciprocity is judged by a Japanese court on a case-by-case basis as to whether a court of the jurisdiction in question (i.e., a court of the state or country that has rendered the judgment in question) would recognize or enforce a final judgment of the same type or kind rendered by a Japanese court, based on effectively the same process as applied in Japan (i.e., without re-examining the merit of the case, subject to public policy). Japanese courts have admitted reciprocity in relation to judgments rendered by a federal court in Hawaii, and state courts in Washington DC, New York, California, Texas, Nevada, Minnesota, Oregon, and Illinoi, respectively (mainly relating to monetary claims), but there is no guarantee that reciprocity will be admitted with respect to U.S. judgments rendered in any other state or of any kind or type. Therefore, judgments of U.S. courts of civil liabilities predicated solely upon the federal and state securities laws of the United States may not satisfy these requirements.
We have appointed Lead Real Estate Global Co., Ltd. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

USE OF PROCEEDS
Based upon an assumed initial public offering price of $8.00 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us, of approximately $11,945,475, assuming the underwriters do not exercise their over-allotment option, and $14,153,475 if the underwriters exercise their over-allotment option in full. Underwriting discounts to be paid by us are calculated based on the assumption that no investors in this offering are introduced by us.
We plan to use the net proceeds we receive from this offering for the following purposes:
•
approximately 50% for domestic business expansion, including expanding our condominium development and sales in Japan;

•
approximately 30% for the development of our Glocaly platform, including sales and marketing, feature development, and server maintenance costs; and

•
approximately 20% for general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have flexibility and discretion to apply the net proceeds of this offering. See “Risk Factors — Risks Relating to this Offering and the Trading Market — Our management has broad discretion to determine how to use the net proceeds raised in this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs.” To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY
Since our inception, we have not declared or paid cash dividends on our Ordinary Shares. Our board of directors may suggest to the shareholders meeting in the future that it resolves to pay dividends. Any decision to make such a suggestion in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant.
If declared, holders of our outstanding shares on a dividend record date will be entitled to the full dividend declared without regard to the date of issuance of the shares or any subsequent transfer of the shares. Payment of declared annual dividends in respect of a particular year, if any, will be made in the following year after approval by our shareholders at the annual general meeting of shareholders, subject to certain provisions of our articles of incorporation and the Companies Act. See “Description of Share Capital — Restriction on Distribution of Surplus.”
Subject to the terms of the deposit agreement for the ADSs, you will be entitled to receive dividends on our Ordinary Shares represented by ADSs to the same extent as the holders of our Ordinary Shares, less the fees and expenses payable under the deposit agreement in respect of, and any Japanese tax or any other taxes or other governmental charges applicable to, such dividends. See “Material Income Tax Consideration — Japanese Taxation” and “Description of American Depositary Shares.” The depositary will generally convert the Japanese yen it receives into U.S. dollars and distribute the U.S. dollar amounts to holders of ADSs. Cash dividends on our Ordinary Shares, if any, will be paid in Japanese yen.

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2022:
•
on an actual basis; and

•
on an as adjusted basis to reflect the issuance and sale of Ordinary Shares in the form of ADSs by us in this offering at the assumed initial public offering price of $8.00 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.
	June 30, 2022
(in thousands, except share amounts)	Actual	As adjusted (Over- allotment option not exercised)(1)	As adjusted (Over- allotment option exercised in full)(1)
	$	$	$
Cash and cash equivalents	$2,971	14,916	17,124
Short-term loans	35,459	35,459	35,459
Long-term loans, including current portion	27,869	27,869	27,869
Shareholders’ Equity:
Ordinary Shares, 50,000,000 Ordinary Shares authorized, 14,485,000 Ordinary Shares issued and 12,498,900 Ordinary Shares outstanding; 16,485,000 Ordinary Shares issued and 14,498,900 Ordinary Shares outstanding, as adjusted assuming the over-allotment option is not exercised, and 16,785,000 Ordinary Shares issued and 14,798,900 Ordinary Shares outstanding, as adjusted assuming the over-allotment option is exercised in full	$2,536	14,482	16,690
Retained earnings	14,747	14,747	14,747
Accumulated other comprehensive income (loss)	120	120	120
Treasury shares, at cost	(1,136)	(1,136)	(1,136)
Total Shareholders’ Equity	16,267	28,213	30,421
Total Capitalization	$79,595	91,541	93,749

(1)
Reflects the issuance and sale of Ordinary Shares in the form of ADSs in this offering at an assumed initial public offering price of $8.00 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. We estimate that such net proceeds will be approximately $11,945,475, assuming the underwriters do not exercise their over-allotment option, and $14,153,475 if the underwriters exercise their over-allotment option in full. Underwriting discounts to be paid by us are calculated based on the assumption that no investors in this offering are introduced by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $8.00 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (decrease) each of total shareholders’ equity and total capitalization by $1.8 million if the underwriters’ over-allotment option is not exercised, or $2.1 million if the underwriters’ over-allotment option is exercised in full, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated expenses payable by us. An increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) each of total shareholders’ equity and total capitalization by $7.4 million if the underwriters’ over-allotment option is not exercised, or $8.5 million if the underwriters’ over-allotment option is exercised in full, based on an assumed initial public offering price of $8.00 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION
Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our outstanding Ordinary Shares at a ratio of 100-for-1 approved by our board of directors on August 31, 2021 and became effective on the same day.
If you invest in the ADSs, your interest will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.
Our net tangible book value as of June 30, 2022 was $15,314,688, or $1.23 per Ordinary Share as of that date and $1.23 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per Ordinary Share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of $8.00 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.
After giving effect to our sale of 2,000,000 ADSs offered in this offering based on the assumed initial public offering price of $8.00 per ADS and after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2022, would have been $27,315,222, or $1.88 per Ordinary Share and $1.88 per ADS. This represents an immediate increase in net tangible book value of $0.65 per Ordinary Share and $0.65 per ADS to the existing shareholders, and an immediate dilution in net tangible book value of $6.12 per Ordinary Share and $6.12 per ADS to investors purchasing ADSs in this offering. The as-adjusted information discussed above is illustrative only.
A $1.00 increase (decrease) in the assumed initial public offering price of $8.00 per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by $1,840,000, the pro forma as adjusted net tangible book value per Ordinary Share and per ADS after giving effect to this offering by $0.13 per Ordinary Share and $0.13 per ADS, and the dilution in pro forma as adjusted net tangible book value per Ordinary Share and per ADS to new investors in this offering by $0.87 per Ordinary Share and $0.87 per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.
An increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by $7,360,000, increase (decrease) the pro forma as adjusted net tangible book value per Ordinary Share and per ADS after giving effect to this offering by $0.36 per Ordinary Share and $0.36 per ADS, and decrease (increase) the dilution in pro forma as adjusted net tangible book value per Ordinary Share and per ADS to new investors in this offering by $(0.36) per Ordinary Share and $(0.36) per ADS, based on an assumed initial public offering price of $8.00 per ADS, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

The following tables illustrate such dilution:
Over-allotment option not exercised	Per Ordinary Share	Per ADS
Assumed Initial public offering price per Ordinary Share	$8.00	$8.00
Net tangible book value per Ordinary Share as of June 30, 2022	$1.23	$1.23
As adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$0.65	$0.65
Pro forma net tangible book value per Ordinary Share immediately after this offering	$1.88	$1.88
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$6.12	$6.12
Over-allotment option exercised in full	Per Ordinary Share	Per ADS
Assumed Initial public offering price per Ordinary Share	$8.00	$8.00
Net tangible book value per Ordinary Share as of June 30, 2022	$1.23	$1.23
As adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$0.76	$0.76
Pro forma net tangible book value per Ordinary Share immediately after this offering	$1.99	$1.99
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$6.01	$6.01
The following tables summarize, on a pro forma as adjusted basis as of June 30, 2022, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares (in the form of ADSs) purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us.
	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
Over-allotment option not exercised	Number	Percent	Amount	Percent
Existing Shareholders	12,498,900	86.2%	$2,536,259	13.7%	$0.20	$0.20
New Investors	2,000,000	13.8%	$16,000,000	86.3%	$8.00	$8.00
Total	14,498,900	100.0%	$29,536,259	100.0%	$1.28	$1.28
	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
Over-allotment option exercised in full	Number	Percent	Amount	Percent
Existing Shareholders	12,498,900	84.5%	$2,536,259	12.5%	$0.20	$0.20
New Investors	2,300,000	15.5%	$18,400,000	87.9%	$8.00	$8.00
Total	14,798,900	100.0%	$33,586,259	100.0%	$1.41	$1.41
The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE
Corporate History
We started our business through Lead Real Estate in Tokyo, Japan, in March 2001 as a limited liability company, which was subsequently reorganized in November 2003 into a joint-stock corporation (kabushiki kaisha) with limited liability.
In July 2006, our president, chief executive officer, and representative director, Mr. Eiji Nagahara, established Lead Proset Farm Co., Ltd as a joint-stock corporation with limited liability in Japan, which was changed into Real Vision Co., Ltd. in December 2008 and became a wholly owned subsidiary of Lead Real Estate in March 2021. Real Vision was established for the provision of property management service to the properties we developed.
In February 2014, Mr. Nagahara established LRE HK, a private company limited by shares in Hong Kong, which became a wholly owned subsidiary of Lead Real Estate in May 2015. LRE HK was established for the expansion of our overseas business in Asia.
We further expanded geographically to the United States through the establishment of Lead Real Estate Dallas, LLC, a limited liability company in Texas, the U.S., in September 2017, which was converted into Lead Real Estate Global Co., Ltd., a Texas corporation, in October 2020. LRE Dallas was established for the expansion of our overseas business in the U.S.
In January 2020, together with Mr. Nagahara, we established Sojiya Japan, as a joint-stock corporation with limited liability in Japan, for the provision of cleaning services for our properties. Lead Real Estate and Mr. Nagahara each hold 50% of the equity interests in Sojiya Japan.
In October 2014, Mr. Nagahara established JP Shuhan, as a joint-stock corporation with limited liability in Japan. Mr. Nagahara currently holds 100% of the equity interests in JP Shuhan.
In August 2019, Mr. Nagahara established LRE Cayman, as a company limited by shares under the laws of the Cayman Islands. Mr. Nagahara currently holds 100% of the equity interests in LRE Cayman.
Based on our analysis, we have concluded that Sojiya Japan and LRE Cayman are our variable interest entities under Accounting Standards Codification 810-10-05-08A in the fiscal years ended June 30, 2022 and 2021. See “Note 1. Organization and Business” of our consolidated financial statements.
Our Corporate Structure
The following chart illustrates our corporate structure as of the date of this prospectus and upon completion of this IPO based on 12,498,900 Ordinary Shares outstanding as of the date of this prospectus and 2,000,000 ADSs to be sold in this IPO, assuming no exercise of the underwriters’ over-allotment option:

*    Indicates less than 1%

Notes: all percentages reflect the equity interests held by each of our shareholders.
(1)
Represents an aggregate of 182,607 Ordinary Shares held by 24 shareholders of Lead Real Estate, each one of which holds less than 5% of our equity interests, as of the date of this prospectus.

(2)
Mr. Nagahara holds 100% of the equity interests in JP Shuhan.

(3)
Mr. Nagahara holds 100% of the equity interests in LRE Cayman.

(4)
Mr. Nagahara holds 50% of the equity interests in Sojiya Japan.

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in “Principal Shareholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our outstanding Ordinary Shares at a ratio of 100-for-1 approved by our board of directors on August 31, 2021 and became effective on the same day.
Overview
We are a growing developer of luxury residential properties, including single-family homes and condominiums, across Tokyo and Kanagawa prefecture. In addition, we operate hotels in Tokyo and lease apartment building units to individual customers in Japan and Dallas, Texas.
We primarily generate revenue from developing and selling single-family homes and condominiums. Since our inception in 2001, we have delivered more than 1,000 single-family homes and 25 condominiums. The target customers of our single-family homes are wealthy family buyers who are looking for luxury single-family homes as their primary residence, while the target customers of our condominiums are institutional customers who look to purchase entire condominiums for investment purposes. We rely on real estate agencies to help identify land and development sites for acquisition and customers for our luxury residential properties and generally acquire land parcels from private landowners. We outsource the design work and construction for our luxury residential property projects to third-party design firms and construction companies, while coordinating and closely supervising the projects through our internal teams to maximize quality of the projects. In addition, we launched our interactive media platform, Glocaly, in October 2021, as a listing and marketing platform seeking to facilitate matching of sellers and buyers of condominiums. We utilize a homebuilding model designed to minimize risks, in which we typically identify customers for our single-family homes before acquiring the land and commencing construction and build our condominiums in highly-marketable locations, resulting in only three cancelations during the fiscal years ended June 30, 2022 and 2021. When developing a single-family home or condominium, we typically deliver the land to the customer before starting the construction of the building and deliver the completed building to the customer six to 12 months after the land delivery, in order to quickly recover our payment for the land. For details about our land and building deliveries, see “— Results of Operations” below.
To diversify our revenue streams and supplement our real estate sales, we have expanded into other businesses related to real estate since 2018. During the fiscal years ended June 30, 2022 and 2021, we operated four hotels in Tokyo. In October 2022, we started to operate a fifth hotel in Tokyo. During the fiscal years ended June 30, 2022 and 2021, we leased apartment units in 17 apartment buildings to 77 and 118 individual customers, respectively. For the fiscal years ended June 30, 2022 and 2021, we had total revenue of JPY14,321,186 thousand (approximately $105,543 thousand) and JPY11,255,275 thousand (approximately $82,948 thousand), respectively, and operating income of JPY649,188 thousand (approximately $4,784 thousand) and JPY453,647 thousand (approximately $4,085 thousand), respectively. Revenue generated from real estate development and sales accounted for approximately 98.5% of our total revenue for those fiscal years. Revenue derived from other businesses accounted for approximately 1.5% and 1.5% of our total revenue for those fiscal years, respectively.
Factors Impacting Our Operating Results
Our Business Environment and Current Outlook
During the fiscal years ended June 30, 2022 and 2021, we continued to experience strong demand for our real properties despite the COVID-19 pandemic. We believe the strong demand for new real properties was due to a number of factors, including a supply-demand imbalance resulting from over a decade of underproduction of new real properties, low mortgage rates, a tight supply of resale real properties, favorable demographics, and a renewed appreciation for the importance of homes. We believe many of these factors will continue to support demand in the foreseeable future.
In response to the strong demand and in an effort to drive profitability and manage growth, we continued to raise prices for our single-family home and condominium projects.
Competitive Landscape
We primarily face competition in the luxury residential property industry in Tokyo and Kanagawa prefecture. We compete primarily with local residential property developers as well as large national and overseas residential property developers that have also started to enter these markets. As a boutique real estate developer, we compete on the basis of, among other things, customers, desirable lots, the types of products offered, brand recognition, price, design and quality, financing, raw materials, and skilled labor.
Land Acquisition and Development
Our business is subject to many risks because of the extended length of time that it takes to obtain the necessary approval on a property, complete the land improvements on it, and build and deliver a single-family home or condominium after a buyer signs an agreement of sale. We attempt to reduce some of these risks and improve our capital efficiency by utilizing one or more of the following methods: selling land lots financed via short-term land loans first to the end buyer in order to recoup costs and improve the liquidity profile of our sales cycle; generally commencing construction of a single-family home only after both land and development contracts are signed simultaneously; beginning building construction only after receiving a substantial down payment from the buyer; and using subcontractors to perform home construction and land development work on a fixed-price basis.
The COVID-19 Pandemic Affecting Our Results of Operations
The ongoing COVID-19 pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans, intended to control the spread of the virus. Companies are also taking precautions, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing businesses.
The COVID-19 pandemic has not materially impacted our business operations and operating results. Core demand for single-family homes and condominiums remains high, which is reflected in our higher revenue growth and operating profits. On the supply and construction side, however, our business has faced inflation in the prices of raw materials and labor costs associated with supply chain shortages resulting from the pandemic, which may adversely impact our margins. As of the date of this prospectus, we have passed the rising costs through to our customers in the form of higher average sales prices and also mitigated increases in our construction costs through fixed cost subcontractor arrangements, where the subcontractor bears the cost of inflation, thereby preserving our margins. Although we currently expect this trend to continue for future supply side driven inflationary pressures, we cannot guarantee that we will be able to pass all cost increases to our customers and subcontractors or avoid adverse impacts on our margins.
As of the date of this prospectus, the daily life of the Japanese residents is largely back to its normal state, but the COVID-19 pandemic in Japan is still not completely under control. Additionally, new strains of COVID-19 are surfacing, and the efficacy of the approved vaccines on these new strains is unknown. There is continuing significant uncertainty regarding the extent to which and how long the COVID-19 pandemic and related government directives, actions, and economic relief efforts will disrupt the Japanese economy and level of employment, capital markets, secondary mortgage markets, consumer confidence, demand for our homes, and availability of mortgage loans to homebuyers. The extent to which the COVID-19 pandemic impacts our operational and financial performance in fiscal year 2023 will depend on future developments, including the duration of the COVID-19 pandemic, the acceptance and effectiveness of vaccines, and the impact of COVID-19 and related containment and mitigation measures on our customers, contractors, and employees, all of which are highly uncertain, unpredictable, and outside our control.

Key Financial Performance Indicators
Our key financial performance indicators are revenue, gross profit and gross margin, and operating income and operating margin.
Revenue
Our primary source of revenue is the development and sale of luxury single-family homes and condominiums across Tokyo and Kanagawa prefecture. Our real estate development and sales revenue is comprised of three parts: land sales revenue, construction development revenue, and non-development revenue. For the single-family homes and condominiums we develop, as we typically deliver the land of the single-family home or condominium before delivering the completed building, we recognize revenue in two steps, land sales revenue upon receipt of final payment for the land and transferring the clean land title to the buyer, and construction development revenue upon transferring the completed building to the buyer on the closing date. For sales of existing fully constructed single-family homes and condominiums we did not develop, we recognize non-development revenue upon transferring the completed building to the buyer on the closing date. Since we recognize the land sales revenue before the construction development revenue of a single-family home or condominium and the land value of a family home or condominium in Tokyo and Kanagawa prefecture is usually much higher than the value of the completed building itself, land sales revenue typically accounts for most of our real estate development and sales revenue for a given reporting period.
We generate revenue from other sources, detailed in the footnotes accompanying the consolidated financial statements, which collectively represent less than 1.5% of total revenue for the fiscal years ended June 30, 2022 and 2021.
Gross Profit and Gross Margin
Gross profit is the difference between our revenue and cost of sales. Gross margin is the profit expressed as a percentage of revenue.
Operating Profit and Operating Margin
Operating profit is the difference between our gross profit and selling, general, and administrative expenses. Operating margin is the operating profit expressed as a percentage of revenue.
Results of Operations
Comparison of Results of Operations for the Fiscal Years Ended June 30, 2022 and 2021
(In thousands, except change % data)	Fiscal Years Ended June 30,			Change (2022 vs. 2021)
	2022 ($)	2022 (¥)	2021 (¥)	$	¥	YoY %
Revenue:
Real estate sales	103,976	14,108,455	11,090,778	22,239	3,017,677	27.2%
Other revenue	1,568	212,731	164,497	355	48,234	29.3%
Total revenue	105,543	14,321,186	11,255,275	22,595	3,065,911	27.2%
Cost of revenue and operating expenses:
Cost of sales – real estate	87,054	11,812,347	9,652,072	15,921	2,160,275	22.4%
Cost of sales – other	538	73,037	116,154	(318)	(43,117)	(37.1)%
Selling, general and administrative expenses	13,167	1,786,614	1,033,402	5,551	753,212	72.9%
Total cost of revenue and operating expenses	100,759	13,671,998	10,801,628	21,154	2,870,370	26.6%
Operating income	4,784	649,188	453,647	1,441	195,541	43.1%
Other income / (expense)	1,371	186,007	(9,770)	1,443	195,777	(2,003.9)%
Interest expense	(172)	(23,333)	(56,650)	246	33,317	(58.8)%

(In thousands, except change % data)	Fiscal Years Ended June 30,			Change (2022 vs. 2021)
	2022 ($)	2022 (¥)	2021 (¥)	$	¥	YoY %
Total other income (expense)	1,199	162,674	(66,420)	1,688	229,094	(344.9)%
Income before income taxes	5,983	811,862	387,227	3,129	424,635	109.7%
Income taxes	2,089	283,479	134,869	1,095	148,610	110.2%
Net income	3,894	528,383	252,358	2,034	276,025	109.4%
Net loss attributable to the noncontrolling interests	(3)	(370)	(27,132)	197	26,762	(98.6)%
Net income attributable to ordinary shareholders	3,897	528,753	279,490	1,837	249,263.0	89.2%
Foreign currency translation gain (loss)	140	19,056	(1,062)	148	20,118	(1,894.4)%
Total comprehensive income	4,037	547,809	278,428	1,985	269,381	96.8%

Supplemental Disclosures (In thousands, except change % data)	Fiscal Years Ended June 30, 2022	Fiscal Years Ended June 30, 2021	($)	(¥)
Gross margin %	17.0%	13.2%			3.8%
Operating Profit %	4.5%	4.0%			0.5%
Single-family home land deliveries – Units	94	102			(7.8)%
Single-family home land deliveries – Average Sales price (¥ in Thousands)	75,129	77,461	554	571	(3.0)%
Single-family home building deliveries – Units	81	50			62.0%
Single-family home building deliveries – Average Sales price (¥ in Thousands)	23,626	22,202	174	164	6.4%
Condominium land deliveries - Units	12	4			200.0%
Condominium land deliveries – Average Sales price (¥ in Thousands)	322,996	217,321	2,380	1,602	48.6%
Condominium building deliveries – Units	9	4			125.0%
Condominium building deliveries – Average Sales price (¥ in Thousands)	147,961	178,590	1,090	1,316	(17.2)%
Revenue
Revenue from real estate sales, including land sales and non-development revenue and construction development revenue, increased by 27.2% to ¥14,108,454 thousand (approximately $103,976 thousand) in the fiscal year ended June 30, 2022 from ¥11,090,778 thousand (approximately $81,736 thousand) in the fiscal year ended June 30, 2021. Revenue was higher primarily due to the following factors:

•
12 units of land deliveries for condominiums in the fiscal year ended June 30, 2022, up from four units delivered in the prior fiscal year. Average sales price increased by 49% year-over-year to ¥322,996 thousand (approximately $2,380 thousand);

•
81 units of single-family home building deliveries in the fiscal year ended June 30, 2022, up from 50 units delivered in the prior fiscal year. Average sales price increased by 6.4% year-over-year to ¥23,626 thousand (approximately $174 thousand); and

•
nine units of condominium building deliveries in the fiscal year ended June 30, 2022, up from four units delivered in the prior fiscal year. Average sales price decreased by 17% year-over-year to ¥147,961 thousand (approximately $1,090 thousand).

The above-noted increases to revenue were offset by:

•
94 units of land deliveries for single-family homes in the fiscal year ended June 30, 2022, down from 102 units delivered in the prior fiscal year. Average sales price decreased by 3% year-over-year to ¥75,129 thousand (approximately $554 thousand due primarily to location of development projects.

Other revenue increased by 29.3% to ¥212,731 thousand (approximately $1,568 thousand) in the fiscal year ended June 30, 2022 from ¥164,497 thousand (approximately $1,212 thousand) in the fiscal year ended June 30, 2021, primarily due to higher miscellaneous sales, including higher property management revenue, real estate brokerage commissions, and higher hotel revenue compared to the prior fiscal year.
Cost of Revenue and Gross Margin
Cost of revenue for real estate development and sales increased by 22.4% year-over-year to ¥11,812,347 thousand (approximately $87,054 thousand), primarily reflecting higher direct costs associated with higher revenue.
Gross margin increased to 17% in the fiscal year ended June 30, 2022, compared to 13.2% in the fiscal year ended June 30, 2021, primarily driven by higher deliveries of condominiums and higher average selling price of land.
Selling, General, and Administrative Expenses and Operating Margin
Selling, general, and administrative expenses were ¥1,786,614 thousand (approximately $13,167 thousand) in the fiscal year ended June 30, 2022, compared to ¥1,033,402 thousand (approximately $7,616 thousand) in the fiscal year ended June 30, 2021. As a percentage of revenue, selling, general, and administrative expenses increased to 12.5% in the fiscal year ended June 30, 2022, from 9.2% in the fiscal year ended June 30, 2021, due to higher indirect costs, including expensed IPO preparation expenses, offset by higher revenue.
As a result, operating income increased by 43% to ¥649,188 thousand (approximately $4,784 thousand) in the fiscal year ended June 30, 2022 from ¥453,647 thousand (approximately $3,343 thousand) in the fiscal year ended June 30, 2021 and operating profit margin increased from 4.5% to 4.0%.
Interest Expense
Interest expense decreased to ¥23,333 thousand (approximately $172 thousand) in the fiscal year ended June 30, 2022 from ¥56,650 thousand (approximately $417 thousand) in the fiscal year ended June 30, 2021, reflecting higher amounts of capitalized interest associated with our increased number of development projects, which offset higher net borrowings and interest incurred.
Other Income, net
Other income was ¥186,007 thousand (approximately $1,371 thousand) in the fiscal year ended June 30, 2022 compared to other expense of ¥9,770 thousand (approximately $72 thousand) in the fiscal year ended June 30, 2021, due primarily to gain on sale of fixed assets.
Provision for Income Taxes
For the fiscal years ended June 30, 2022 and 2021, we had a tax provision of ¥283,479 thousand (approximately $2,089 thousand) and ¥134,869 thousand (approximately $994 thousand), respectively, which resulted in an overall effective income tax rate of 34.9% and 34.8%, respectively. The overall effective income tax rate was higher in fiscal year 2022 primarily reflecting the impact of deductions and book-tax adjustments.
Profit (Loss)
As a result of the foregoing, our net income attributable to ordinary shareholders increased by 109.4% to ¥528,383 thousand (approximately $3,894 thousand) in the fiscal year ended June 30, 2022 from ¥252,358 thousand (approximately $1,860 thousand) in the fiscal year ended June 30, 2021.
Liquidity and Capital Resources
We believe we have a prudent strategy for company-wide cash management, including controls related to cash outflows for lot purchases and general contractor and subcontractor management as well as access to short-term borrowings and shortened cash conversion cycles related to our land delivery strategy.

As of June 30, 2022, we had ¥403,108 thousand (approximately $2,971 thousand) in cash and deposits as compared to ¥480,322 thousand (approximately $3,540 thousand) as of June 30, 2021.
We intend to generate cash from the sale of our inventory net of loan release payments on our short-term land bank financing and we intend to re-deploy the net cash generated from the sale of inventory to acquire land and further grow our operations over the next three years.
Our principal uses of capital are land acquisitions, building construction, operating expenses, and payment for routine liabilities. We primarily use funds generated by operations and available borrowings to meet our short-term working capital requirements, and utilize shareholder funding for select growth opportunities when appropriate. We are focused on generating high margins in our development operations and acquiring desirable land positions while maintaining our asset-light land financing strategy that conserves liquidity while allowing us to remain opportunistic in achieving growth in the prime locations across Tokyo and Kanagawa prefecture.
We believe our current liquidity will be sufficient to meet our capital expenditure needs, primarily working capital needs for our real estate development business, in the next 12 months. We employ short-term land loans in the purchases of lots earmarked for buyer homes, which are usually repaid with the cash flows from the land sales to the end buyer within a three-to-five-month period. This short payback period for the land portion of our real estate development business releases liquidity that allows us to complete the subsequent building development without requiring major external financing, such as the equity capital anticipated from the current public offering. We believe the local credit markets in Japan will continue to be accessible and that our financing partners will continue to provide loans in support of our operations as has been the case throughout our history.

Cash Flows
The following table summarizes our cash flows for the periods and fiscal years indicated:
(¥ in Thousands)	For the Fiscal Year Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	¥528,383	¥252,358
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	43,945	37,326
Loss on disposal of assets	1,106,677	966
Deferred income taxes	(10,939)	6,766
Changes in assets and liabilities:
Accounts receivable, net	171,985	244,692
Real estate inventory	(4,306,865)	(591,778)
Prepaid and other current assets	62,130	(100,265)
Intangible asset, net	(54,735)	(48,426)
Operating lease	45,966	(804)
Other assets	(59,201)	303,928
Accounts payable	105,567	180,822
Customer deposits	61,928	58,133
Accrued expenses and other current liabilities	(625,720)	(588,373)
Net cash used in operating activities	(2,930,879)	(244,655)
Cash flows from investing activities:
Purchases of property and equipment	(537,294)	(170,231)
Proceeds from sale of property and equipment	510,091	—
Purchase of investments	(3,670)	(10,700)
Proceeds from sale of investments in marketable securities	11,789	42,039
Other – net investing	—	(21,541)
Net cash used in investing activities	(19,084)	(160,433)
Cash flows from financing activities:
Proceeds from notes payable	5,649,300	8,046,791
Payments on notes payable	(2,811,364)	(7,626,187)
Proceeds from ordinary share issuance	14,225	100,000
Proceeds from sale of treasury shares	1,079	—
Other financing – net	(453)	35,000
Net cash provided by financing activities	2,852,787	555,604
Effect of exchange rate change on cash and cash equivalents	19,962	271
Net decrease in cash and cash equivalents	(77,214)	150,787
Cash and cash equivalents, beginning of year	480,322	329,535
Cash and cash equivalents, end of year	¥403,108	¥480,322
Operating Activities
Net cash used in operating activities was ¥2,930,879 thousand (approximately $21,600 thousand) for the fiscal year ended June 30, 2022, compared to ¥244,655 thousand (approximately $2,203 thousand) in the fiscal year ended June 30, 2021. The increase in net cash used in operating activities was primarily attributable to a higher amount of cash used for homebuilding inventory, particularly land for condominiums, partially offset by higher net income.
Investing Activities
Net cash used in investing activities was ¥19,084 thousand (approximately $141 thousand) for the fiscal year ended June 30, 2022, compared to ¥160,433 thousand (approximately $1,182 thousand) in the fiscal year ended June 30, 2021. The decrease in net cash used by investing activities was primarily attributable to lower purchases of property, plant, and equipment and intangible assets associated with investments in our hotel operation business and the sale of property and equipment in the fiscal year ended June 30, 2022 resulting in proceeds of ¥510,091 as compared to no similar sale in the fiscal year ended June 30, 2021, offset by lower proceeds from sales of investment securities compared to the prior year.
Financing Activities
Net cash provided by financing activities was ¥2,852,787 thousand (approximately $21,024 thousand) for the fiscal year ended June 30, 2022, compared to ¥555,604 thousand (approximately $4,998 thousand) in the fiscal year ended June 30, 2021. The increase in net cash provided by financing activities was primarily attributable to lower debt repayments in the fiscal year ended June 30, 2022 compared to the prior year.
Credit Facilities
As of June 30, 2022 and 2021, we had total short-term land loans of ¥6,361,415 thousand (approximately $46,882 thousand) and ¥4,451,075 thousand (approximately $40,082 thousand), respectively, with various lenders. These borrowings are collateralized by the land parcels we buy and in turn sell to the ultimate customers. The maturities on these short-term land loans were up to 12 months with a cost of capital ranging from 1.5% to 3.2% annually.
Our long-term borrowings, excluding the current portion, for the fiscal years ended June 30, 2022 and 2021 consisted of aggregate principal balances of ¥2,231,544 thousand (approximately $16,446 thousand) and ¥1,303,948 thousand (approximately $11,742 thousand), respectively, at a cost of capital ranging from 2.4% to 3.5% annually.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of June 30, 2022 and 2021.
Contractual Obligations
Scheduled contractual obligations required for the five years following June 30, 2022 and thereafter are as follows:
(¥ in Thousands)	Payments Due by Period For the Year Ended June 30,
	2023	2024	2025	2026	2027	Thereafter	Total
Current portion of Long-term Debt and Short-term Borrowings	6,361,415	0	0	0	0	0	6,361,415
Long-term debt	0	1,003,913	579,433	60,729	52,025	535,445	2,231,544
Interest on long-term debt	50,591	46,171	16,556	11,726	10,610	37,039	172,693
Operating lease obligations	58,450	58,504	50,011	37,187	16,011	0	220,163
Total	6,470,456	1,108,588	646,000	109,641	78,646	572,484	8,985,815
Quantitative and Qualitative Disclosure About Market Risk
Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily related to interest rates changes.

Interest Rate Risk
Our operations are interest rate sensitive. As overall housing demand is adversely affected by increases in interest rates, a significant increase in interest rates may negatively affect the ability of homebuyers to secure adequate financing. Higher interest rates could adversely affect our revenue, gross margin, and net income. We do not enter into, nor do we intend to enter into in the future, derivative financial instruments for trading or speculative purposes to hedge against interest rate fluctuations. Given that we operate primarily in Japan where interest rates have remained low for many decades and the current consensus macro view is for rates to remain low in the foreseeable future, we do not anticipate steeply increasing interest rates as a probable event that would adversely impact our operations.
Foreign Currency Exchange Risk
Our functional currency is the Japanese yen, whereas our foreign wholly-owned subsidiaries are denominated in other currencies. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. A hypothetical 10% change in foreign currency exchange rates may result in a material impact on our consolidated financial statements. To date, we have not had a formal hedging program with respect to foreign currencies, but we may do so in the future if our exposure to foreign currencies should become more significant.
Credit Risk
We hold cash in bank deposits financial institutions in Japan which are insured by the Deposit Insurance Corporation of Japan subject to certain limitations. We have not experienced any losses on such accounts and believe they are not exposed to any significant credit risk on cash and cash equivalents.
Critical Accounting Policies and Estimates
U.S. generally accepted accounting principles (“U.S. GAAP”) require us to make estimates and assumptions that affect our reported amounts in the consolidated financial statements and accompanying notes. Our estimates are based on (i) currently known facts and circumstances, (ii) prior experience, (iii) assessments of probability, (iv) forecasted financial information, and (v) assumptions that management believes to be reasonable but that are inherently uncertain and unpredictable. We use our best judgment when measuring these estimates, and if warranted, use external advice. On an ongoing basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. In times of economic disruption when uncertainty regarding future economic conditions is heightened, these estimates and assumptions are subject to greater variability.
For a discussion of all our significant accounting policies, including our critical accounting estimates and policies, refer to “Note 2. Summary of Significant Accounting Policies” of our consolidated financial statements. We believe that the accounting estimates and assumptions described below involve significant subjectivity and judgment, and changes to such estimates or assumptions could have a material impact on our financial condition or operating results. Therefore, we consider an understanding of the variability and judgment required in making these estimates and assumptions to be critical in fully understanding and evaluating our reported financial results.
We believe the following critical accounting estimates reflect the more significant judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most previous revenue recognition guidance, including industry-specific guidance.

ASU 2014-09 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update creates a five-step model that requires entities to exercise judgment when considering the terms of the contract(s) which include (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue when each performance obligation is satisfied. Subsequent to the issuance of ASU 2014-09, the FASB has issued several ASUs such as ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, and ASU 2017-05, Other Income — Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, among others. These ASUs do not change the core principle of the guidance stated in ASU 2014-09, but are intended to clarify and improve operability of certain topics included within the revenue standard. These ASUs had the same effective date and transition requirements as ASU 2014-09. We have adopted the full retrospective method to all contracts as of the beginning of the earliest period presented. The adoption of the standard did not have a material effect on our consolidated financial statements.
We generate revenue primarily from real estate sales, which includes the sale and development of land parcels and their respective single-family home and condominium buildings. The remaining sources of revenue, deemed immaterial as a percentage of total revenue or operating profits, consist of leasing, property and building management, and other miscellaneous revenue streams.
Real Estate Inventory and Cost of Home Sales
Cost of revenue includes lot purchase costs and carrying costs associated with each lot, construction costs of each home, capitalized interest, building permits and other local municipality-related costs, internal and external realtor commissions and warranty costs (both incurred and estimated to be incurred). Land, development, and other allocated costs, including interest and property taxes, incurred during development and construction are capitalized and expensed to cost of sales when the single-family home or condominium is closed and revenue is recognized.
Inventories include the costs of direct land acquisition, land development, construction, capitalized interest, real estate taxes, and direct overhead costs incurred related to land acquisition and development and single-family home and condominium construction. Indirect overhead costs are charged to selling, general, and administrative expenses as incurred. Land and development costs are typically allocated to individual lots on a pro rata basis based on the number of lots in the development, and the costs of lots are transferred to construction work in progress when construction begins. Sold units are expensed on a specific identification basis as cost of contract revenue earned. Cost of contract revenue earned for single-family homes and condominiums closed includes the specific construction costs of each single-family home or condominium and all applicable land acquisition, land development, and related costs allocated to each residential lot. Inventories are carried at the lower of accumulated cost or net realizable value.
We review the performance and outlook of our inventories for indicators of potential impairment on a quarterly basis. In addition to considering market and economic conditions, we assess current sales absorption levels and recent sales’ profitability. We look for instances where sales prices for a single-family home or condominium in backlog or potential sales prices for a future sold single-family home or condominium would be at a level that results in a negative gross margin. One impairment charge of ¥18,092 thousand (approximately $133 thousand) was recognized in the fiscal year ended June 30, 2021 for our condominium asset located in Meguro district of Tokyo. No impairments were recognized in the fiscal year ended June 30, 2022.
Recent Accounting Pronouncements
See “Note 2. Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus.

Internal Controls and Procedures
We are not currently required to comply with the SEC’s rules implementing Section 404 and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes Oxley Act of 2002, which will require our management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a yearly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the fiscal year following our first annual report required to be filed with the SEC. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act.

BUSINESS
Our Mission and Vision
•
Our Mission:   Our mission is to serve our customers by offering stylish, safe, and luxurious living and to adopt the Kaizen (continuous improvement) approach to improve our operations.

•
Our Vision:   We seek to leverage our nationally-recognized, award-winning luxury homes and our strong market position in the luxury residential property market in Tokyo and Kanagawa prefecture to create a global transaction platform allowing access to prime Japanese condominiums as well as overseas condominiums, including in the U.S. and Hong Kong.

Overview
We are a growing developer of luxury residential properties, including single-family homes and condominiums, across Tokyo and Kanagawa prefecture. In addition, we operate hotels in Tokyo and lease apartment building units to individual customers in Japan and Dallas, Texas.
We primarily generate revenue from developing and selling single-family homes and condominiums. Since our inception in 2001, we have delivered more than 1,000 single-family homes and 25 condominiums. The target customers of our single-family homes are wealthy family buyers who are looking for luxury single-family homes as their primary residence, while the target customers of our condominiums are institutional customers who look to purchase entire condominiums for investment purposes. We rely on real estate agencies to help identify land and development sites for acquisition and customers for our luxury residential properties and generally acquire land parcels from private landowners. We outsource the design work and construction for our luxury residential property projects to third-party design firms and construction companies, while coordinating and closely supervising the projects through our internal teams to maximize quality of the projects. In addition, we launched our interactive media platform, Glocaly, in October 2021, as a listing and marketing platform seeking to facilitate matching of sellers and buyers of condominiums.
We utilize a homebuilding model designed to minimize risks, in which we typically identify customers for our single-family homes before acquiring the land and commencing construction and build our condominiums in highly-marketable locations, resulting in only three cancelations during the fiscal years ended June 30, 2022 and 2021. When developing a single-family home or condominium, we typically deliver the land to the customer before starting the construction of the building and deliver the completed building to the customer six to 12 months after the land delivery, in order to quickly recover our payment for the land. The tables below summarize the units of land and building we delivered during the fiscal years ended June 30, 2022 and 2021.
	Fiscal Year Ended June 30, 2022		Fiscal Year Ended June 30, 2021
Type	Land Deliveries (Units)	Building Deliveries (Units)	Land Deliveries (Units)	Building Deliveries (Units)
Single-family homes	94	81	102	50
Condominiums	12	9	4	4
To diversify our revenue streams and supplement our real estate development and sales, we have expanded into other businesses related to real estate since 2018. During the fiscal years ended June 30, 2022 and 2021, we operated four hotels in Tokyo. In October 2022, we started to operate a fifth hotel in Tokyo. During the fiscal years ended June 30, 2022 and 2021, we leased apartment units in nine and 17 apartment buildings to 77 and 118 individual customers, respectively.
For the fiscal years ended June 30, 2022 and 2021, we had total revenue of JPY14,321,186 thousand (approximately $105,543 thousand) and JPY11,255,277 thousand (approximately $82,948 thousand), respectively, and profit of JPY493,995 thousand (approximately $3,641 thousand) and JPY276,802 thousand (approximately $2,040 thousand), respectively. Revenue generated from real estate development and sales accounted for approximately 98.5% and 98.5% of our total revenue for those fiscal years, respectively. Revenue derived from other sources accounted for approximately 1.5% and 1.5% of our total revenue for those fiscal years, respectively.
Our Competitive Strengths
We believe the following competitive strengths are essential for our success and differentiate us from our competitors:
Growing developer of luxury residential properties in prime locations across Tokyo and Kanagawa prefecture
We are a growing real estate developer in Japan. Our revenue has increased approximately 218% in the past 10 years. Since our establishment, we have strategically focused on the development of luxury residential properties, including single-family homes and condominiums, and gradually expanded our product and service offerings into hotel operations and residential leasing. We also launched our Glocaly platform in October 2021. Our business model covers the full cycle of luxury residential property development, from land acquisitions and design to construction and delivery.
The single-family homes and condominiums we develop are mainly located in central and southern Tokyo, which are considered prime locations across Tokyo and Kanagawa prefecture. We delivered an aggregate of 131 single-family homes and 13 condominiums in the two fiscal years ended June 30, 2022, and we had 62 single-home projects and four condominium projects ongoing as of June 30, 2022. In addition to the prime locations of the properties we develop, we have been recognized for the quality and design of our products. Specifically, we received the Good Design Award for our Excellence Building Futako-Tamagawa issued by the Japan Institute of Design Promotion in 2020.
Easy access to land parcels as a result of our long operating history and strong brand awareness
As a growing real estate developer, we strategically focus on prime locations in Tokyo and Kanagawa prefecture. In identifying suitable land parcels, we consider various factors, including the supply and demand dynamics in local areas, preferences of our target individual and institutional customers, land prices, and proximity to downtown and convenient transportation. We generally acquire land parcels from private landowners through the introduction by real estate agencies. These real estate agencies are inclined to refer opportunities to us because of our good reputation and capabilities and the business relationships we have built over the years while working with them, many of which have cooperated with us for over 15 years. As a result, we are generally able to avoid excessive bidding pressures, as the agencies that we work with know the types of land parcels that are best suited to our preferences and they proactively choose to source such land parcels to us, which gives us advantages over competitors.
In addition, our “Lead Real” brand is widely recognized in Tokyo and Kanagawa prefecture. We have developed more than 1,000 luxury residential properties since our inception in 2001 and this strong track record has helped us attract partners and build trust in our brand. In particular, Mr. Eiji Nagahara, our president, chief executive officer, and representative director, is highly respected in the Tokyo real estate development industry for the quality and design of our products. Leveraging Mr. Nagahara’s decades of goodwill and relationships built over his career, together with the strong brand awareness of our brand, we enjoy easy access to land parcels in our target areas.
Strong project oversight and execution capabilities
We demonstrate our effective decision-making capabilities and efficient execution capabilities in managing our development projects. In addition to basic compliance with zoning, building codes, and safety, we staff personnel at each project to provide us with daily reports on key risks, progress, and issues. We implement a system of checks and balances for risk control purposes and we refrain from transacting in high-risk businesses that we determine to be speculative in nature, with uncertain end demand or in unfavorable locations. In addition, we utilize an outsourcing model with trusted contractors who directly handle labor and supply hurdles.
We have strong execution capabilities as a result of the ways we develop and sell our single-family homes and condominiums. For our single-family homes, individual customers are identified before we acquire the land and commence construction, so we do not experience any pressure on holding inventory as a result of such a lower-risk model. For our condominiums, we typically build in highly-marketable locations, which makes it easy to find buyers.
Experienced management team with industrial expertise
Our executive officers, most of whom have worked with our company for over 10 years, have on average over 20 years of experience in the Japanese real estate development industry and considerable strategic planning and business management expertise. Our president, chief executive officer, and representative director, Mr. Eiji Nagahara, has more than 25 years of experience in developing single-family homes and condominiums in Japan.
Our Growth Strategies
We intend to develop our business and strengthen brand loyalty by implementing the following strategies:
Target prime real estate opportunities across the Kanto Region to continue to grow
Our growth will primarily focus on new prime real estate opportunities in Tokyo and Kanagawa prefecture. Currently, our single-family homes and condominium are primarily located in central and southern Tokyo, which are considered to be prime locations. We will continue to leverage our strong brand name and long-standing relationships with other industry participants to further develop properties in these areas. In addition, we plan to expand to prime real estate locations across the Kanto Region, which encompasses seven prefectures of Japan, including Gunma, Tochigi, Ibaraki, Saitama, Tokyo, Chiba, and Kanagawa, in order to further grow our real estate development and sales.
Further strengthen and leverage our relationships with local real estate agencies
Relationships with local real estate agencies are essential to our business operation. We primarily rely on real estate agencies to identify land and development sites for acquisition as well as customers. We will further strengthen our relationships with local real estate agencies which we have been cooperating with as well as establish relationships with new local real estate agencies in existing and new markets. We intend to further leverage our relationships with local real estate agencies to facilitate our access to development land parcels and customers.
Continue to develop and improve our Glocaly platform
Our interactive media platform, Glocaly, has the potential to expand into a multilingual and seamless transaction platform targeting both domestic and foreign buyers for transacting condominiums in Japan. We will continue to develop and improve the features of our Glocaly platform to make them more helpful and friendly to users of our platform. In addition, as electronic transactions of real estate became permissible under Japanese law starting from May 2022, we expect to have the first-mover advantage by enabling electronic real estate transactions on Glocaly and providing features such as the electronic know your customer (“eKYC”) process, online contracting and digital legal documentations, and artificial intelligence-powered chatbots in more than 100 languages to facilitate the transactions.
Further expand our operations overseas
We will continue to expand our operations overseas. We have been leasing apartment building units to individual customers in Dallas, Texas since 2020 and Mr. Eiji Nagahara has built personal relationships with landowners and local builders in Texas over the years. In the long term, we plan to acquire land or residential properties in Dallas as well as other cities and states in the U.S. and further expand our operations in the U.S. through acquisition and joint ventures. Along with our plan to expand our Glocaly platform to Hong Kong, we will further expand our footprints in Hong Kong, including partnering with local agencies. We will also continue to expand our operations in Southeast Asia, especially the Philippines. We chose the Philippines as our focus of expansion in Southeast Asia because it is a location attractive to Japanese investors, and we expect to be able to acquire lands in the Philippines at a relatively low price. We do not plan to use the net proceeds from this offering to fund these long-term expansion plans, and have not entered into any binding agreement for any acquisition nor identified any definite acquisition target. Our expansion plans are subject to, among other things, our ability to obtain sufficient capital from other sources to execute such plans, of which there can be no assurance. See “Risk Factors — Risks Related to Our Business and Industry — Our substantial indebtedness could materially and adversely affect our business, financial condition, results of operations, and cash flows.”
Expansion into different countries subjects us to risks associated with entry and operations in those countries. See “Risk Factors — Risks Related to Our Business and Industry — We may be unsuccessful in expanding and operating our business internationally, which could adversely affect our results of operations.”
Our Business Model
We currently generate revenue from the following principal sources:
•
Real Estate Development and Sales.   We develop and sell luxury residential properties, including single-family homes and condominiums, across Tokyo and Kanagawa prefecture.

•
Other Sources. We operate hotels in Tokyo and lease apartment building units to individual customers in Japan and Dallas, Texas.

The following tables presents our revenue for the fiscal years ended June 30, 2022 and 2021. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”
	Revenue (Japanese Yen in Thousands)
	Fiscal Year Ended June 30,
	2022	2021
Real Estate Development and Sales	14,108,455	11,090,778
Other	212,731	164,497
Total	14,321,186	11,255,275
Real Estate Development and Sales
Our real estate development and sales business model is based on our proven track record of identifying and developing prime land and building high-quality residential properties. We have a highly-qualified team, whose skills and knowledge span across all key areas of real estate development and operations, including, among others, land identification and acquisition, government licensing and relations, project management, and commercialization and sales. Our experienced team, together with the standardization of our processes and our sophisticated management tools, enables us to consistently launch new projects, as well as successfully undertake a large number of projects at the same time.
We manage and actively participate in every aspect of our luxury residential property development, from search and acquisition of the land, to product design, marketing, sales, construction management, purchase of supplies, post-sale services, and financial planning, with the assistance of specialized companies at each development stage. While the decisions and control of these functions remain with us, actual execution of certain functions, such as architecture and construction, is entrusted to specialized companies under our close supervision. The specialized companies we work with include real estate agencies, which help us identify land and development sites for acquisition and customers for our luxury residential properties, and design firms and construction companies, to which we outsource the design work and construction for our luxury residential property projects. We do not work with financing companies to obtain financing for our customers. For details about our relationships with real estate agencies, design firms, and construction companies, see “— Our Project Development Process — Opportunity Identification and Land Acquisition,” “— Our Project Development Process—Project Planning and Design,” and “— Our Project Development Process — Project Construction and Management,” respectively. This business model enables us to achieve excellence in production for each location and segment, ensure effective working capital management, and choose the best possible partner for each aspect of the work, all while keeping an organizational structure that can adapt to changes in business volume.
The following chart outlines various phases of development of our luxury residential project projects, and our key activities with respect to each phase. See “— Our Project Development Process” for more details of the process of our property development.
Luxury Residential Properties
Single-family Homes
We develop and sell of single-family homes to individual customers, primarily in Tokyo and Kanagawa prefecture. Our target individual customers are wealthy family buyers who look for luxury single-family homes as primary residence in Tokyo and Kanagawa prefecture.
The entire process of a given single-family home project, from land acquisitions to delivery of the completed project, typically takes approximately 10 months.
The following tables show the key operating results for our development and sales of single-family homes for the fiscal years ended June 30, 2022 and 2021, respectively:
	For the fiscal year ended June 30, 2022	For the fiscal year ended June 30, 2021
Number of projects at the beginning of the period	79	55
New orders added during the period	66	74
Delivered projects(1) during the period	81	50
Number of projects at the end of the period	64	79
Average sales price for delivered projects during the period (including land)	JPY98,752 thousand	JPY99,596 thousand

Note:
(1)
Delivered projects refer to projects for which both the land parcels and building have been delivered.

The following pictures are of single-family home projects we developed and sold.
Single-family Home Projects (Example 1)	Single-family Home Projects (Example 2)

Condominiums
We develop and sell entire low-rise and mid-rise condominiums to institutional customers, which include blue chip private equity buyers, foreign real estate investment funds, and local strategic bidders. Current rental rates for condominiums in Tokyo and Kanagawa prefecture are depressed relative to historical and regional levels, and we expect them to increase gradually following the implementation of anticipated economic reforms. As a consequence, we believe a lack of long-term capital investments and limited focus from international investors have created opportunities for investments in condominiums.
The entire process of a given condominium project, from land acquisitions to delivery of the completed project, typically takes approximately 12 months.
In addition to the construction of new condominiums, our developments of condominiums also include renovation of existing condominiums, which we acquire from third parties, leveraging our design and architect capabilities.
The following tables show the key operating results for our development and sales of condominiums for the fiscal years ended June 30, 2022 and 2021, respectively:
	For the fiscal year ended June 30, 2022	For the fiscal year ended June 30, 2021
Number of projects at the beginning of the period	2	1
New orders added during the period	10	5
Delivered projects(1) during the period	9	4
Number of projects at the end of the period	3	2
Average sales price for delivered projects during the period (including land)	JPY470,957 thousand	JPY395,911 thousand

Note:
(1)
Delivered projects refer to projects for which both the land parcels and building have been delivered.

The following pictures are of condominium projects we developed and sold.
Condominium Projects (Example 1)	Condominium Projects (Example 2)

Our Project Development Process
We have a systematic and standardized process of project development for our single-family homes and condominiums, which we implement through several well-defined phases as follows:
Opportunity Identification and Land Acquisition
The first stage of our development process involves the identification of new opportunities. We identify land and development sites for acquisition as well as customers through introduction by real estate agencies. We do not have any agreements with these real estate agencies that require them to continue to source land and development sites or customers to us on an advantageous basis or at all. Instead, we rely on the business relationships we have built over the years while working with these real estate agencies, many of which have cooperated with us for over 15 years. Since our inception in 2001, we have developed more than 1,000 luxury residential properties in Tokyo and Kanagawa prefecture, making us one of the few developers that have a proven track record of developing luxury residential properties in these areas. The wide recognition of our brand and Mr. Eiji Nagahara’s decades of good will and relationships built over his career also help us become a trusted partner of real estate agencies. See “— Our Competitive Strengths — Easy access to land parcels as a result of our long operating history and strong brand awareness.” As a result, real estate agencies that we work with proactively choose to source land parcels that are best suited to our preferences to us, and we are generally able to avoid excessive bidding pressures. During the fiscal years ended June 30, 2022 and 2021, 56 and 45 real estate agencies introduced approximately 130 and 100 land parcels and approximately 130 and 100 customers to us, respectively. In identifying suitable land parcels, we consider various factors, including the supply and demand dynamics in local areas, preferences of our target individual and institutional customers, land prices, and proximity to downtown and convenient transportation.
We generally acquire land parcels from private landowners. For our single-family home projects, after both land spots and individual customers are identified through the introduction of real estate agencies, we acquire the land through financing with short-term bank loans (typically with terms ranging from three to six months and interest rates ranging from 1.5% to 3.2%). For our condominium projects, as bank loans are generally not available for financing land acquisitions for condominiums due to the larger size and higher risk of such projects, we typically fund such land acquisitions using cash generated from our operations.
Project Planning and Design
We plan internally and outsource our design to our trusted design partners. We have an internal project management team that organizes timelines and coordinates all external parties and activities (including design).

Our project planning and design process includes concept and architectural design, construction and engineering design, budgeting, and financial analysis and projections. We believe careful planning is essential to control costs, quality, and timing of our projects.
We outsource our design work to reputable third-party design firms. Our internal project management team, with eight employees as of June 30, 2022, works closely with project managers as well as external designers and architects to ensure that our designs comply with Japanese laws and regulations, and meet our design and other project objectives. Our senior management is also actively involved in the whole process, especially in the master planning and architectural design of our projects. We use our enterprise resource planning systems to conduct preliminary planning and scheduling for each stage of the development project, including planning our outsourcing requirements for the project construction stage.
We seek to create residential properties with high-quality design by incorporating certain design features, such as landscaped environments. In determining the architectural designs of our projects, we consider the proposed type of products to be developed as well as the surrounding environment and neighborhood.
During the fiscal years ended June 30, 2022 and 2021, we cooperated with 15 and 12 third-party design firms, respectively. In selecting external design firms, we consider, among other things, their reputation for reliability and quality, their track record with us, the design proposed, and the price quoted. Our internal project management team monitors the progress and quality of the design firms to ensure that they meet our requirements.
Marketing and Sales
We maintain an initial bid list of customers who have high intent of purchasing from us. We also identify customers through introduction by real estate agencies. Such agencies are responsible for our marketing and sales activities under our brand name.
For sales of our single-family homes, we typically enter into a land sales contract and a construction contract with each individual customer.
•
For land sales, upon signing the land sales contract with customers, we typically receive 10% of the sales price from individual customers, with the remaining 90% to be payable upon the land transfer being recorded. The proceeds we receive from land transfer are used to repay the short-term bank loans we use to finance our land acquisition.

•
For construction, upon signing the construction contract with customers, we receive 10% of the purchase price from individual customers, with the remaining 90% to be payable upon the construction completion and the transfer of property ownership being recorded. We use our own operating funds for the construction of the single-family homes. The construction of the single-family homes (including the purchase of raw materials) is outsourced to contractors.

For sales of our condominiums, we typically enter into a single contract, which covers both land sales and building construction, with each institutional customer. Upon signing the contract, we typically receive less than 10% of the purchase price from the institutional customer, with the remaining to be payable upon the construction completion and the transfer of property ownership being recorded. We use our own operating funds for both the land acquisition and the construction of the condominiums. The construction of the condominiums (including the purchase of raw materials) is outsourced to contractors.
Project Construction and Management
We adopt a general contractor/subcontractor model, and we have an internal operation team that coordinates all projects.
We outsource substantially all of our construction work to independent construction companies and generally hire one contractor for each project. We have established a selection procedure in order to ensure compliance with our quality and workmanship standards. When inviting candidates to bid, we consider the construction companies’ professional qualifications, reputation, track record, past cooperation with us, and financial condition and resources. We also review the qualifications and performance of our construction contractors on an annual basis. We closely supervise and manage the entire project construction process, utilizing our enterprise resource planning systems to monitor and analyze information regarding the process on a real-time basis. We collect information throughout the development cycle on the entire project and from our contractors to avoid unanticipated delays and cost overruns.
Our construction contracts typically provide for fixed payments, subject to adjustments for some types of excess, such as design changes during construction or changes in government-suggested steel prices. Contractors are typically responsible for procuring the necessary raw materials, as well as providing engineering and construction services.
During the fiscal years ended June 30, 2022 and 2021, we outsourced projects to 13 and 11 construction companies, respectively. For the fiscal years ended June 30, 2022 and 2021, payments to our single largest construction contractor accounted for 15% and 20%, respectively, of our total payments under our construction contracts. For the same fiscal years, payments to our five largest construction contractors accounted for 75% and 80%, respectively, of our total payments under our construction contracts.
After-sale Services and Delivery
The delivery cycles generally range from six to nine months and are set out in the construction contracts entered into with our customers, and we are subject to penalty payments to the purchasers for any delay in delivery caused by us. We closely monitor the progress of construction of our residential property projects and conduct pre-delivery property inspections to ensure timely delivery. Once a property development has been completed, has passed the requisite government inspections, and is ready for delivery, we will notify our customer and hand over keys and possession of the property. After the completion and delivery of the property, we receive the remaining 90% of purchase price of the construction contract.
We assist our customers in various title registration procedures relating to their properties.
Quality Control
Under our contracts with customers in relation to our single-family homes and condominiums and in accordance with Japanese law, the properties we develop are subject to a 10-year quality warranty. We emphasize quality control to ensure that our buildings and residential units meet our standards and provide high-quality service. We select only experienced design and construction companies. We provide customers with warranties covering the building structure and certain fittings and facilities of our properties in accordance with the relevant regulations. To ensure construction quality, our construction contracts contain quality warranties and penalty provisions for poor work quality. In the event of delay or poor work quality, the contractor may be required to pay pre-agreed damages under our construction contracts.
Our contractors are also subject to our quality control procedures, including examination of materials and supplies, on-site inspection, and production of progress reports. We require our contractors to comply with relevant Japanese laws and regulations, as well as our own standards and specifications.
Other Sources of Revenue
In addition to developing and selling single-family homes and condominiums, we also generate revenue from hotel operations and residential leasing.
Hotel Operations
We operate hotels under our brand, ENT TERRACE, in Tokyo. During the fiscal years ended June 30, 2022 and 2021, we operated four hotels. In October 2022, we started to operate a fifth hotel in Tokyo. Our hotels are generally located near train stations and popular tourist attractions. We set the room rates of our hotels based on a number of factors, including local market conditions with reference to room rates set by our competitors, recent occupancy levels, and seasonal occupancy fluctuations.

The table below summaries information about our hotels as of the date of this prospectus.
Name	Location	Building Type	Opened	Maximum Capacity	Starting Room Rate (Per Night)
ENT TERRACE Komagome	Toshima City, Tokyo	Villa	August 2019	11	$288
ENT TERRACE Horikiri Shobuen	Katsushika City, Tokyo	Villa	March 2020	6	$77
ENT TERRACE Shinagawa Higashi-oi	Shinagawa City, Tokyo	Three-story apartment building	October 2020	12	$62 per floor
ENT TERRACE Omori Sanno Kosher Hotel	Ota City, Tokyo	Detached house	June 2021	7	$329
ENT TERRACE Asakusa	Taito City, Tokyo	Eight-story apartment building	October 2022	48	$153 per floor
The following pictures are of hotels we operate.
Hotel (Example 1)	Hotel (Example 2)

Residential Leasing
We lease apartment building units to individual customers both in Japan and in Dallas, Texas. During the fiscal years ended June 30, 2022 and 2021, we leased apartment units in 17 apartment buildings to 77 and 118 individual customers, respectively. The decrease in the number of individual customers during the fiscal year ended June 30, 2022 was due to the sale of an apartment building during that fiscal year. The rent is typically between JPY20,000 (approximately $147) and JPY1,000,000 (approximately $7,369) and the lease terms usually range from 24 to 36 months. We also provide other services such as property brokerage, property management, and utilities services.
Glocaly Platform
We launched our interactive media platform, Glocaly, in October 2021, as a listing and marketing platform seeking to facilitate matching of sellers and buyers of condominiums. Our Glocaly platform is designed to engage customers of our condominiums globally with our condominiums as well as partnered condominiums for sales across Tokyo and Kanagawa prefecture, with potentially localized portfolio in other countries/regions, such as the U.S. and Hong Kong. Glocaly leverages interactive media to attract sellers and customers and facilitate matching of them. Our proprietary database and algorithm are expected to respond to customers uniquely, with tailored condominium suggestions based on demographics and preference. Glocaly also connects to financing providers and other affiliated service providers, such as renovation, to make it more convenient for our customers. The features of Glocaly include customized selections of condominiums, the eKYC process, an interactive media portal, including videos and 360-degree views of condominiums, and artificial intelligence-powered translation in more than 100 languages, making Glocaly a platform that can be accessed by investors around the world.
We currently expect our Glocaly platform to generate revenue by February 2023, from the following aspects: (i) transactional spread (commission) paid by the sellers who utilize our platform; (ii) membership fees paid by sellers who subscribe and list properties on our platform; (iii) advertising fees from selling advertisement space and banners on our platform; and (iv) charges for other value-added services, including transaction services and interactive media services.
Notably, by enabling electronic real estate transactions on our Glocaly platform in addition to its existing matchmaking function, our Glocaly platform has the potential to expand to a multilingual and seamless transaction platform targeting both domestic and foreign buyers for transacting condominiums in Japan. Although all procedures in real estate transactions were previously not allowed to be conducted electronically in Japan, amendments to Japanese law allow electronic delivery of certain documents required for real estate transactions starting from May 2022. We expect to have the first-mover advantage in the area of electronic real estate transactions and expect the Glocaly transaction platform to modernize the high friction, inefficient nature of traditional real estate transactions in Japan. If electronic real estate transactions are enabled on Glocaly, we expect the platform to have certain additional features, including online contracting and digital legal documentations and artificial intelligence-powered chatbots in more than 100 languages to facilitate the transactions. See “Risk Factors — Risks Related to Our Business and Industry — Our Glocaly platform is in its nascent stage and may experience volatility in performance, and there can be no assurance that we can take advantage of the amendments to the Japanese law that allow electronic delivery of certain documents required for real estate transactions.”
Below is a screenshot of the interface of Glocaly platform, from selection to contracting:
Market Opportunity
Housing Market in Japan
According to a market study by Yano Research Institute, an independent research provider and consulting firm focusing on the Japanese market, dated September 2021, the number of new housing units under construction started in Japan during 2020 was 815,340, down approximately 9.9% from the previous year. Other trends in the Japanese housing market in 2020 included:
•
the number of homes for rent decreased by 10.4% year-over-year to 306,753;

•
the number of residential units for sale decreased by 10.2% year-over-year to 240,268;

•
the number of condominiums for sale decreased by 8.4% year-over-year to 107,884;

•
the number of built-for-sale housing units decreased by 11.4% year-over-year to 130,753;

•
the number of homebuilding companies and developers decreased overall;

•
the number of new homes for sale decreased by 15.2% year-over-year to 93,009; and

•
the number of prefabricated units decreased by 13.4% year-over-year to 110,107.

Due to the impact of the COVID-19 pandemic and the limitations on face-to-face sales, many real estate agents and home sales centers experienced difficulties in achieving sales.
Luxury Residential Market in Tokyo
While the overall housing market in Japan faced headwinds from the COVID-19 pandemic, the luxury residential market in Tokyo remained a prized commodity in 2020.
According to research by Savills Research, demand for Tokyo luxury residential remained strong, with luxury condo in particular being attractive for investors. The following factors drove continued strength in the Tokyo luxury residential market in 2020:
•
Japan remained among the top three countries for ultra-high net worth individuals;

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Tokyo ranked number three (behind New York and Hong Kong) for cities with the most ultra-high net worth individuals;

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Limited supply, particularly in the prestigious areas within the Minato ward, continued to drive higher pricing;

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Japan’s rich culture, rule of law, exceptional customer services, and overall safety and quality of life continued to pull in investor demand.

The Tokyo condominium market saw the following trends in 2020:
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condominium supply remained muted (a multi decade low), which buoyed prices both within the main 23 wards of Tokyo and outside the main metropolitan area;

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higher condominium prices crowded out much of the middle-income population, with demand —  and purchasing power being a prerequisite — shifting toward investor types or residents with higher household income;

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the luxury condominium developer market remained dominated by a few key developers, who collectively managed supply-demand equilibrium to maintain pricing strength; and

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the exodus of foreign residents from the key central ward areas, such as Shinjuku and Minato, was a result of entry-bans implemented at the onset of the COVID-19 pandemic, a trend that is expected to reverse as the country improves its response to the pandemic.

Competition
We primarily face competition in the luxury residential property industry in Tokyo and Kanagawa prefecture. The luxury residential property industry in Tokyo and Kanagawa prefecture is competitive. We compete primarily with local residential property developers as well as large national and overseas residential property developers that have also started to enter these markets. As a boutique real estate developer, we compete on the basis of, among other things, customers, desirable lots, the types of products offered, brand recognition, price, design and quality, financing, raw materials, and skilled labor. Increased competition may prevent us from acquiring attractive lots on which we can build condominiums or make such acquisitions more expensive, hinder our market share expansion or lead to pricing pressures on our condominiums that may adversely impact our margins and revenue. Our competitors may independently develop land and construct condominium units that are superior or substantially similar to our products and, because they are or may be significantly larger, have a longer operating history, and/or have greater resources or lower cost of capital than us, may be able to compete more effectively in one or more of the markets in which we operate or may operate in the future. We also compete with other residential property developers that have longstanding relationships with agencies, subcontractors, and suppliers in the markets in which we operate or may operate in the future. We believe that, through our long operating history and strong brand awareness as well as our in-depth understanding of the residential property market in Tokyo and Kanagawa Prefecture, we will be able to react more quickly than these competitors to market opportunities and changes in market trends.
Intellectual Property
We rely on a combination of trademarks, service marks, domain name registrations, and contractual restrictions to establish and protect our brand name and logos, marketing designs, and internet domain names.
As of the date of this prospectus, we have registered:
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19 trademarks in Japan for real estate-related services and other goods and services directly and indirectly related to our business operations; and

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10 domain names in Japan.

As of the date of this prospectus, we have two pending trademark applications in Japan and one pending trademark application in the U.S.
Insurance
We currently maintain fire insurance, life insurance, and insurance coverage against liability from tortious acts or other personal injuries on our project sites. However, we do not have insurance coverage against potential losses or damages with respect to our properties before their delivery to customers. In addition, our contractors typically do not maintain insurance coverage on our properties under construction. We believe that our contractors should bear liabilities from tortuous acts or other personal injuries on our project sites, and we do not maintain insurance coverage against such liabilities. There are certain types of losses, such as losses from natural disasters, terrorist attacks, construction delays, and business interruptions, for which insurance is either not available or not available at a reasonable cost. We believe our practice is consistent with the customary industry practice in Japan.
Environmental Matters
As a real estate developer in Japan, we are subject to various environmental laws and regulations in Japan. These include regulations on air pollution, noise emissions, as well as water and waste discharge. We in the past have never paid any penalties associated with the breach of any such laws and regulations. Compliance with existing environmental laws and regulations has not had a material adverse effect on our financial condition and results of operations, and we do not believe it will have such an impact in the future.
In addition, we have adopted an environmentally friendly approach for our property development. We primarily use lumber as raw material for the construction, such that our properties typically have long life span and our constructions involve less energy and less carbon emissions.
Employees
We had 50 full-time employees as of November 30, 2022 and 46, 37, and 26 full-time employees as of June 30, 2022, 2021, and 2020, respectively. The following table sets forth the number of our full-time employees categorized by areas of operations as of November 30, 2022:
Function:	Number
Management	8
Finance	4
Planning and development	4
Project construction management	7
Sales and marketing	13

Function:	Number
Property management	12
Administrative and human resources	2
Total	50

We enter into employment agreements with our full-time employees. The employment agreements have an indefinite term and may be terminated by the employee with a 14-day advance notice. Dismissal of the employee by us is required to meet the following requirements: (i) the dismissal is objectively reasonable and socially acceptable; (ii) the dismissal is based on the grounds set forth in the labor regulations; (iii) the dismissal does not fall under any of the prohibited grounds stipulated by law; and (iv) a 30-day advance notice is given, or a dismissal allowance is paid in lieu of such notice. In addition, we enter into confidentiality agreements with our employees to protect our intellectual property rights.
In addition to our full-time employees, we had one independent contractor as of November 30, 2022 and one, one, and two independent contractors as of June 30, 2022, 2021, and 2020, respectively. These independent contractors are primarily responsible for planning and development of our projects.
We believe that we maintain a good working relationship with our employees and independent contractors, and we have not experienced material labor disputes in the past. None of our employees are represented by labor unions.
Facilities
Our principal executive offices are located in Tokyo, Japan, where we lease offices from an independent third party with an area of approximately 4,243 square feet, with a lease term from December 2020 to November 2023 and a monthly rent of JPY2,027,420 (approximately $14,941). The lease agreement automatically renews for successive three-year terms, unless either party notifies the other party of its intention to the contrary in writing no later than six months before the expiration of the then current term.
As of the date of this prospectus, we own an aggregate of 10,907 square feet of buildings and land in Tokyo and an aggregate of 4,505 square feet of buildings and land in Kanagawa prefecture (other than inventories for our real estate development and sales).
We lease offices in Yokohama, Japan, from an independent third party with an area of approximately 1,293 square feet, with a lease term from September 2021 to August 2024 and a monthly rent of JPY518,519 (approximately $3,821). We are required to notify the landlord at least six months in advance if we would like to renew the lease.
We also lease offices in Sapporo, Japan, from an independent third party with an area of approximately 766 square feet, with a lease term from April 2021 to March 2022 and a monthly rent of JPY193,770 (approximately $1,428). The lease agreement automatically renews for successive one-year terms, unless we notify the landlord of our intention to the contrary in writing no later than three months before the expiration of the then current term or the landlord notifies us of its intention to the contrary in writing no later than six months before the expiration of the then current term.
We believe that our existing facilities are sufficient for our near-term needs.
Seasonality
Our business is not subject to seasonal fluctuations.
Legal Proceedings
From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, breach of contract, and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

REGULATIONS
Our business activities, particularly in relation to the construction and sale of buildings and other real estate and our real estate brokerage businesses, are subject to various governmental regulations in Japan and the other countries in which we operate.
Japanese Regulations
Construction, Repair, and Remodeling of Buildings
Our business involving the construction, repair, and remodeling of buildings is generally subject to the Building Standards Act. Under this law, any entity that constructs, substantially repairs, or remodels, whether by itself or through a third-party contractor, any building that is larger than a certain size or that is located in certain designated areas must obtain a certificate of prior confirmation for the planned construction, repair, or remodeling as well as a certificate of completion thereof from an inspector appointed by the local authorities. Such certificates confirm that the building, repair, or remodeling conforms to the standards prescribed by the Building Standards Act and relevant regulations. In addition, the local authorities may order the suspension of construction or the demolition, reconstruction, remodeling, or repair of any building, or may prohibit or limit the use of any building, if the building does not conform to the relevant building standards. Such standards include those relating to the use, height, and structure of buildings, including the seismic design, the building-to-land area ratio, and fire prevention, security, and sanitation requirements.
The relevant site may be subject to general restrictions under the City Planning Act of Japan (Act No. 100 of 1968, as amended), which designates areas where certain usage is not allowed. If and when we intend to perform development activities in specified designated areas, we must firstly obtain permission from the relevant governor.
Sales and Brokerage of Real Estate
Our business involving property sales and brokerage of real estate transactions is subject to the Building Lots and Buildings Transaction Business Act. Under this law, any person who intends to engage in the business of the sale and purchase of buildings and building lots or the brokerage of sale and purchase or leasing thereof, referred to by this law as a real estate trader, must firstly obtain a license from the Minister of Land, Infrastructure, Transport, and Tourism or the relevant governor of the municipal government in Japan. The minister or the relevant governor may revoke such license or order the suspension of business for a period of up to one year if the real estate trader enters into a transaction that violates the Building Lots and Buildings Transaction Business Act or otherwise engages in substantially inappropriate conduct. This law also requires real estate traders to employ, or otherwise enlist the services of, a certain number of qualified and registered real estate transaction managers.
The Building Lots and Buildings Transaction Business Act imposes various obligations on real estate traders in connection with their business. For instance, real estate traders must ensure that their real estate transaction managers deliver to property purchasers, lessees and/or certain relevant parties documents setting forth important matters relating to the property and provide sufficient explanations to these parties before entering into real estate contracts. In addition, the Building Lots and Buildings Transaction Business Act places limits on the size of deposits that may be collected from a purchaser and on liquidated damages payable to real estate traders and also provides restrictions on advertisements relating to the business of real estate traders.
In May 2022, the amendments to the Building Lots and Buildings Transaction Business Act and related regulations came into effect, allowing documents that were previously required to be delivered in writing, such as the documents setting forth important matters relating to the property, to be delivered by electronic means, subject to the consent of the property purchasers, lessees, and/or certain relevant parties. The amendments, in effect, allow real estate transactions to be completed entirely online.
Lease of Buildings
Leases of buildings in Japan are governed principally by the Civil Code and the Act on Land and Building Leases. In relation to building lease transactions, the Act on Land and Building Leases generally takes priority over the Civil Code principally in terms of protection of rights of lessees. Except where the Act on Land and Building Leases provides otherwise, its provisions are compulsorily applicable to building leases, regardless of the terms of the relevant lease agreement, especially where the terms are less favorable to a lessee than the provisions of the Act on Land and Building Leases.
Lease Term
A building lease agreement may have either a fixed or an indefinite term. Under the Act on Land and Building Leases, however, a building lease having a term of less than one year is deemed to have an indefinite term. Even if the building lease is for a fixed term of one year or more, unless the landlord gives notice of its intention not to renew the lease generally six months prior to the expiration of the term, the lease is automatically deemed to be renewed without a fixed term.
The Act on Land and Building Leases provides that a building lease may be terminated by the landlord on six months’ notice, although a longer notice period may be required if such longer period is provided for in the relevant lease agreement. However, in the case of building leases having a fixed term of one year or more, the lease generally cannot be terminated prior to the end of that term unless the lease agreement specifically provides otherwise.
Notwithstanding the foregoing, the landlord may not give notice of intention not to renew, or of termination of, a lease unless it has a justifiable reason for not renewing or terminating the lease in light of a number of factors, including: each of the landlord’s and the lessee’s need for the building for its own use; the history of the building lease; the present use of the building; the current condition of the building; and the amount of money the landlord is offering to pay the lessee in consideration of vacating the building.
Adjustment of Rent
The Act on Land and Building Leases provides that either party to a building lease agreement may demand that the rent be increased or decreased, regardless of the provisions of the lease agreement, if the rent has become unreasonable (i) as a result of any increase or decrease in taxes or other charges imposed on the leased building or the underlying land, (ii) as a result of any increase or decrease in the price of such building or land or any other change in economic condition, or (iii) in light of the rents of comparable buildings in the immediate area. This provision of the Act on Land and Building Leases, however, will not permit a landlord to demand an increase in rent if the relevant lease agreement provides that the rent shall not increase for a specific period.
If no agreement is reached between the parties with respect to an increase or decrease in the amount of the rent, either party may seek a court order. In such case, the court will determine whether and to what extent the amount of the rent shall be adjusted taking into consideration various factors, including those described in (i) through (iii) above. If the court determines that the rent should be decreased, the landlord will be ordered to return any excess rent collected after the lessee’s initial demand and to pay interest on such excess amount, if any, at a rate of 10% per annum.
Special Fixed-term Building Lease
The Act on Land and Building Leases provides that the rules regarding renewals of lease agreements do not apply to a type of special fixed-term building lease known as teiki tatemono chintaishaku. Further, the landlord and the lessee may exclude the application of the rules regarding adjustment of rent described above.
Environmental Regulation
Our leasing, development, and reconstruction operations are subject to the Soil Contamination Countermeasures Act. Under this law, if a local governor finds that the level of soil pollution in a given area of land due to hazardous or toxic substances exceeds the standards prescribed by the Ministry of the Environment of Japan and that area of land is polluted to such an extent that it has caused or may cause harm to human health, the governor must designate the area of land as a polluted area and the governor may order the current owner of such land to remove or remediate hazardous or toxic substances on or under the land in accordance with a plan for the removal and remediation, in principle, whether or not the current owner knew of, or was responsible for, the presence of such hazardous or toxic substances.
Liability for Defect of Warranty and Non-Conformity to the Contract
In connection with our property sales businesses, pursuant to the Civil Code or other certain laws, we may be subject to potential liabilities for “defects” in relation to a contract for sale or work entered into on or before March 31, 2020 or “non-conformity to the contract” in relation to a contract for sale or work entered into on and after April 1, 2020. On April 1, 2020, the Act Partially Amending the Civil Code came into force and the provisions of the liability for defect of warranty were wholly amended such that the concept of “defects” was replaced by the concept of “non-conformity to the contract” with clarification of liabilities arising from such non-conformity.
Under the Civil Code, if there is any latent defect or any non-conformity to the contract in the subject matter of a sale or if there is any defect or any non-conformity to the contract in the subject matter of work performed, the seller or the constructor of buildings or building lots is statutorily liable for the defect of warranty or the non-conformity to the contract vis-à-vis the purchaser or the contractee. These statutory liabilities are generally available for one year from (i) the date on which the purchaser becomes aware of the latent defect or the non-conformity to the contract with respect to the kind or quality, (ii) the time of the delivery of the subject matter of work performed with defects, or (iii) the date on which the contractee becomes aware of the non-conformity to the contract with respect to the kind or quality. In case of non-conformity to the contract, after the above-mentioned partial amendment to the Civil Code, these statutory liabilities can be enforced by a cancellation of the underlying sale, by requesting deduction of sale price, by requesting realization of conformity, or by requesting damages, which may include resale profit. The Building Lots and Buildings Transaction Business Act generally prohibits real estate traders, as sellers of buildings or building lots, from modifying these liabilities unfavorably to the purchaser.
The Housing Quality Assurance Act of Japan (Act No. 81 of 1999, as amended), imposes stricter liability against sellers of newly built houses including new condominium units and constructors of new houses, under which a seller and a constructor of a new house is statutorily liable for a defect of the primary parts of the house for 10 years from delivery of it under certain conditions, and any agreement which purports to modify these liabilities unfavorably to the purchaser or the contractee is void.
Labor Laws
There are various labor-related laws in Japan, including the Labor Standards Act (Act No. 49 of April 7, 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of June 8, 1972, as amended), and the Labor Contracts Act (Act No. 128 of December 5, 2007). The Labor Standards Act regulates, among others, minimum standards for working conditions such as working hours, leave period, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and working rules, and dismissal and disciplinary action. We comply with these regulations.
Personal Information
The Personal Information Protection Act of Japan (Act No. 57 of 2003, as amended) and related guidelines impose various requirements on businesses, including our group companies, that use databases containing personal information, such as appropriate custody of such information and restrictions on information sharing with third parties. Non-compliance with any order issued by the Personal Information Protection Commission or any other relevant authorities to take necessary measures to comply with the law could subject us to criminal and/or administrative sanctions. As a result of recent amendments, anonymously processed information (tokumei kako joho), pseudonymized information (kamei kako joho), and individual-related information (kojin kanren joho) are subject to the Personal Information Protection Act.

U.S. Regulations
As a residential apartment provider in the U.S., we are subject to various federal, state, and local laws. Our apartment units must comply with Title III of the Americans with Disabilities Act (the “ADA”) to the extent that they are “public accommodations” or “commercial facilities” as defined in the ADA. The ADA does not consider apartment buildings to be public accommodations or commercial facilities, except for portions of such properties that are open to the public.
In addition, the Fair Housing Amendments Act of 1988 requires apartment buildings first occupied after March 13, 1990 to be accessible to the handicapped. Other laws also require apartment communities to be handicap accessible. Noncompliance with these laws could result in the imposition of fines or an award of damages to private litigants.
Under various federal, state, and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under, or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the substances. Other law imposes on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. Failure to comply with applicable requirements could complicate our ability to lease an affected property and could subject us to monetary penalties, costs required to achieve compliance, and potential liability to third parties.

MANAGEMENT
The following sets forth information regarding members of our board of directors and our executive officers as of the date of this prospectus.
Name	Age	Position(s)
Eiji Nagahara	54	President, Chief Executive Officer, and Representative Director
Daisuke Takahashi	46	Chief Financial Officer
Takashi Nihei	47	Director and General Manager of Development Division
Hidekazu Hamagishi	43	Director and General Manager of Accounting Department
Masahiro Maki	74	Independent Director and Audit and Supervisory Committee Member
Hiroyuki Saito	55	Independent Director and Audit and Supervisory Committee Member
Ryoma Iida	36	Independent Director and Audit and Supervisory Committee Member
Mr. Eiji Nagahara is our founder and has served as our president since November 2003 and our chief executive officer and representative director since March 2001. Prior to founding our Company, Mr. Nagahara worked at multiple real estate companies, including FEC Co., Ltd. from June 1999 to February 2001, Mibu Co., Ltd. from July 1997 to May 1999, and Uptown Co., Ltd. from October 1995 to June 1997. In September 2019, Mr. Nagahara received his certificate as a Certified International Property Specialist.
We believe Mr. Nagahara qualifies as a director because he is our founder and has extensive experience in the industry.
Mr. Daisuke Takahashi has served as our chief financial officer since January 2021. Prior to joining our Company, Mr. Takahashi served as the managing director and chief financial officer of Japan Card Products Co., Ltd., a Belgium and Japan joint company engaging in manufacturing business, from August 2019 to August 2020, as the financial planning and analysis manager of Starbucks Coffee Japan Ltd from November 2017 to July 2019, as the chief accountant of Fujita Corporation Co., Ltd, a construction company, in Doha, Qatar, from January 2015 to October 2017, as the chief consultant of Chuo Sogo Business Consulting Co., Ltd, a financial advisory company, from June 2014 to December 2014, and as the accounting manager of A.I Global Sun Partners Co., Ltd., an accounting firm, in Ho Chi Minh City, Vietnam, from November 2011 to August 2013. Mr. Takahashi passed all four sections of the Uniform CPA Examination in February 2015. Mr. Takahashi received his bachelor’s degree of Marine Science from Hokkaido University in March 2001.
Mr. Takashi Nihei has served as our director since July 2021 and our general manager of development division since February 2006. Prior to joining our Company, Mr. Nihei worked at I-Deal Co., Ltd., a real estate company, from March 2004 to February 2006 and Kyowajyuhan Co., Ltd., a real estate company, from October 2002 to January 2004. From April 1997 to July 2002, Mr. Nihei worked at La-table., Ltd, which mainly engages in the restaurant business. Mr. Nihei received his diploma in Management Business from Tokyo Shoko Gakuin Technical College in March 1996.
We believe Mr. Nihei qualifies as a director because of his extensive experience in the industry.
Mr. Hidekazu Hamagishi has served as our director since July 2021 and as our general manager of accounting department since July 2012. Prior to joining our Company, Mr. Hamagishi worked at Aisei Drug Co., Ltd., a pharmaceutical company, from December 2011 to March 2012. Engaging in the financial service business, he worked at Ibis Consulting Co., Ltd. from July 2011 to November 2011, First Management Service Co., Ltd. from March 2011 to June 2011, and SME Guarantee Organization Co., Ltd. from April 2010 to March 2011. Mr. Hamagishi served as the manager of Kasuga Publishing Co., Ltd., a publishing company, from April 2009 to August 2009 and as the chief accountant of S-net Co., Ltd., a real estate company, from July 2008 to January 2009. From January 2006 to May 2008, Mr. Hamagishi worked at Human Design Limited Company, an administrative outsourcing company. From April 2002 to December 2005, Mr. Hamagishi worked at Nissan Satio Saitama Co., Ltd., an automobile company. Mr. Hamagishi received his Bachelor of Law degree from Daito Bunka University in March 2002.
We believe Mr. Hamagishi qualifies as a director because of his extensive experience in financial compliance.

Mr. Masahiro Maki has served as our independent director and audit and supervisory committee member since July 2019. Prior to joining our Company, Mr. Maki served as the director and an audit and supervisory committee member of Keiyo Co., Ltd., a retail company, from April 2006 to May 2021, as the executive vice-president of Chibagin Business Service Co., Ltd., a bank service outsourcing company, from June 2001 Jun to March 2006, and as the director and general manager of audit department of Chiba Bank from April 1971 to May 2001. Mr. Maki received his Bachelor of Economics degree from Chuo University in March 1971.
We believe Mr. Maki qualifies as a director because of his extensive experience in financial compliance.
Mr. Hiroyuki Saito has served as our independent director and audit and supervisory committee member since July 2021. Mr. Saito established Saito Certified Public Accountant Office in March 2006, which mainly provides merger and acquisition consulting services to companies in Japan, and established Mitsuba Audit Corporation in March 2021, which conducts accounting audits. Prior to establishing Saito CPA Office, Mr. Saito worked for Ernst & Young ShinNihon LLC and its affiliated companies for 16 years until he retired in 2006, where he was engaged in various business activities, including accounting audits, IPO consulting, and merger and acquisition consulting. Mr. Saito worked for Ginga Audit Corporation as a senior partner from December 2008 to November 2019. He worked for Minamiaoyama Audit Corporation as a senior partner from December 2019 to March 2020. Mr. Saito received his Bachelor of Business Administration degree from Aoyama Gakuin University in March 1990. In August 1993, he received his certificate as a Certified Public Accountant in Japan.
We believe Mr. Saito qualifies as a director because of his extensive experience in financial compliance.
Mr. Ryoma Iida has served as our independent director and audit and supervisory committee member since July 2021. Mr. Iida established Allegro Law Office in 2020, and has worked as an attorney at law mainly in transaction disputes, corporate governance, labor disputes, bankruptcy, and business revitalization. Mr. Iida worked as a school legal affairs specialist of Kobe City Board of Education from April 2020 to March 2021. He worked for Umegae Chuo Legal Profession Corporation as a lawyer from January 2014 to December 2019, where he was engaged in resolution for various disputes between companies as well as individuals. He passed Japanese bar examination on 2012 and was registered with the Osaka Bar Association on December 2013. Mr. Iida holds a Juris Doctor degree from Osaka University Law School.
We believe Mr. Iida qualifies as a director because of his extensive experience in regulatory compliance.
Family Relationships
None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.
Corporate Governance Practices
We are a “foreign private issuer” as defined under the federal securities laws of the U.S. and the Nasdaq listing standards. Under the federal securities laws of the U.S., foreign private issuers are subject to different disclosure requirements than U.S.-domiciled public companies. We intend to take all actions necessary for us to maintain our status as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act, and other applicable rules adopted by the SEC, and the Nasdaq listing standards. Under the SEC rules and the Nasdaq listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and the Nasdaq permit a foreign private issuer to follow its home country practices in lieu of their respective rules and listing standards. In general, our articles of incorporation and the Companies Act govern our corporate affairs.
As a foreign private issuer, we will follow Japanese law and corporate practices in lieu of the corporate governance provisions set out under Nasdaq Rule 5600. The following rules under Nasdaq Rule 5600 differ from Japanese law requirements:
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Nasdaq Rule 5605(b)(1) requires that at least a majority of a listed company’s board of directors be independent directors, and Nasdaq Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only independent directors are present. Under our current corporate structure, the Companies Act does not require independent directors. Our board of directors, however, is currently comprised of six directors, three of which are considered “independent,” as determined in accordance with the applicable Nasdaq rules. We expect our independent directors to regularly meet in executive sessions, where only the independent directors are present;
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Nasdaq Rule 5605(c)(2)(A) requires a listed company to have an audit committee composed entirely of not less than three directors, each of whom must be independent. Under Japanese law, the majority of the members of the audit and supervisory committee must be outside directors. We currently have a three-member audit and supervisory committee and all of the committee members are independent. See “— Audit and Supervisory Committee” below for additional information;

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Nasdaq Rule 5605(d) requires, among other things, that a listed company’s compensation committee be comprised of at least two members, each of whom is an independent director as defined under such rule. Our board of directors will collectively participate in the discussions and determination of compensation for our executive officers and directors, and other compensation related matters;

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Nasdaq Rule 5605(e) requires that a listed company’s nomination and corporate governance committee be comprised solely of independent directors. Our board of directors will not have a standalone nomination and corporate governance committee. Our board of directors will collectively participate in the nomination process of potential directors and oversee our corporate governance practices; and

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Nasdaq Rule 5620(c) sets out a quorum requirement of 33 1∕3% applicable to meetings of shareholders. In accordance with Japanese law and generally accepted business practices, our articles of incorporation provide that there is no quorum requirement for a general resolution of our shareholders. Under the Companies Act and our articles of incorporation, however, a quorum of not less than one-third of the total number of voting rights is required in connection with the election of directors and statutory auditors and certain other matters.

Controlled Company
Upon completion of this offering, Mr. Eiji Nagahara, our president, chief executive officer, and representative director, will beneficially own approximately 84.3% of the aggregate voting power of our outstanding Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option, or 82.6% assuming full exercise of the underwriters’ over-allotment option. As a result, we will be a “controlled company” within the meaning of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:
•
a majority of our board of directors consist of independent directors;

•
our director nominees be selected or recommended solely by independent directors; and

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we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

As a foreign private issuer, however, Nasdaq corporate governance rules allow us to follow corporate governance practice in our home country, Japan, with respect to appointments to our board of directors and committees. We intend to follow home country practice as permitted by Nasdaq rather than rely on the “controlled company” exception to the corporate governance rules. See “Risk Factors — Risks Relating to this Offering and the Trading Market — Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.” Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
Board of Directors
Our board of directors has the ultimate responsibility for the administration of our affairs. Under the Companies Act and our articles of incorporation, we are required to have no fewer than three but not more than 10 directors (excluding those who are member of the audit and supervisory committee) and no more than five directors who are member of the audit and supervisory committee. Directors are elected at general meetings of shareholders. The normal term of office of any director expires at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ended within one year after such director’s election to office or, in the case of a director who is a member of the audit and supervisory committee, two years after the same. Our directors may, however, serve any number of consecutive terms.
The board of directors (excluding those directors who are members of the audit and supervisory committee) appoints from among its members one or more representative directors, who have the authority individually to represent us in the conduct of our affairs. The board of directors may appoint from among its members (excluding those who are members of the audit and supervisory committee) a chairperson and a president, or one or more vice-presidents, senior managers, and executive managers of the board.
Our board of directors consists of six directors. Our board of directors has determined that our directors, Masahiro Maki, Hiroyuki Saito, and Ryoma Iida, satisfy the “independence” requirements of the Nasdaq corporate governance rules and the rules and regulations of the SEC.
Audit and Supervisory Committee
We currently have an audit and supervisory committee consisting of three members, Masahiro Maki, Hiroyuki Saito, and Ryoma Iida. The audit and supervisory committee, in accordance with our Regulations of the Audit and Supervisory Committee, (i) audits the execution by our directors of their duties and the preparation of audit reports and (ii) determines the details of proposals concerning the election, dismissal, or non-reappointment of the accounting auditor to be submitted to general meetings of shareholders by the board of directors. With respect to financial reporting, the audit and supervisory committee has the statutory duty to examine financial statements and business reports to be submitted to the shareholders by a representative director and is authorized to report its opinion to the ordinary general meeting of shareholders.
In addition to our audit and supervisory committee, we must appoint accounting auditors (kaikei kansa-nin) from independent certified public accountants or an independent audit firm in Japan. The accounting auditors have the statutory duties of examining the financial statements to be submitted to the shareholders by a representative director at the general meetings of shareholders and reporting their opinion thereon to the relevant directors and the audit and supervisory committee. The accounting auditors also audit the financial statements to be included in the securities reports that, if required, will be filed with the relevant local finance bureau of the Ministry of Finance. We have appointed Hideki Otaki as our accounting auditor.
Compensation
In accordance with the Companies Act, compensation for our directors, including bonuses, retirement allowances, and incentive stock options, must be approved at our general meeting of shareholders, unless otherwise specified in our articles of incorporation in the future. The shareholders’ approval may specify the upper limit of the aggregate amount of compensation or calculation methods, but if compensation includes benefits in kind, the shareholders’ approval must include the description of such benefits. Compensation for a director is fixed by our board of directors in accordance with our internal regulations and practice and, in the case of retirement allowances, generally reflects the position of the director or executive officer at the time of retirement, length of service as a director and contribution to our performance.
For the fiscal year ended June 30, 2022, we paid an aggregate of JPY88,000,008 (approximately $648,537) as compensation to our executive officers and directors and we set aside or accrued JPY128,441,668 (approximately $946,581) to provide pension, retirement, or other similar benefits to our directors and executive officers.
Limitation of Liability of Directors
Under the Companies Act and our articles of incorporation we may exempt, by resolution of the board of directors, our directors from liabilities to us arising in connection with their failure to execute their duties in good faith and without gross negligence, within the limits stipulated by applicable laws and regulations. In addition, our articles of incorporation provide that we may enter into agreements with our directors (excluding executive directors) to limit their respective liabilities to us arising in connection with a failure to execute their duties in good faith and without gross negligence to the higher of either a predetermined amount which shall be no less than JPY1 million (approximately $7,370) or an amount stipulated in laws and regulations. We have obtained directors and officers liability insurance, which covers expenses, capped at a certain amount, that our directors and officers may incur in connection with their conduct as our directors or executive officers.
Code of Business Conduct and Ethics
We expect that prior to the closing of this offering, our board of directors will adopt a code of business conduct and ethics, which will be applicable to all of our directors and employees. We have filed a copy of such code of business conduct and ethics as an exhibit to the Registration Statement on Form F-1, of which this prospectus forms a part, and will make it publicly available on our website upon adoption.
PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of 2,000,000 ADSs representing the Ordinary Shares being offered in this offering for:
•
each of our directors and executive officers;

•
all directors and executive officers as a group; and

•
each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the Ordinary Shares. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 12,498,900 Ordinary Shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes 2,000,000 ADSs representing 2,000,000 Ordinary Shares outstanding immediately after the completion of this offering, assuming no exercise of the underwriters’ over-allotment option, and 2,300,000 ADSs representing 2,300,000 Ordinary Shares, assuming full exercise of the underwriters’ over-allotment option.
Information with respect to beneficial ownership has been furnished by each director, executive officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of this prospectus, we have 29 shareholders of record, none of whom are located in the United States. We will be required to have at least 400 round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)
	Beneficially	Percent	Number	Percent	Number	Percent
Directors and Executive Officers(1):
Eiji Nagahara	12,220,837	97.8%	12,220,837	84.3%	12,220,837	82.6%
Daisuke Takahashi	45,455	*	45,455	*	45,455	*
Takashi Nihei	18,182	*	18,182	*	18,182	*
Hidekazu Hamagishi	4,546	*	4,546	*	4,546	*
Masahiro Maki	27,273	*	27,273	*	27,273	*
Hiroyuki Saito	—	—	—	—	—	—
Ryoma Iida	—	—	—	—	—	—
All directors and executive officers as a group (seven individuals):	12,316,293	98.5%	12,316,293	84.9%	12,316,293	83.2%
5% Shareholders:(1)
Eiji Nagahara	12,220,837	97.8%	12,220,837	84.3%	12,220,837	82.6%

*
Indicates less than 1%

Notes:
(1)
Unless otherwise indicated, the business address of each of the individuals is 6F, MFPR Shibuya Nanpeidai Building 16-11, Nampeidai-cho, Shibuya-ku Tokyo, 150-0036, Japan.

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.
We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS
During the last three years, we have engaged in the following transactions with our directors, executive officers, or holders of more than 5% of our outstanding share capital and their affiliates, which we refer to as our related parties:
Name of Related Party	Relationship to Us
Mr. Eiji Nagahara	Our president, chief executive officer, representative director, and majority shareholder
Share Issuance to Mr. Eiji Nagahara
See “Description of Share Capital — History of Share Capital.”
Loan Arrangements between our Company and Mr. Eiji Nagahara
During the fiscal year ended June 30, 2021, Mr. Eiji Nagahara borrowed JPY30,665,737 (approximately $266,265) from us with an interest rate of 1.7% per annum and repaid all of the outstanding loan as of June 30, 2021.
During the fiscal year ended June 30, 2020, Mr. Eiji Nagahara borrowed JPY30,225,758 (approximately $262,445) from us with an interest rate of 1.7% per annum and repaid all of the outstanding loan as of June 30, 2020.
On June 30, 2021, we borrowed JPY41,868,421 (approximately $308,559) from Mr. Eiji Nagahara with no interest rate, which loan is payable on June 30, 2022. We had fully repaid this loan by June 30, 2022.
On October 28, 2021, we borrowed an additional JPY80,000,000 (approximately $589,579) from Mr. Eiji Nagahara with no interest rate, which loan is payable on October 28, 2022. We had fully repaid this loan by June 30, 2022.

DESCRIPTION OF SHARE CAPITAL
The following description is a summary of the material information concerning our Ordinary Shares, including brief summaries of the relevant provisions of our articles of incorporation and of the Companies Act relating to joint-stock corporations (kabushiki kaisha), and certain related laws and legislation, each as currently in effect. Because it is a summary, this discussion should be read together with our articles of incorporation.
We are a joint-stock corporation with limited liability organized in Japan under the Companies Act. The rights of our shareholders are represented by our Ordinary Shares as described below, and shareholders’ liability is limited to the amount of subscription for such Ordinary Shares. As of the date of this prospectus, our authorized share capital consists of 50,000,000 Ordinary Shares; 14,485,000 Ordinary Shares are issued, of which 12,498,900 Ordinary Shares are outstanding and 1,986,100 Ordinary Shares are held by our Company as treasury shares.
Requirements and Procedures for Share Transfer under the Companies Act
We are not listed on any stock exchange in Japan. Any transfer of shares of Japanese companies which are not listed in any stock exchange in Japan is subject to the requirements and procedures described in the Companies Act and its subordinate regulations.
Under the Companies Act, a share transfer will take effect if and when:
(i)
the transferor and the transferee agree to the transfer in any manner (including oral agreement);

(ii)
if the company is a company which issues share certificates, the transferor delivers the share certificate to the transferee; and

(iii)
if the company is a company which issues shares with restriction on transfer, the transferor gets approval of the company for the acquisition of such share by the transferee.

If the company is not a company which issues share certificate, the transfer shall take effect between the transferor and the transferee when the agreement of such transfer takes effect as agreed by them.
The transferee of the above-mentioned transfer may not assert its shareholders’ rights against the company and bona fide third party who purchases shares without knowledge of, and negligence in not knowing of, the former transfer, until such transfer is duly recorded in the register of shareholders of such company.
We are not a company which issues share certificate.
Under the Companies Act and our articles of incorporation, transfer of shares shall not be subject to an approval by us.
Distribution of Surplus
Under the Companies Act, the distribution of dividends takes the form of distribution of surplus, and a distribution of surplus may be made in cash and/or in kind, with no restrictions on the timing and frequency of such distributions. The Companies Act generally requires a joint-stock corporation to make distributions of surplus authorized by a resolution of a general meeting of shareholders. Distributions of surplus are, however, permitted pursuant to a resolution of the board of directors if:
(a)
the company’s articles of incorporation so provide;

(b)
the normal term of office of directors (excluding those who are member of the audit and supervisory committee) expires on or before the day of the conclusion of the annual shareholders meeting for the last business year ending within one year from the time of their election;

(c)
the company has accounting auditor(s) and board of corporate auditors, audit and supervisory committee, or nominating committee, etc.; and

(d)
the company’s non-consolidated annual financial statements and certain documents for the latest fiscal year fairly present its assets and profit or loss, as required by the ordinances of the Ministry of Justice.

In an exception to the above rule, even if the requirements described in (a) through (d) are not met, the company may be permitted to make distributions of surplus in cash to its shareholders by resolution of the board of directors once per fiscal year if its articles of incorporation so provide. Our articles of incorporation do not have provisions to that effect.
A resolution of a general meeting of shareholders authorizing a distribution of surplus must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of such assets to shareholders, and the effective date of the distribution. If a distribution of surplus is to be made in kind, we may, pursuant to a resolution of a general meeting of shareholders, grant a right to the shareholders to require us to make such distribution in cash instead of in kind. If no such right is granted to shareholders, the relevant distribution of surplus must be approved by a special resolution of a general meeting of shareholders. See “— Voting Rights” for more details regarding a special resolution. Our articles of incorporation provide that we are relieved of our obligation to pay any distributions in cash that go unclaimed for three years after the date they first become payable.
Restriction on Distribution of Surplus
Under the Companies Act, we may distribute surplus up to the excess of the aggregate of (a) and (b) below, less the aggregate of (c) through (f) below, as of the effective date of such distribution, if our net assets are not less than JPY3,000,000:
(a)
the amount of surplus, as described below;

(b)
in the event that extraordinary financial statements as of, or for a period from the beginning of the fiscal year to, the specified date are approved, the aggregate amount of (i) the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net income for such period described in the statement of income constituting the extraordinary financial statements, and (ii) the amount of consideration that we received for the treasury shares that we disposed of during such period;

(c)
the book value of our treasury shares;

(d)
in the event that we disposed of treasury shares after the end of the previous fiscal year, the amount of consideration that we received for such treasury shares;

(e)
in the event described in (b) in this paragraph, the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net loss for such period described in the statement of income constituting the extraordinary financial statements; and

(f)
certain other amounts set forth in the ordinances of the Ministry of Justice, including (if the sum of one-half of goodwill and the deferred assets exceeds the total of share capital, additional paid-in capital and legal earnings reserve, each such amount as it appears on the balance sheet as of the end of the previous fiscal year) all or a certain part of such excess amount as calculated in accordance with the ordinances of the Ministry of Justice.

For the purposes of this section, the amount of “surplus” is the excess of the aggregate of (I) through (IV) below, less the aggregate of (V) through (VII) below:
(I)
the aggregate of other capital surplus and other retained earnings at the end of the previous fiscal year;

(II)
in the event that we disposed of treasury shares after the end of the previous fiscal year, the difference between the book value of such treasury shares and the consideration that we received for such treasury shares;

(III)
in the event that we reduced our share capital after the end of the previous fiscal year, the amount of such reduction less the portion thereof that has been transferred to additional paid-in capital and/or legal earnings reserve (if any);

(IV)
in the event that we reduced additional paid-in capital and/or legal earnings reserve after the end of the previous fiscal year, the amount of such reduction less the portion thereof that has been transferred to share capital (if any);
(V)
in the event that we cancelled treasury shares after the end of the previous fiscal year, the book value of such treasury shares;

(VI)
in the event that we distributed surplus after the end of the previous fiscal year, the aggregate of the following amounts:

  (1)
the aggregate amount of the book value of the distributed assets, excluding the book value of such assets that would be distributed to shareholders but for their exercise of the right to receive dividends in cash instead of dividends in kind;

  (2)
the aggregate amount of cash distributed to shareholders who exercised the right to receive dividends in cash instead of dividends in kind; and

  (3)
the aggregate amount of cash paid to shareholders holding fewer shares than the shares that were required in order to receive dividends in kind;

(VII)
the aggregate amounts of (1) through (4) below, less (5) and (6) below:

  (1)
in the event that the amount of surplus was reduced and transferred to additional paid-in capital, legal earnings reserve and/or share capital after the end of the previous fiscal year, the amount so transferred;

  (2)
in the event that we distributed surplus after the end of the previous fiscal year, the amount set aside in additional paid-in capital and/or legal earnings reserve;

  (3)
in the event that we disposed of treasury shares in the process of (x) a merger in which we acquired all rights and obligations of a company, (y) a corporate split in which we acquired all or a part of the rights and obligations of a split company, or (z) a share exchange (kabushiki kokan) in which we acquired all shares of a company after the end of the previous fiscal year, the difference between the book value of such treasury shares and the consideration that we received for such treasury shares;

  (4)
in the event that the amount of surplus was reduced in the process of a corporate split in which we transferred all or a part of our rights and obligations after the end of the previous fiscal year, the amount so reduced;

  (5)
in the event of (x) a merger in which we acquired all rights and obligations of a company, (y) a corporate split in which we acquired all or a part of the rights and obligations of a split company, or (z) a share exchange in which we acquired all shares of a company after the end of the previous fiscal year, the aggregate amount of (i) the amount of the other capital surplus after such merger, corporate split or share exchange, less the amount of other capital surplus before such merger, corporate split or share exchange, and (ii) the amount of the other retained earnings after such merger, corporate split or share exchange, less the amount of other retained earnings before such merger, corporate split or share exchange; and

  (6)
in the event that an obligation to cover a deficiency, such as the obligation of a person who subscribed newly issued shares with an unfair amount to be paid in, was fulfilled after the end of the previous fiscal year, the amount of other capital surplus increased by such payment.

In Japan, the “ex-dividend” date and the record date for any distribution of surplus come before the date a company determines the amount of distribution of surplus to be paid.
For information as to Japanese taxes on dividends, please refer to “Material Income Tax Consideration — Japanese Taxation.”
Capital and Reserves
Under the Companies Act, the paid-in amount of any newly-issued shares is required to be accounted for as share capital, although we may account for an amount not exceeding one-half of such paid-in amount as additional paid-in capital. We may generally reduce additional paid-in capital and/or legal earnings reserve by resolution of a general meeting of shareholders, subject to completion of protection procedures for creditors in accordance with the Companies Act, and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as share capital. We may generally reduce share capital by a special resolution of a general meeting of shareholders and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as additional paid-in capital.
Share Splits
Under the Companies Act, we may at any time split shares in issue into a greater number of the same class of shares by a resolution of the board of directors. When a share split is to be made, we must give public notice of the share split, specifying the record date therefor, at least two weeks prior to such record date.
Gratuitous Allocations
Under the Companies Act, we may allot any class of shares to our existing shareholders without any additional contribution by resolution of the board of directors; provided that although our treasury shares may be allotted to our shareholders, any allotment of shares will not accrue to shares of our treasury shares.
Reverse Share Split
Under the Companies Act, we may at any time consolidate our shares into a smaller number of shares by a special resolution of the general meeting of shareholders. We must disclose the reason for the reverse share split at the general meeting of shareholders. When a reverse share split is to be made, we must give public notice or notice of the reverse share split, at least two weeks (or, in certain cases where any fractions of shares are left as a result of a reverse share split, 20 days) prior to the effective date of the reverse share split.
General Meeting of Shareholders
Our ordinary general meeting of shareholders shall be convened within three months from the day following each business year and is usually held every September in Tokyo, Japan. The record date for an ordinary general meeting of shareholders is June 30 of each year. In addition, we may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two-week advance notice to shareholders.
Notice of convocation of a general meeting of shareholders setting forth the time, place, purpose thereof, and certain other matters set forth in the Companies Act and relevant ordinances must be mailed to each shareholder having voting rights (or, in the case of a non-resident shareholder, to his or her standing proxy or mailing address in Japan) at least two weeks prior to the date set for such meeting. Such notice may be given to shareholders by electronic means, subject to the consent of the relevant shareholders.
Any shareholder or group of shareholders holding at least 3% of the total number of voting rights for a period of six months or more may require, with an individual shareholder notice (as described in “— Register of Shareholders”), the convocation of a general meeting of shareholders for a particular purpose. Unless such general meeting of shareholders is convened without delay or a convocation notice of a meeting which is to be held not later than eight weeks from the day of such demand is dispatched, the requiring shareholder may, upon obtaining a court approval, convene such general meeting of shareholders.
Any shareholder or group of shareholders holding at least 300 voting rights or 1% of the total number of voting rights for a period of six months or more, which period is required after the removal of restrictions on the transfer of shares, may propose a matter to be included in the agenda of a general meeting of shareholders, and may propose to describe such matter together with a summary of the proposal to be submitted by such shareholder in a notice to our shareholders, by submitting a request to a director at least eight weeks prior to the date set for such meeting, with an individual shareholder notice.
The Companies Act enables a company to amend its articles of incorporation in order to loosen the requirements for the number of shares held and shareholding period, as well as the period required for dispatching a convocation notice or submission of requests, all of which are required for any shareholder or group of shareholders to request the convocation of a general meeting of shareholders or to propose a matter to be included in the agenda of a general meeting of shareholders. Our articles of incorporation do not provide for loosening such requirements.
Voting Rights
A shareholder of record is entitled to one vote per Ordinary Share, except that neither we nor any corporation, partnership, or other similar entity in which we hold, directly or indirectly, 25% or more of the voting rights shall exercise any voting rights in respect of Ordinary Shares held by us or such entity, as the case may be. Except as otherwise provided by law or by our articles of incorporation, a resolution can be adopted at a general meeting of shareholders by a majority of the voting rights represented at the meeting. Shareholders may also exercise their voting rights through proxies. The Companies Act and our articles of incorporation provide that the quorum for the election of directors is one-third of the total number of voting rights. Our articles of incorporation provide that the Ordinary Shares may not be voted cumulatively for the election of directors.
The Companies Act provides that a special resolution of the general meeting of shareholders is required for certain significant corporate transactions, including:
•
any amendment to our articles of incorporation (except for amendments that may be authorized solely by the board of directors under the Companies Act);

•
a reduction of share capital, subject to certain exceptions under which a shareholders’ resolution is not required, such as a reduction of share capital for the purpose of replenishing capital deficiencies;

•
transfer of the whole or a part of our equity interests in any of our subsidiaries, subject to certain exceptions under which a shareholders’ resolution is not required;

•
a dissolution, merger, or consolidation, subject to certain exceptions under which a shareholders’ resolution is not required;

•
the transfer of the whole or a substantial part of our business, subject to certain exceptions under which a shareholders’ resolution is not required;

•
the taking over of the whole of the business of any other corporation, subject to certain exceptions under which a shareholders’ resolution is not required;

•
a corporate split, subject to certain exceptions under which a shareholders’ resolution is not required;

•
share exchange (kabushiki kokan) or share transfer (kabushiki iten) for the purpose of establishing 100% parent-subsidiary relationships, subject to certain exceptions under which a shareholders’ resolution is not required;

•
any issuance of new shares or transfer of existing shares held by us as treasury shares at a “specially favorable” price and any issuance of share acquisition rights or bonds with share acquisition rights at a “specially favorable” price or in a “specially favorable” condition to any persons other than shareholders;

•
any acquisition by us of our own shares from specific persons other than our subsidiaries (if any);

•
reverse share split; or

•
the removal of a corporate auditor.

Except as otherwise provided by law or in our articles of incorporation, a special resolution of the general meeting of shareholders requires the approval of the holders of at least two-thirds of the voting rights of all shareholders present or represented at a meeting where a quorum is present. Our articles of incorporation provide that a quorum exists when one-third or more of the total number of voting rights is present or represented.
Liquidation Rights
If we are liquidated, the assets remaining after payment of all taxes, liquidation expenses, and debts will be distributed among shareholders in proportion to the number of shares they hold.

Rights to Allotment of Shares
Holders of our Ordinary Shares have no pre-emptive rights. Authorized but unissued shares may be issued at the times and on the terms as the board of directors determines, so long as the limitations with respect to the issuance of new shares at “specially favorable” prices (as described in “— Voting Rights”) are observed. Our board of directors may, however, determine that shareholders shall be given rights to allotment regarding a particular issue of new shares, in which case such rights must be given on uniform terms to all holders of the shares as of a record date for which not less than two weeks’ prior public notice must be given. Each shareholder to whom such rights are given must also be given notice of the expiration date thereof at least two weeks prior to the date on which such rights expire. The rights to allotment of new shares may not be transferred. However, the Companies Act enables us to allot share acquisition rights to shareholders without consideration therefor, and such share acquisition rights are transferable. See “— Share Acquisition Rights” below.
In cases where a particular issuance of new shares (i) violates laws and regulations or our articles of incorporation, or (ii) will be performed in a manner materially unfair, and shareholders may suffer disadvantages therefrom, such shareholders may file an injunction with a court of law to enjoin such issuance.
Share Acquisition Rights
Subject to certain conditions and to the limitations on issuances at a “specially favorable” price or on “specially favorable” conditions described in “— Voting Rights,” we may issue share acquisition rights (shinkabu yoyakuken) and bonds with share acquisition rights (shinkabu yoyakuken-tsuki shasai) by a resolution of the board of directors. Holders of share acquisition rights may exercise their rights to acquire a certain number of shares within the exercise period as set forth in the terms of their share acquisition rights. Upon exercise of share acquisition rights, we will be obligated either to issue the relevant number of new shares or, alternatively, to transfer the necessary number of shares of treasury shares held by us.
Record Date
The record date for annual dividends and the determination of shareholders entitled to vote at the ordinary general meeting of our shareholders is June 30.
In addition, by a resolution of the board of directors, we may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice.
Purchase of Our Own Shares
Under the Companies Act, we may acquire our own shares:
•
by purchase from a specific party other than any of our subsidiaries, pursuant to a special resolution of a general meeting of shareholders; and

•
by purchase from any of our subsidiaries, pursuant to a resolution of the board of directors.

Any such acquisition of shares must satisfy certain requirements, such as that we may only acquire our own shares in an aggregate amount up to the amount that we may distribute as surplus. See “— Distribution of Surplus” above for more details regarding this amount.
Our own shares acquired by us may be held by us as treasury shares for any period or may be cancelled by resolution of the board of directors. We may also transfer the shares held by us to any person, subject to a special resolution of a general meeting of shareholders or a resolution of the board of directors, as the case may be, and subject also to other requirements similar to those applicable to the issuance of new shares, as described in “— Rights to Allotment of Shares” above. We may also utilize our treasury shares (x) for the purpose of transfer to any person upon exercise of share acquisition rights or (y) for the purpose of acquiring another company by way of merger, share exchange, or corporate split through exchange of treasury shares for shares or assets of the acquired company.

Request by Controlling Shareholder to Sell All Shares
Under the Companies Act, in general, a shareholder holding 90% or more of our voting rights, directly or through wholly-owned subsidiaries, shall have the right to request that all other shareholders (and all other holders of share acquisition rights, as the case may be) sell all shares (and all share acquisition rights, as the case may be) held by them with our approval, which must be made by a resolution of the board of directors (kabushiki tou uriwatashi seikyu, or a “Share Sales Request”). In order to make a Share Sales Request, such controlling shareholder will be required to issue a prior notice to us. If we approve such Share Sales Request, we will be required to make a public notice to all holders and registered pledgees of shares (and share acquisition rights, as the case may be) not later than 20 days before the effective date of such sales.
Sale by Us of Shares Held by Shareholders Whose Addresses Are Unknown
Under the Companies Act, we are not required to send a notice to a shareholder if notices to such shareholder fail to arrive for a continuous period of five or more years at the registered address of such shareholder in the register of our shareholders or at the address otherwise notified to us.
In addition, we may sell or otherwise dispose of the shares held by a shareholder whose location is unknown. Generally, if
•
notices to a shareholder fail to arrive for a continuous period of five or more years at the shareholder’s registered address in the register of our shareholders or at the address otherwise notified to us, and

•
the shareholder fails to receive distribution of surplus on the shares for a continuous period of five or more years at the address registered in the register of our shareholders or at the address otherwise notified to us, we may sell or otherwise dispose of the shareholder’s shares at the market price after giving at least three months’ prior public and individual notices, and hold or deposit the proceeds of such sale or disposal for the shareholder.
History of Share Capital
The following is a history of our share capital during the last three years.
On March 29, 2021, 1,250 Ordinary Shares were issued to Mr. Eiji Nagahara, our president, chief executive officer, and representative director, for an aggregate consideration of JPY100,000,000 (approximately $868,282).
On August 31, 2021, our shareholders approved an increase in the number of our authorized Ordinary Shares from 1,000,000 to 50,000,000 and our board of directors approved a forward split of our outstanding Ordinary Shares at a ratio of 100-for-1 share, which became effective on the same day. Unless otherwise indicated, all references to Ordinary Shares, options to purchase Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the forward split as if it had occurred at the beginning of the earlier period presented.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS will represent one Ordinary Share (or a right to receive one Ordinary Share) deposited with MUFG Bank Ltd., as custodian for the depositary in Japan. Each ADS will also represent any other securities, cash, or other property that may be held by the depositary. The deposited shares together with any other securities, cash, or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.
You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.
As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Japanese law governs shareholder rights. The depositary will be the holder of the Ordinary Shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, and ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”
Dividends and Other Distributions
How will you receive dividends and other distributions on the Ordinary Shares?
The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent.
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Cash.   The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Material Income Tax Consideration.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.
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Shares.   The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.
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Rights to purchase additional shares.   If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

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Other distributions.   The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair, and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. The depositary, however, is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights, or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights, or anything else to ADS holders. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you.
Deposit, Withdrawal, and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposits Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.
How can ADS holders withdraw the deposited securities?
You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk, and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary, however, is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited Ordinary Share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

What are the Requirements for Depositing and Withdrawing Shares under FEFTA?
Under recent amendments in 2019 to FEFTA, a proposed transferee of our Ordinary Shares who is a Foreign Investor (as defined under FEFTA) must submit an application for pre-clearance to the applicable Japanese governmental authority prior to the transfer of our Ordinary Shares, which approval may take up to 30 days and could be subject to further extension. Prior to accepting Ordinary Shares for deposit in return for the issuance of ADSs, the depositary, which is considered a Foreign Investor for purposes of FEFTA, must obtain pre-clearance from the Japanese governmental authority. Accordingly, investors wishing to deposit Ordinary Shares with the depositary for the issuance of ADSs should notify the depositary at least 30 days prior to such deposit to allow time for the depositary to apply for any required pre-clearance, if not already obtained. The depositary will not accept any Ordinary Shares for deposit until any required pre-clearance has been obtained. In addition, any Foreign Investor expecting to receive delivery of our Ordinary Shares upon surrender of ADSs must also obtain pre-clearance from the applicable Japanese governmental authority prior to accepting delivery, which approval may take up to 30 days and could be subject to further extension. Accordingly, ADS holders who are Foreign Investors wishing to surrender ADSs for the purpose of withdrawing the underlying deposited Ordinary Shares should apply for pre-clearance at least 30 days in advance of such surrender. The depositary will not accept surrender of ADSs for the purpose of withdrawal of Ordinary Shares until it receives assurances satisfactory to the depositary that any required pre-clearance for the delivery of the common shares to a Foreign Investor has been obtained.
How do ADS holders interchange between certificated ADSs and uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.
Voting Rights
How do you vote?
ADS holders may instruct the depositary how to vote the number of deposited Ordinary Shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Japan and the provisions of our articles of incorporation or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.
Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the Ordinary Shares. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the Ordinary Shares represented by your ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses
Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders
$0.05 (or less) per ADS per calendar year	Depositary services
Persons depositing or withdrawing shares or ADS holders must pay:	For:
Registration or transfer fees	Transfer and registration of our Ordinary Shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary
The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.
From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary, or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers, or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads, or commissions.
The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker, or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.
Tender and Exchange Offers; Redemption, Replacement, or Cancellation of Deposited Securities
The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.
If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.
If there is any change in the deposited securities such as a sub-division, combination, or other reclassification, or any merger, consolidation, recapitalization, or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. If the depositary, however, decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.
If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.
If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges, or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.
How may the deposit agreement be terminated?
The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if
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60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

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we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

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we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

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the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

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we appear to be insolvent or enter insolvency proceedings;

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all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

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there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

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there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.
After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

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are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

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are not liable if we or it exercises discretion permitted under the deposit agreement;

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are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential, or punitive damages for any breach of the terms of the deposit agreement;

•
have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

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are not liable for the acts or omissions of any securities depositary, clearing agency, or settlement system; and

•
the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding, or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Requirements for Depositary Actions
Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:
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payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

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satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.
Your Right to Receive the Shares Underlying Your ADSs
ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:
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when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•
when you owe money to pay fees, taxes, and similar charges; or

•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.
Shareholder Communications; Inspection of Register of Holders of ADSs
The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.
Jury Trial Waiver
The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Ordinary Shares, the ADSs, or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.
You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of this offering, we will have 2,000,000 ADSs outstanding, representing 2,000,000 Ordinary Shares, or approximately 13.8% of our outstanding Ordinary Shares, assuming the underwriters do not exercise their option to purchase additional ADSs, and 2,300,000 ADSs outstanding, representing 2,300,000 Ordinary Shares, or approximately 15.5% of our outstanding Ordinary Shares, assuming the underwriters exercise their option to purchase additional ADSs in full. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our Ordinary Shares or the ADSs, and although we have applied to list the ADSs on Nasdaq, a regular trading market for the ADSs may not develop. We do not expect that a trading market will develop for our Ordinary Shares not represented by the ADSs.
Lock-Up Agreements
We have agreed not to, for a period of 180 days from the date of this prospectus, subject to certain exceptions, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, any of the ADSs, our Ordinary Shares, or securities that are substantially similar to the ADSs or our Ordinary Shares, without the prior written consent of the Representative.
Furthermore, each of our directors and executive officers has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to the ADSs, our Ordinary Shares, and securities that are substantially similar to the ADSs or our Ordinary Shares, without the prior written consent of the Representative.
We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares or the ADSs. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares or the ADSs may dispose of significant numbers of our Ordinary Shares or the ADSs in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares or the ADSs, or the availability of Ordinary Shares or ADSs for future sale, will have on the trading price of the ADSs from time to time. Sales of substantial amounts of our Ordinary Shares or the ADSs in the public market, or the perception that these sales could occur, could adversely affect the trading price of the ADSs.
Rule 144
All of our Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.
In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.
A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:
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1% of the number of Ordinary Shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 14,498,900 Ordinary Shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

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the average weekly trading volume of the ADSs on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Regulation S
Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

JAPANESE FOREIGN EXCHANGE CONTROLS AND SECURITIES REGULATIONS
Foreign Exchange Regulations
The FEFTA and related cabinet orders and ministerial ordinances, which we refer to collectively as the Foreign Exchange Regulations, govern certain aspects relating to the acquisition and holding of shares by “exchange non-residents” and by “foreign investors” (as these terms are defined below). It also applies in some cases to the acquisition and holding of ADSs representing our Ordinary Shares acquired and held by non-residents of Japan and by foreign investors. In general, the Foreign Exchange Regulations currently in effect do not affect transactions between exchange non-residents to purchase or sell Ordinary Shares or ADSs outside Japan using currencies other than Japanese yen.
Exchange residents are defined in the Foreign Exchange Regulations as:
(i)
individuals who reside within Japan; or

(ii)
corporations whose principal offices are located within Japan.

Exchange non-residents are defined in the Foreign Exchange Regulations as:
(i)
individuals who do not reside in Japan; or

(ii)
corporations whose principal offices are located outside Japan.

Generally, branches and other offices of non-resident corporations located within Japan are regarded as exchange residents. Conversely, branches and other offices of Japanese corporations located outside Japan are regarded as exchange non-residents.
Foreign investors are defined in the Foreign Exchange Regulations as:
(i)
individuals who are exchange non-residents;

(ii)
corporations or other entities organized under the laws of foreign countries or whose principal offices are located outside Japan;

(iii)
corporations of which 50% or more of the total voting rights are held, directly or indirectly, by individuals and/or corporations falling within (i) and/or (ii) above;

(iv)
investment partnerships and limited liability partnerships for investment, etc. (including foreign partnerships) in which the ratio of capital contribution from exchange non-residents is 50% or more of the total amount of capital contribution by all partners, or in which a majority of the managing partners are exchange non-residents; or

(v)
corporations or other entities having a majority of either (A) directors or other persons equivalent thereto or (B) directors or other persons equivalent thereto having the power of representation who are non-resident individuals.

Acquisition of Shares
Acquisition by a foreign investor of shares of a Japanese corporation from a non-foreign investor requires pre or post facto reporting by the foreign investor through an exchange resident to the Minister of Finance of Japan through the Bank of Japan. No such reporting requirement is imposed, however, if:
(i) shares are acquired due to the occurrence of an event of inheritance, bequest, gratis allotment of shares, or acquisition of shares with a call provision; or
(ii) both the investment ratio and the voting right ratio (total of closely related parties) of all shares held after the share acquisition are less than 10% (provided that the nationality of the foreign investor is that of the listed country or Japan, and the business purpose of the issuing company under its articles of incorporation falls under the category of post facto reporting industry); or

(iii) the acquisition falls under any other case prescribed in Article 55-5 of the FEFTA, Article 3.1 of the Cabinet Order on Inward Direct Investment, etc., and Articles 3.2 and 3.3 of the Order on Inward Direct Investment, etc.
Dividends and Proceeds of Sale
Under the Foreign Exchange Regulations, dividends paid on, and the proceeds from sales in Japan of, shares held by exchange non-residents of Japan may generally be converted into any foreign currency and repatriated abroad.

MATERIAL INCOME TAX CONSIDERATION
The following summary of the material Japanese and United States federal income tax consequences of an investment in our Ordinary Shares or the ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or the ADSs, such as the tax consequences under state, local, and other tax laws.
Japanese Taxation
The following is a general summary of the principal Japanese tax consequences (limited to national tax) to owners of our Ordinary Shares, in the form of Ordinary Shares or ADSs, who are non-resident individuals of Japan or who are non-Japanese corporations without a permanent establishment in Japan, collectively referred to in this section as non-resident holders. The statements below regarding Japanese tax laws are based on the laws and treaties in force and as interpreted by the Japanese tax authorities as of the date of this prospectus, and are subject to changes in applicable Japanese laws, tax treaties, conventions, or agreements, or in the interpretation of them, occurring after that date. This summary is not exhaustive of all possible tax considerations that may apply to a particular investor, and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership, and disposition of our Ordinary Shares, including, specifically, the tax consequences under Japanese law, under the laws of the jurisdiction of which they are resident and under any tax treaty, convention, or agreement between Japan and their country of residence, by consulting their own tax advisors.
For the purpose of Japanese tax law and the tax treaty between the United States and Japan, a U.S. holder of ADSs will generally be treated as the owner of the Ordinary Shares underlying the ADSs evidenced by the ADRs.
Generally, a non-resident holder of Ordinary Shares or ADSs will be subject to Japanese income tax collected by way of withholding on dividends (meaning in this section distributions made from our retained earnings for the Companies Act purposes) we pay with respect to our Ordinary Shares and such tax will be withheld prior to payment of dividends. Share splits generally are not subject to Japanese income or corporation taxes.
In the absence of any applicable tax treaty, convention, or agreement reducing the maximum rate of Japanese withholding tax or allowing exemption from Japanese withholding tax, the rate of the Japanese withholding tax applicable to dividends paid by Japanese corporations on their Ordinary Shares to non-resident holders is generally 20.42% (or 20% for dividends due and payable on or after January 1, 2038) under Japanese tax law. However, with respect to dividends paid on listed shares issued by a Japanese corporation (such as Ordinary Shares or ADSs) to non-resident holders, other than any individual shareholder who holds 3% or more of the total number of shares issued by the relevant Japanese corporation (to whom the aforementioned withholding tax rate will still apply), the aforementioned withholding tax rate is reduced to (i) 15.315% for dividends due and payable up to and including December 31, 2037 and (ii) 15% for dividends due and payable on or after January 1, 2038. The withholding tax rates described above include the special reconstruction surtax (2.1% multiplied by the original applicable withholding tax rate, i.e., 15% or 20%, as the case may be), which is imposed during the period from and including January 1, 2013 to and including December 31, 2037, to fund the reconstruction from the Great East Japan Earthquake.
If distributions were made from our capital surplus, rather than retained earnings, for the Companies Act purposes, the portion of such distributions in excess of the amount corresponding to a pro rata portion of return of capital as determined under Japanese tax laws would be deemed dividends for Japanese tax purposes, while the rest would be treated as return of capital for Japanese tax purposes. The deemed dividend portion, if any, would generally be subject to the same tax treatment as dividends as described above, and the return of capital portion would generally be treated as proceeds derived from the sale of Ordinary Shares and subject to the same tax treatment as sale of our Ordinary Shares as described below. Distributions made in consideration of repurchase by us of our own shares or in connection with certain reorganization transactions will be treated substantially in the same manner.
Japan has income tax treaties whereby the withholding tax rate (including the special reconstruction surtax) may be reduced, generally to 15%, for portfolio investors, with, among others, Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, New Zealand, Norway, and Singapore, while the income tax treaties with, among others, Australia, Belgium, France, Hong Kong, the Netherlands, Portugal, Sweden, Switzerland, the United Arab Emirates, the United Kingdom, and the United States generally reduce the withholding tax rate to 10% for portfolio investors and the income tax treaties with, among others, Spain, generally reduce the withholding tax rate to 5% for portfolio investors. In addition, under the income tax treaty between Japan and the United States, dividends paid to pension funds which are qualified U.S. residents eligible to enjoy treaty benefits are exempt from Japanese income taxation by way of withholding or otherwise unless the dividends are derived from the carrying on of a business, directly or indirectly, by the pension funds. Similar treatment is applicable to dividends paid to pension funds under the income tax treaties between Japan and, among others, Belgium, Denmark, Spain, the United Kingdom, the Netherlands, and Switzerland. Under Japanese tax law, any reduced maximum rate applicable under a tax treaty shall be available when such maximum rate is below the rate otherwise applicable under the Japanese tax law referred to in the second preceding paragraph with respect to the dividends to be paid by us on our Ordinary Shares or the ADSs.
Non-resident holders of our Ordinary Shares or the ADSs who are entitled under an applicable tax treaty to a reduced rate of, or exemption from, Japanese withholding tax on any dividends on our Ordinary Shares or the ADSs, in general, are required to submit, through the withholding agent to the relevant tax authority prior to the payment of dividends, an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends together with any required forms and documents. A standing proxy for a non-resident holder of our Ordinary Shares or the ADSs may be used in order to submit the application on a non-resident holder’s behalf. In this regard, a certain simplified special filing procedure may also be available for non-resident holders to claim treaty benefits of reduction of or exemption from Japanese withholding tax, by submitting a Special Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends of Listed Stock, together with any required forms or documents. If the depositary needs investigation to identify whether any non-resident holders of ADSs are entitled to claim treaty benefits of exemption from or reduction of Japanese withholding tax the depositary or its agent submits an application form before payment of dividends so that the withholding cannot be made in connection with such holders for eight months after the record date concerning such payment of dividends. If it is proved that such holders are entitled to claim treaty benefits of exemption from or reduction of Japanese withholding tax within the foregoing eight-month period, the depositary or its agent submits another application form together with certain other documents so that such holder can be subject to exemption from or reduction of Japanese withholding tax. To claim this reduced rate or exemption, such non-resident holder of ADSs will be required to file a proof of taxpayer status, residence, and beneficial ownership, as applicable, and to provide other information or documents as may be required by the depositary. Non-resident holders who are entitled, under any applicable tax treaty, to a reduced rate of Japanese withholding tax below the rate otherwise applicable under Japanese tax law, or exemption therefrom, as the case may be, but fail to submit the required application in advance may nevertheless be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate under an applicable tax treaty (if such non-resident holders are entitled to a reduced treaty rate under the applicable tax treaty) or the full amount of tax withheld (if such non-resident holders are entitled to an exemption under the applicable tax treaty), as the case may be, by complying with a certain subsequent filing procedure. We do not assume any responsibility to ensure withholding at the reduced treaty rate, or exemption therefrom, for shareholders who would be eligible under an applicable tax treaty but who do not follow the required procedures as stated above.
Gains derived from the sale of our Ordinary Shares or the ADSs outside Japan by a non-resident holder that is a portfolio investor will generally not be subject to Japanese income or corporation taxes. Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired from another individual our Ordinary Shares or the ADSs as a legatee, heir, or donee, even if none of the acquiring individual, the decedent, or the donor is a Japanese resident.
United States Federal Income Taxation
WE URGE POTENTIAL PURCHASERS OF THE ADSS OR OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING, AND DISPOSING OF THE ADSS OR OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:
•
banks;

•
financial institutions;

•
insurance companies;

•
regulated investment companies;

•
real estate investment trusts;

•
broker-dealers;

•
persons that elect to mark their securities to market;

•
U.S. expatriates or former long-term residents of the U.S.;

•
governments or agencies or instrumentalities thereof;

•
tax-exempt entities;

•
persons liable for alternative minimum tax;

•
persons holding our Ordinary Shares or the ADSs as part of a straddle, hedging, conversion, or integrated transaction;

•
persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares or the ADSs);

•
persons who acquired our Ordinary Shares or the ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

•
persons holding our Ordinary Shares or the ADSs through partnerships or other pass-through entities;

•
beneficiaries of a Trust holding our Ordinary Shares or the ADSs; or

•
persons holding our Ordinary Shares or the ADSs through a trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Ordinary Shares or ADSs in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares or the ADSs.
Material Tax Consequences Applicable to U.S. Holders of the ADSs or Ordinary Shares
The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of the ADSs or our Ordinary Shares. This description does not deal with all possible tax consequences relating to ownership and disposition of the ADSs or our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local, and other tax laws.
The following brief description applies only to U.S. Holders (defined below) that hold ADSs or Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date, and the income tax treaty between the United States and Japan (the “Tax Convention”). All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.
The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ADSs or Ordinary Shares and you are, for U.S. federal income tax purposes,

•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of the ADSs or our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding the ADSs or our Ordinary Shares are urged to consult their tax advisors regarding an investment in the ADSs or our Ordinary Shares.
An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:
The Green Card Test:   You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”
The Substantial Presence Test:   If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):
1.
The actual days in the United States in the current year; plus

2.
One-third of his or her days in the United States in the immediately preceding year; plus

3.
One-sixth of his or her days in the United States in the second preceding year.

This summary is based, in part, upon the representations made by the depositary to us and assumes that the deposit agreement for the ADSs, and all other related agreements, will be performed in accordance with their terms.
Treatment of the ADSs
U.S. Holders of ADSs generally will be treated for U.S. federal income tax purposes as holding our Ordinary Shares represented by the ADSs. No gain or loss will be recognized on an exchange of our Ordinary Shares for ADSs or an exchange of ADSs for our Ordinary Shares if the depositary has not taken any action inconsistent with the material terms of the deposit agreement for the ADSs or the U.S. Holder’s ownership of the underlying Ordinary Shares. A U.S. Holder’s tax basis in the Ordinary Shares received in exchange for ADSs will be the same as its tax basis in the ADSs, and the holding period in the shares will include the holding period in the ADSs.
Taxation of Dividends and Other Distributions on the ADSs or Our Ordinary Shares
Subject to the application of the PFIC rules discussed below, a U.S. Holder generally will recognize ordinary dividend income in an amount equal to the amount of any cash and the value of any property we distribute as a distribution with respect to the U.S. Holder’s Ordinary Shares (or ADSs), to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, when the distribution is received (or when received by the depositary in the case of ADSs). We do not intend to maintain calculations of earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that distributions paid with respect to our Ordinary Shares or the ADSs generally will be treated as dividends. Dividends will not be eligible for the dividends received deduction generally allowable to U.S. corporations. Dividends paid on our Ordinary Shares or the ADSs will be treated as “qualified dividends” taxable at preferential rates, if (i) we are eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules, (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC, and (iii) the U.S. Holder satisfies certain holding period and other requirements. The Tax Convention has been approved for the purposes of the qualified dividend rules and we believe we will be eligible for the benefits of the Tax Convention.
Dividend income will include any amounts withheld in respect of Japanese taxes, and will be treated as foreign-source income for foreign tax credit purposes. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Japanese taxes withheld from dividends on our Ordinary Shares or the ADSs generally will be creditable against the U.S. Holder’s U.S. federal income tax liability to the extent such taxes do not exceed any reduced withholding rate available under the Tax Convention. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, at its election, deduct creditable foreign taxes, including Japanese taxes, in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued by the U.S. Holder in the taxable year.
Dividends paid in a currency other than U.S. dollars will be includable in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt (or the date of the depositary’s receipt in the case of ADSs), whether or not the payment is converted into U.S. dollars at that time. A U.S. Holder should not recognize any foreign currency gain or loss in respect of the distribution if the foreign currency is converted into U.S. dollars on the date the distribution is received. If the foreign currency is not converted into U.S. dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the foreign currency. The foreign currency gain or loss (if any) generally will be treated as ordinary income or loss to the U.S. Holder and generally will be treated as U.S.-source income or loss, which may be relevant in calculating the U.S. Holder’s foreign tax credit limitation.
To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares or ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain.
Taxation of Dispositions of ADSs or Ordinary Shares
Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ADSs or Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADSs or Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.
PFIC
A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:
•
at least 75% of its gross income for such taxable year is passive income; or

•
at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of the ADSs or our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.
Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of the ADSs or our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of the ADSs or our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ADSs or Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of the ADSs or our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ADSs or Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ADSs or Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ADSs or Ordinary Shares.
If we are a PFIC for your taxable year(s) during which you hold ADSs or Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or Ordinary Shares will be treated as an excess distribution. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Ordinary Shares;

•
the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•
the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or Ordinary Shares cannot be treated as capital, even if you hold the ADSs or Ordinary Shares as capital assets.
A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ADSs or Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ADSs or

Ordinary Shares as of the close of such taxable year over your adjusted basis in such ADSs or Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ADSs or Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the ADSs or Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ADSs or Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or Ordinary Shares. Your basis in the ADSs or Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or our Ordinary Shares” generally would not apply.
The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq Global Market. If the ADSs or Ordinary Shares are regularly traded on the Nasdaq Global Market and if you are a holder of ADSs or Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.
Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ADSs or Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ADSs or Ordinary Shares, including regarding distributions received on the ADSs or Ordinary Shares and any gain realized on the disposition of the ADSs or Ordinary Shares.
If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold the ADSs or our Ordinary Shares, then such ADSs or Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ADSs or Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ADSs or Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ADSs or Ordinary Shares for tax purposes.
IRC Section 1014(a) provides for a step-up in basis to the fair market value for the ADSs or our Ordinary Shares when inherited from a decedent that was previously a holder of the ADSs or our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) the ADSs or our Ordinary Shares, or a mark-to-market election and ownership of those ADSs or Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits the ADSs or our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those ADSs or Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in the ADSs or our Ordinary Shares and the elections discussed above.
Information Reporting and Backup Withholding
Dividend payments with respect to the ADSs or our Ordinary Shares and proceeds from the sale, exchange or redemption of the ADSs or our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.
Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to the ADSs or our Ordinary Shares, subject to certain exceptions (including an exception for ADSs or Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ADSs or Ordinary Shares. Failure to report such information could result in substantial penalties. You should consult your own tax advisor regarding your obligation to file a Form 8938.

UNDERWRITING
We will enter into an underwriting agreement with Network 1 Financial Securities, Inc., as representative of the several underwriters in this offering (the “Representative”), with respect to the ADSs to be sold in this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of ADSs provided below opposite their respective names.
Underwriters	Number of ADSs
Network 1 Financial Securities, Inc.

Total
A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.
The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities if any such securities are taken. However, the underwriters are not required to take or pay for the securities covered by the underwriters’ over-allotment option described below.
Over-Allotment Option
We have granted the Representative an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 300,000 ADSs (15% of the number of ADSs sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase ADSs covered by the option at the public offering price per ADS that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $18,400,000 and the total net proceeds, before expenses, to us will be $16,928,000.
Underwriting Discounts and Expenses
The underwriters have advised us that they propose to offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession. The underwriters may allow, and certain dealers may reallow, a discount from the concession to certain brokers and dealers. After this offering, the public offering price, concession, and reallowance to dealers may be changed by the Representative. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The ADSs are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.
The following table shows the public offering price, underwriting discount, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.
	Per ADS	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)
Represents an underwriting discount equal to (i) 8% per ADS, which is the underwriting discount we have agreed to pay on investors in this offering introduced by the underwriters (        ADSs), and (ii) 6% per ADS, which is the underwriting discount we have agreed to pay on investors in this offering sourced by us (        ADSs). The fees do not include expense reimbursement provisions described below. Underwriting discounts to be paid by us are calculated based on the assumption that no investors in this offering are introduced by us.

We have agreed to pay to the underwriters by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent of the gross proceeds received by us from the sale of the ADSs.
We have agreed to reimburse the underwriters for certain out-of-pocket expenses incurred by them up to an aggregate of $150,000 (including the Advance defined below), including fees and disbursements of their counsel, with respect to this offering. We have paid an expense deposit of $75,000 (the “Advance”) to the underwriters, which will be applied against the out-of-pocket accountable expenses that will be reimbursed by us in connection with this offering. Any portion of the Advance will be returned to us in the event it is not actually incurred.
We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and underwriter expense reimbursement, will be approximately $2,774,525.
Future Transactions
In the event that, at any time prior to the first anniversary of the final closing of the public offering, we or any affiliate of ours completes any transaction (including, without limitation, any merger, consolidation, acquisition, financing, joint venture, or similar transaction) directly or indirectly with any party directly introduced to us by the Representative during such period, we will pay the Representative a transaction fee at the closing of the transaction equal to a percentage of the consideration or value received by our Company and/or our shareholders as follows: 5% of the first $1,000,000, 4% of the next $1,000,000, 3% of the next $1,000,000, 2% of the next $1,000,000, and 1% of all amounts in excess of $4,000,000.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Lock-Up Agreements
We have agreed not to, for a period of 180 days from the date of this prospectus, subject to certain exceptions, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, any of the ADSs, our Ordinary Shares, or securities that are substantially similar to the ADSs or our Ordinary Shares, without the prior written consent of the Representative.
Our executive officers and directors have agreed, for a period of 180 days from the date of this prospectus, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of the ADSs, our Ordinary Shares, and securities that are substantially similar to our Ordinary Shares or the ADSs, without the prior written consent of the Representative. The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.
Listing
We have applied to list the ADSs on the Nasdaq Global Market under the symbol “LRE.” At this time, Nasdaq has not yet approved our application to list the ADSs. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.
Price Stabilization, Short Positions, and Penalty Bids
In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:
•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment transactions involve sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that it may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising its over-allotment option and/or purchasing ADSs in the open market.

•
Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which it may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ADSs. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Determination of the Public Offering Price
Prior to this offering, there has not been a public market for the ADSs. The public offering price of the ADSs offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the ADSs were:
•
our history and our prospects;

•
our financial information and historical performance;

•
the industry in which we operate;

•
the status and development prospects for our services;

•
the experience and skills of our senior management; and

•
the general condition of the securities markets at the time of this offering.

We offer no assurances that the public offering price will correspond to the price at which the ADSs will trade in the public market subsequent to this offering or that an active trading market for the ADSs will develop and continue after this offering.
Selling Restrictions Outside the United States
No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.
Notice to Prospective Investors in Canada
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Notice to Prospective Investors in Japan
The ADSs may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Act of Japan and (2) otherwise in compliance with the Financial Instruments and Exchange Act of Japan and other relevant laws, regulations, and governmental guidelines of Japan.
Notice to Prospective Investors in the People’s Republic of China
This prospectus may not be circulated or distributed in China and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of

China except pursuant to applicable laws, rules, and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.
Notice to Prospective Investors in Hong Kong
The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation, or document relating to the ADSs be issued or may be in possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in Taiwan, the Republic of China
The ADSs have not been and will not be registered with the Financial Supervisory Commission of (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

EXPENSES RELATING TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Global Market listing fee, all amounts are estimates.
Securities and Exchange Commission Registration Fee	$3,582
Nasdaq Global Market Listing Fee	$150,000
FINRA Filing Fee	$6,296
Legal Fees and Expenses	$561,307
Accounting Fees and Expenses	$1,703,263
Printing and Engraving Expenses	$200,000
Underwriter Out-of-Pocket Accountable Expenses	$150,000
Miscellaneous Expenses	$77
Total Expenses	$2,774,525
These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of ADSs sold in the offering.
LEGAL MATTERS
We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares represented by the ADSs offered in this offering and certain other legal matters as to Japanese law will be passed upon for us by Anderson Mori & Tomotsune. Loeb & Loeb LLP is acting as counsel to the Representative in connection with this offering.
EXPERTS
The consolidated financial statements for the fiscal years ended June 30, 2022 and 2021, included in this prospectus have been so included in reliance on the report of BF Borgers CPA PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of BF Borgers CPA PC is located at 5400 West Cedar Avenue, Lakewood, CO 80226.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed a registration statement, of which this prospectus forms a part, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Ordinary Shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.
Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

LEAD REAL ESTATE CO., LTD

Report of Independent Registered Public Accounting Firm
To the shareholders and the board of directors of Lead Real Estate Co., Ltd
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Lead Real Estate Co., Ltd as of June 30, 2022 and 2021, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/S/ BF Borgers CPA PC
BF Borgers CPA PC (PCAOB ID 5041)
We have served as the Company’s auditor since 2022
Lakewood, CO
January 4, 2023

LEAD REAL ESTATE CO., LTD
CONSOLIDATED BALANCE SHEETS
(Japanese yen in thousands, except share data)
	June 30,
ASSETS	2022	2021
Current assets:
Cash and cash equivalents	¥403,108	¥480,322
Accounts receivable, net	261,068	433,053
Real estate inventory	8,845,779	4,538,914
Prepaid and other current assets	266,042	328,172
Total current assets	9,775,997	5,780,461
Property and equipment, net	2,049,056	3,158,793
Intangible assets, net	115,546	74,493
Investment in marketable securities	31,657	43,899
Right-of-use assets – operating lease, net	155,886	129,279
Investment	16,850	13,180
Other assets	271,751	212,550
Total assets	¥12,416,743	¥9,412,655
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	¥602,435	¥496,868
Short-term borrowings and current portion of notes payable	6,361,415	4,451,075
Customer deposits	284,975	223,047
Current portion of lease liabilities	58,696	27,844
Accrued expenses and other current liabilities	305,354	907,699
Total current liabilities	7,612,875	6,106,533
Notes payable, net of current portion	2,231,544	1,303,948
Deferred tax liabilities, net	66,576	77,515
Lease liabilities, net of current portion	148,224	106,503
Other liabilities	156,457	179,832
Total liabilities	10,215,676	7,774,331
SHAREHOLDERS’ EQUITY:
Ordinary shares, 50,000,000 shares authorized, 14,485,000 shares issued and 12,498,900 shares outstanding as of June 30, 2022 and 14,485,000 shares issued and 12,485,000 shares outstanding as of June 30, 2021	344,145	329,920
Retained earnings	2,001,048	1,472,295
Treasury shares, at cost, 1,986,100 as of June 30, 2022 and 2,000,000 shares as of June 30, 2021	(154,121)	(155,200)
Noncontrolling interest	(6,244)	(5,874)
Accumulated translation gain (loss)	16,239	(2,817)
Total equity	2,201,067	1,638,324
Total liabilities and shareholders’ equity	¥12,416,743	¥9,412,655
See accompanying notes to the consolidated financial statements.

LEAD REAL ESTATE CO., LTD
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Japanese yen in thousands, except share and per share data)
	For the Fiscal Year Ended June 30,
	2022	2021
Revenue:
Real estate sales	¥14,108,455	¥11,090,778
Other revenue	212,731	164,497
Total revenue	14,321,186	11,255,275
Expenses:
Cost of sales – real estate	11,812,347	9,652,072
Cost of sales – other	73,037	116,154
Selling, general and administrative	1,786,614	1,033,402
Total expenses	13,671,998	10,801,628
Operating income	649,188	453,647
Other income (expense):
Interest expense	(23,333)	(56,650)
Other, net	186,007	(9,770)
Total other income (expense), net	162,674	(66,420)
Income before income taxes	811,862	387,227
Income taxes	283,479	134,869
Net income	528,383	252,358
Net loss attributable to the noncontrolling interests	(370)	(27,132)
Net income attributable to ordinary shareholders	528,753	279,490
Foreign currency translation gain (loss)	19,056	(1,062)
Total Comprehensive income	¥547,809	¥278,428
Earnings per share:
Basic	¥43.83	¥22.30
Diluted	¥43.83	¥22.30
Weighted average shares outstanding:
Basic	12,498,900	12,485,000
Diluted	12,498,900	12,485,000
See accompanying notes to the consolidated financial statements.

LEAD REAL ESTATE CO., LTD
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Japanese yen in thousands, except share data)
	Ordinary Shares		Retained Earnings	Treasury Shares	Non controlling interest	Translation gain / (loss)	Total Equity
	Shares	Amount
BALANCE – June 30, 2020	12,360,000	¥229,920	¥1,192,805	¥(155,200)	¥21,258	¥(1,755)	¥1,287,028
Net income	—	—	279,490	—	(27,132)	—	252,358
Issuance of shares	125,000	100,000	—	—	—	—	100,000
Translation loss						(1,062)	(1,062)
BALANCE – June 30, 2021	12,485,000	¥329,920	¥1,472,295	¥(155,200)	¥(5,874)	¥(2,817)	¥1,638,324
Net income	—	—	528,753	—	(370)	—	528,383
Issuance of shares	13,900	14,225	—	1,079	—	—	15,304
Translation gain	—	—	—	—	—	19,056	19,056
BALANCE – June 30, 2022	12,498,900	¥344,145	¥2,001,048	¥(154,121)	¥(6,244)	¥16,239	¥2,201,067
See accompanying notes to the consolidated financial statements.

LEAD REAL ESTATE CO., LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Japanese yen in thousands)
	For the Fiscal Year Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	¥528,383	¥252,358
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	43,945	37,326
Loss on disposal of assets	1,106,677	966
Deferred income taxes	(10,939)	6,766
Changes in assets and liabilities:
Accounts receivable, net	171,985	244,692
Real estate inventory	(4,306,865)	(591,778)
Prepaid and other current assets	62,130	(100,265)
Intangible asset, net	(54,735)	(48,426)
Operating lease	45,966	(804)
Other assets	(59,201)	303,928
Accounts payable	105,567	180,822
Customer deposits	61,928	58,133
Accrued expenses and other current liabilities	(625,720)	(588,373)
Net cash used in operating activities	(2,930,879)	(244,655)
Cash flows from investing activities:
Purchases of property and equipment	(537,294)	(170,231)
Proceeds from sale of property and equipment	510,091	—
Purchase of investments	(3,670)	(10,700)
Proceeds from sale of investments in marketable securities	11,789	42,039
Other – net investing	—	(21,541)
Net cash used in investing activities	(19,084)	(160,433)
Cash flows from financing activities:
Proceeds from notes payable	5,649,300	8,046,791
Payments on notes payable	(2,811,364)	(7,626,187)
Proceeds from ordinary share issuance	14,225	100,000
Proceeds from sale of treasury shares	1,079	—
Other financing – net	(453)	35,000
Net cash provided by financing activities	2,852,787	555,604
Effect of exchange rate change on cash and cash equivalents	19,962	271
Net decrease in cash and cash equivalents	(77,214)	150,787
Cash and cash equivalents, beginning of year	480,322	329,535
Cash and cash equivalents, end of year	¥403,108	¥480,322
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	¥163,314	¥193,655
Income taxes	¥206,529	¥51,305
See accompanying notes to the consolidated financial statements.

Lead Real Estate Co., Ltd
Notes to THE Consolidated Financial Statements
For the Fiscal Years Ended June 30, 2021 and 2020
1. ORGANIZATION AND BUSINESS
Organization and Description of the Business
Lead Real Estate Co., Ltd , together with its wholly owned subsidiaries (the “Company” or “Lead Real Estate”), is headquartered in Tokyo, Japan. The Company is a growing developer of luxury residential properties, including single-family homes and condominiums, across Tokyo and Kanagawa prefecture. In addition, the Company operates hotels in Tokyo and leases apartment building units to individual customers in Japan and Dallas, Texas.
The consolidated financial statements of the Company include Lead Real Estate and the entities below:
Name	Date of Incorporation or Acquisition	Place of Incorporation	Percentage of direct or indirect economic ownership
Subsidiaries
Lead Real Estate Global Co., Ltd (“LRE Dallas”)	September 2017	Texas	100% by LRE
Lead Real Estate HK Co., Limited (“LRE HK”)	February 2014	Hong Kong	100% by LRE
Real Vision Co., Ltd. (“Real Vision”)	July 2006	Japan	100% by LRE
Consolidated VIEs
Lead Real Estate Cayman Limited (“LRE Cayman”)	August 2019	Cayman Islands	100% by CEO
Sojiya Japan K.K.	January 2020	Japan	50% by LRE and 50% by CEO
Unconsolidated VIEs
JP Shuhan Co., Ltd. (“JP Shuhan”)	January 2020	Japan	100% by CEO, deconsolidated
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in Japanese yen, the currency of the country in which the Company is incorporated and principally operates. The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and include the accounts of the Company and its subsidiaries.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Lead Real Estate, its wholly owned subsidiaries, and the Company’s consolidated variable interest entities (“VIEs” ) as described in the domestic and foreign operations above. All intercompany accounts and transactions have been eliminated in consolidation. Investments in companies over which the Company has significant influence, but not control, are accounted for by the equity method. The Company evaluates its investments and other significant relationships to determine whether any investee is a VIE. If the Company concludes that an investee is a VIE, the Company evaluates its power to direct the activities of the investees, its obligation to absorb the expected losses of the investee, and its right to receive the expected residual returns of the investee to determine whether the Company is the primary beneficiary of the investee. If the Company is the primary beneficiary of a VIE, the Company consolidates such entity and reflects the noncontrolling interest of other beneficiaries of that entity. See Note 10.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates, and these differences could have a significant impact on the financial statements. The significant accounting estimates include real estate inventory and cost of sales, impairment of real estate inventory and property and equipment, warranty reserves, loss contingencies, incentive compensation expenses, and income taxes.
Revenue Recognition
ASC 606 requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU creates a five-step model that requires entities to exercise judgment when considering the terms of the contract(s), which include (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (vi) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue when each performance obligation is satisfied.
In accordance with ASC 606, Revenue from Contracts with Customers, revenue from real estate sales is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company generates revenue primarily from real estate sales, which includes the sale and development of land parcels and their respective single-family home and condominium buildings. Revenue from real estate sales is recorded at the time each sale is closed, title and possession are transferred to the customer and the Company has no significant continuing involvement with the real estate. The remaining sources of revenue, deemed immaterial as a percentage of total revenue or operating profits, consist of leasing, property and building management, and other miscellaneous revenue streams.
Real Estate Sales
The Company’s primary source of revenue is the development and sale of luxury single-family homes and condominiums, including land, in its principal market, Japan. Transactions in this segment are conducted through two contracts, a land sales contract (the “Land Sales Contract”) and a construction contract (the “Construction Contract”), which demarcate two distinct performance obligations, delivering a land parcel and delivering the completed building, respectively.
The Land Sales Contract outlines the terms and condition of the land sale, while the Construction Contract summarizes the terms of the construction which the Company is to perform for the customer. When entering into a new build-to-suit transaction, the Land Sales Contract and the Construction Contract are executed concurrently. Under the Land Sales Contract, the Company bills customers (i) upon the execution of the contract and (ii) when control of the land is transferred to the customer, and customers generally pay within the same day of each billing. The Company does not record receivables under its Land Sales Contracts as the Company collects land sales revenue recognized within the same day. Under the Construction Contract, the Company bills customers (i) upon the execution of the contract and (ii) upon the transfer of a completed building to a buyer on the closing date, and customers generally pay within the same day of each billing. The Company records receivables under its Construction Contracts since construction development revenue is recognized over time based on the input method. The deposit made by the customer at the time of contract execution varies by contract and is generally either a fixed percentage of the aggregate sale price or a flat fee. Advances received are recorded under customer deposits.
The Company generally sells the land based on market price plus a minor markup and sets the selling price per home based on cost plus margin. The Company has performed an assessment and its contracts do not contain significant financing terms. Performance obligations are satisfied at the point in time when control of the asset is transferred to the customer, which is generally when title to and possession of the land parcel or the completed building and the risks and rewards of ownership are transferred to the buyer on the closing date.
Land sales revenue is recognized at the point in time when control of the land is transferred to the customer, which is generally when title and possession of the land parcel and the risks and rewards of ownership are transferred to the buyer on the closing date. When the transfer of a completed building to a buyer on the closing date is related to work as part of the Construction Contract the Company entered into with the buyer, construction development revenue is recognized over time based on the input method. In applying the input method, the Company utilizes costs incurred through the construction process relative to the total expected costs of construction to recognize revenue. The measures of progress during this construction process include:

•
design meeting: where the customer decides on the floor plan and selects interior and exterior materials to be used for construction;

•
construction preparation: where we begin site survey and project management assignments with subcontractors;

•
completion of framework (basic building structure): where we complete the foundations of the home along with the basic structure;

•
completion of remaining building elements: where each of the remaining building elements are completed and interim inspections are conducted;

•
demolition of scaffolding: completion of exterior wall work and the start of home interior work;

•
confirmation meeting with customer: completion of interior and exterior work and all outstanding work related to the home; and

•
property delivery: delivery of the home, including final modification work as requested by the customer.

The Company uses these measures of progress to delineate costs incurred by it during the home construction process. The amount of costs incurred in each stage of the construction process are divided against the Company’s total expected construction costs and the ratios from such calculation are applied against the total contract value to recognize revenue over time according to the input method.
With the land title transferred to the buyer upon the closing of the Land Sales Contract, the Company’s construction of the building on the land both creates and enhances a customer-controlled asset and leads to the buyer receiving and benefiting from the Company’s performance obligation as the work under the Construction Contract is conducted. When the transfer of a completed building to a buyer on the closing date is related to sales of existing fully constructed single-family homes and condominiums the Company did not develop, non-development revenue is recognized at a point in time, upon the execution of the sales contract. The Company’s contract liabilities, consisting of deposits received from customers for sold but undelivered homes, totaled ¥284,975 thousand and ¥223,047 thousand as of June 30, 2022 and 2021, respectively. Out of the outstanding customer deposits held as of June 30, 2021, the Company recognized ¥186,862 thousand in real estate sales during the fiscal year ended June 30, 2022.
Revenue includes forfeited deposits, which occur when home sale or land sale contracts that include a nonrefundable deposit are cancelled.
Sales and broker commissions are incremental costs incurred to obtain a contract with a customer that would not have been incurred if the contract had not been obtained. Sales and broker commissions are expensed upon fulfillment of a home closing. Advertising costs are costs to obtain a contract that would have been incurred regardless of whether the contract was obtained and are recognized as an expense when incurred. Sales and broker commissions and advertising costs are recorded within sales and marketing expenses presented in the Company’s consolidated statements of operations as selling expenses.
The Company issues a standard industry warranty against defects for period of 10 years for its single-family homes and condominiums. This warranty requirement against defects is not a performance obligation as it exists to protect customers from the risk of purchasing defective products and is not an additional service provided to the customer.
Disaggregation of Revenue
Revenue is disaggregated among land and non-development, construction development, and other revenue. Land sales and non-development revenue includes (i) sales of land for single-family homes and condominiums and (ii) sales of already completed single-family homes and condominiums that the Company did not develop, where delivery is recorded, and subsequent revenue recognized, through a signed sales contract with the end buyer. Construction development revenue reflects revenue from the Company’s Construction Contracts for which the Company actually performs. The Company’s revenue, disaggregated by revenue stream for the fiscal years ended June 30, 2022 and 2021, was as follows (in thousands):
	For the Fiscal Year Ended June 30,
	2022	2021
Land sale and non-development	¥12,147,506	¥9,624,106
Construction development	1,960,949	1,466,672
Real estate sales revenue	¥14,108,455	¥11,090,778
Other Revenue
The Company generates other revenue, which includes leasing income, property and building management income, and revenue from other miscellaneous sources. The primary components of revenue for the fiscal years ended June 30, 2022 and 2021 were as follows (in thousands):
	For the Fiscal Year Ended June 30,
	2022	2021
Lease	65,391	87,436
Property management	30,426	36,244
Other	116,914	40,817
Other revenue	¥212,731	¥164,497
Foreign Operations
The Company’s reporting and functional currency is the Japanese yen. The functional currency of the Company’s wholly owned subsidiary, Real Vision, is the Japanese yen, whereas the functional currency of LRE Dallas and LRE Cayman is the United States dollar. The functional currency of LRE HK is the Hong Kong Dollar. The functional currency of the Company’s consolidated VIE, Sojiya Japan, and unconsolidated VIE, JP Shuhan, is the Japanese yen. Assets and liabilities are translated using the fiscal year end foreign exchange rate, and income and expenses are translated using the weighted average exchange rate for the period. Foreign currency translation adjustments related to the financial statements of foreign subsidiaries, net of related income tax effects, are credited or charged directly to the foreign currency translation adjustments account, a component of accumulated other comprehensive loss. The tax effects related to the foreign currency translation of financial statements of the consolidated subsidiaries and VIEs are not recognized unless it is apparent that the temporary differences will reverse in the foreseeable future. Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured into the functional currency of the respective entity at the fiscal year end foreign exchange rate, and gains and losses resulting from such remeasurement are included in foreign exchange gains (losses). Foreign currency denominated income and expenses are remeasured using the average exchange rate for the period. The effects of translation and remeasurement related to foreign currency transactions are recorded in the statements of comprehensive income.
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Concentration of Credit Risk and Significant Vendors
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents at high-quality and accredited financial institutions. Generally, these deposits may be redeemed upon demand and, therefore, bear minimal risk. The Company has not experienced any losses of such amounts and management believes it is not exposed to any significant credit risk beyond the normal credit risk associated with its cash and cash equivalents.
Approximately 20% of the Company’s outstanding accounts payable was attributable to Kabushiki Kaisha Kenshin as of June 30, 2022 and 2021.
No single customer accounted for 10% or more of the Company’s total revenue for the fiscal years ended June 30, 2022 and 2021.
Segment Reporting
ASC Topic 280, Segment Reporting, operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision-makers (“CODMs”) in deciding how to allocate resources and in assessing performance. The Company’s CODMs primarily evaluate performance based on the number of single-family homes or condominiums closed, average sales price, and financial results. Segment profitability is measured by net and comprehensive income.
The Company’s primary and sole operating segment is real estate sales, with the balance of revenue categorized under real estate sales.
Noncontrolling Interest
The Company’s noncontrolling interests reflect consolidation effects of LRE Cayman and Sojiya Japan. Losses attributable to these noncontrolling interests are presented in the consolidated statements of comprehensive income as net loss attributable to noncontrolling interests.
Cash and Cash Equivalents and Concentration of Credit Risk
Cash and cash equivalents are defined as cash on hand, demand deposits with financial institutions, and short-term liquid investments with an initial maturity date of less than three months. The Company’s cash and cash equivalents accounts may exceed Japanese government insured limits, up to ¥10,000 thousand, from time to time and could be negatively impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or diminished access to cash in its demand deposit accounts.
Accounts Receivable
The Company’s accounts receivable consist primarily of receivables from general contractors and subcontractors, and receivables resulting from the implementation of Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). The balance is presented net of an allowance for expected losses (i.e., doubtful accounts). The Company monitors the financial condition of its contractors and records provisions for estimated losses on receivables when it believes contractors are unable to make their required payments based on factors such as delinquencies and aging trends. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses incurred related to existing accounts and receivables. As of June 30, 2022 and 2021, the allowance for doubtful accounts related to accounts receivable was ¥1,200 thousand and ¥1,282 thousand, respectively.
Real Estate Inventory
Inventories consist of raw entitled land, finished lots, and construction in process (“CIP”), including capitalized interest. Inventory is stated at cost unless the carrying amount is determined not to be recoverable, in which case the affected inventory is written down to fair value. Inventories include the costs of direct land acquisition, land development, construction, capitalized interest, real estate taxes, and direct overhead costs incurred related to land acquisition and development and single-family home and condominium construction. Indirect overhead costs are charged to selling, general, and administrative expenses as incurred. Land and development costs are typically allocated to individual lots on a pro rata basis based on the number of lots in the development, and the costs of lots are transferred to construction work in progress when construction begins. Sold units are expensed on a specific identification basis as cost of contract revenue earned. Cost of contract revenue earned for single-family homes and condominiums closed includes the specific construction costs of each single-family home or condominium and all applicable land acquisition, land development, and related costs allocated to each residential lot. Inventories are carried at the lower of accumulated cost or net realizable value.
Land, development, and other project costs, including interest and property taxes incurred during development and home construction, net of expected reimbursable development costs, are capitalized to real estate inventory. Land development and other common costs that benefit the entire community, including field construction supervision and related direct overhead, are allocated to individual lots or homes, as appropriate. The costs of lots are transferred to homes in progress when home construction begins. Home construction costs and related carrying charges are allocated to the cost of individual homes using the specific identification method. Costs that are not specifically identifiable to a home are allocated on a pro rata basis, which the Company believes approximate the costs that would be determined using an allocation method based on relative sales values since the individual lots or homes within a community are similar in value. Inventory costs for completed homes are expensed to cost of sales as homes are closed. Changes to estimated total development costs subsequent to initial home closings in a community are generally allocated to the remaining unsold lots and homes in the community on a pro rata basis.
In accordance with ASC Topic 360, Property, Plant, and Equipment, real estate inventory is evaluated for indicators of impairment by each community during each reporting period. In conducting its review for indicators of impairment on a community level, management evaluates, among other things, the margins on homes that have been closed, communities with slow moving inventory, projected margins on future home sales over the life of the community, and the estimated fair value of the land. For individual communities with indicators of impairment, additional analysis is performed to estimate the community’s undiscounted future cash flows. If the estimated undiscounted future cash flows are greater than the carrying value of the community group of assets, no impairment adjustment is required. If the undiscounted cash flows are less than the community’s carrying value, the asset group is impaired and is written down to its fair value. The Company estimates the fair value of communities using a discounted cash flow model. The Company reviews the performance and outlook of its inventories for indicators of potential impairment on a quarterly basis. In addition to considering market and economic conditions, the Company assesses current sales absorption levels and recent sales’ profitability. The Company looks for instances where sales prices for a single-family home or condominium in backlog or potential sales prices for a future sold single-family home or condominium would be at a level that results in a negative gross margin. One impairment charge of ¥18,092 thousand was recognized as other expenses on the Consolidated Statement of Comprehensive Income in the fiscal year ended June 30, 2021, for the Company’s condominium asset located in Meguro district of Tokyo. No such impairments were recognized in the fiscal year ended June 30, 2022.
Capitalized Interest
Interest and other financing costs are capitalized as cost of inventory during community development and home construction activities, in accordance with ASC Topic 835, Interest and expensed in cost of sales as homes in the community are closed. To the extent the debt exceeds qualified assets, a portion of the interest incurred is expensed.

Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment and finite-lived intangible assets are reviewed for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. In making these determinations, the Company uses certain assumptions, including, but not limited to: (i) estimated fair value of the assets; and (ii) estimated, undiscounted future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service, the asset will be used in the Company’s operations, and (iii) estimated residual values. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. There were no events or circumstances identified during the fiscal years ended June 30, 2022 and 2021 that required the Company to perform a quantitative impairment assessment. The Company's assumptions about future conditions important to its assessment of potential impairment of its long-lived assets are subject to uncertainty, and the Company will continue to monitor these conditions in future periods as new information becomes available. There were no impairments of property, equipment and leasehold improvements during the fiscal years ended June 30, 2022 and 2021.
Investment at cost
The equity method is generally used to account for equity investments over which significant influence, but not majority equity interest or control, is exerted in an investee company. Generally, the accompanying shareholding is between 20% and 50% of the voting rights. The share of earnings or losses of the investee are recognized in the consolidated statements of comprehensive income. The Company did not have any investment that would be accounted for under the equity method in the fiscal years ended June 30, 2022 and 2021.
Investments in equity securities in which the Company does not have significant influence, and for which there is not a readily determinable fair value, are recorded at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments in the same issuer.
When the Company evaluates whether these non-marketable equity securities are impaired, the Company evaluates first whether an event or change in circumstances has occurred in the period that may have a significant adverse effect on the fair value of the securities (an impairment indicator).
The Company uses such impairment indicators as follows:
(1)
a significant deterioration in the earnings performance or business prospects of the investee;

(2)
a significant adverse change in the regulatory, economic, or technological environment of the investee;

(3)
a significant adverse change in the general market condition of either the geographic area or the industry in which the investee operates; and

(4)
a recent example of the new issuance of a security, in which the issue price is less than its cost.

The Company estimates the fair value of the non-marketable equity securities when an impairment indicator is present. The fair value is determined by considering various unobservable inputs which are available to the Company, including expectation of future income of the investees, net asset value of the investees, and material unrealized losses to be considered in assets and liabilities held by the investees. The Company recognizes impairment of non-marketable equity securities when the fair value is below the carrying amount and the decline in fair value is considered to be other-than-temporary.
The carrying amount of non-marketable securities is recorded at cost as fair value is not readily determinable. The investment at cost amount was ¥16,850 thousand and ¥13,180 thousand as of June 30, 2022 and 2021, respectively. The Company did not recognize any impairment during these time periods.

Warranty Reserve
Future direct warranty costs are accrued and charged to cost of sales in the period when the related home is closed. The Company provides a limited warranty for its single-family homes and condominiums for a period of 10 years. The Company’s standard warranty requires the Company or its subcontractors to repair or replace defective construction during such warranty period at no cost to the homebuyer. At the time a home is sold, the Company records an estimate of warranty expense based on historical warranty costs. An analysis of the warranty reserve is performed periodically to ensure the adequacy of the reserve. The warranty reserve was ¥54,302 thousand and ¥24,009 thousand as of June 30, 2022 and 2021, respectively, and was included in accrued expenses and other current liabilities on the consolidated balance sheets.
Customer Deposits
Customer deposits are amounts collected from customers in conjunction with the execution of the single-family home or condominium sales contract. Customer deposits represent advances received on construction contracts in progress and are applied against the final settlement due at the home closing. In the event of contract default or termination, the customer deposit is forfeited and recognized as revenue. The customer deposits were ¥284,975 thousand and ¥223,047 thousand as of June 30, 2022 and 2021, respectively.
Cost of Sales
Cost of sales includes the lot purchase costs and demolition costs associated with each lot, construction costs of each home, capitalized interest, building permits and other local municipality related costs, internal and external realtor commissions, and warranty costs (both incurred and estimated to be incurred). Land, development, and other allocated costs, including interest and property taxes, incurred during development and construction are capitalized and expensed to cost of sales when the sale of a single-family home or condominium is closed, and revenue is recognized.
Selling and Commission Costs
Sales commissions are paid and expensed based on homes closed. Other selling costs are expensed in the period incurred.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were ¥39,341 thousand and ¥28,374 thousand recorded as selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income for the fiscal years ended June 30, 2022 and 2021, respectively.
Income Taxes
Income taxes are computed in accordance with the provision of ASC Topic, 740, Income Taxes. Income taxes are accounted for on the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for all future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax provisions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition and measurement are reflected in the period in which the change in judgement occurs.
The Company recognizes deferred tax assets to the extent that these assets are believed to be more likely than not to be realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized. In making such a determination, all available positive and negative evidence is considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

Tax benefits for uncertain tax positions are based upon management’s evaluation of the information available at the reporting date. To be recognized in the consolidated financial statements, a tax benefit must be at least more likely than not of being sustained based on technical merits. The benefit for positions meeting the recognition threshold is measured as the largest benefit more likely than not of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.
Earnings Per Share
In accordance with ASC 260-10, Earnings Per Share, basic earnings per share is based on the weighted average number of ordinary shares outstanding. Diluted earnings per share is based on the weighted average number of ordinary shares and dilutive securities outstanding.
Going Concern
The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The consolidated financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to the Company’s ability to continue as a going concern.
Recently Announced Accounting Standards
Revenue from Contracts with Customers
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASC 606”). The standard provides principles for recognizing revenue for the transfer of promised goods or services to customers in the amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. Additionally, the guidance requires improved disclosure to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized. The new guidance supersedes most current revenue recognition guidance, including industry-specific guidance. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (ASC 606) and Leases (ASC 842) — Effective Dates for Certain Entities. The standard permits private entities that have not yet issued their financial statements or made financial statements available for issuance as of June 3, 2020, to adopt ASC 606 for annual reporting periods beginning after December 15, 2019. The Company adopted the full retrospective method to all contracts as of the beginning of the earliest period presented. The adoption of the standard did not have a material effect on the Company’s consolidated financial statements.
Leases
In February 2016, the FASB issued ASU 2016-02, Leases (Topic ASC 842), requiring a lessee to recognize a ROU asset and a corresponding lease liability for substantially all leases. The lease liability will be equal to the present value of the remaining lease payments while the ROU asset will be similarly calculated and then adjusted for initial direct costs. In addition, ASC 842 expands the disclosure requirements to increase the transparency and comparability of the amount, timing, and uncertainty of cash flows arising from leases. The Company adopted the new standard on January 1, 2018 under a modified retrospective approach. Management elected to apply the package of practical expedients permitted under the transition guidance, which allowed the Company not to reassess prior conclusions related to contracts containing leases, lease classification, and initial direct costs. Management also elected to apply the practical expedient allowing the Company to combine lease and non-lease components based on the predominant characteristic of the contract, as well as the short-term lease recognition exemption. The adoption did not have a material effect on the Company’s consolidated financial statements.

Income Taxes
In December 2019, the FASB issued ASU 2019-12, Income Taxes — Simplifying the Accounting for Income Taxes (Topic 740), which simplifies various aspects of the income tax accounting guidance and will be applied using different approaches depending on what the specific amendment relates to and, for non-public entities, are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in process of evaluating the impact of this standard on the Company’s consolidated financial statements.
Credit Losses
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which is intended to provide more decision-useful information about expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASU 2016-13 revises the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in more timely recognition of losses on financial instruments, including, but not limited to accounts receivable. This standard is effective for annual reporting periods beginning after December 15, 2022 for non-public entities, including interim periods within that reporting period. Early adoption is permitted. The Company is currently in process of evaluating the impact of this standard on the Company’s consolidated financial statements.
Acquired Contract Assets and Contract Liabilities
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Acquired Contract Assets and Contract Liabilities, which improves comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination by providing consistent recognition guidance. This standard is effective for fiscal years beginning after December 15, 2022. Early adoption is permitted, including in an interim period, for any period for which financial statements have not yet been issued. The Company is currently in process of evaluating the impact of this standard on the Company’s consolidated financial statements.
3. REAL ESTATE INVENTORY
Inventories consist of raw entitled land, finished lots, and construction in process (“CIP”), including capitalized interest. Raw land is purchased with the intent to develop such land into finished lots. Finished lots are held with the intent of building and selling a single-family home or condominium. The asset is owned by the Company either as a result of developing purchased raw land or purchasing developed lots. CIP represents the homebuilding activity associated with both single-family homes and condominiums to be sold and existing speculative inventory, which primarily consists of condominiums. CIP includes the cost of the developed lot as well as all of the direct costs incurred to build the home. The cost of the home is expensed on a specific identification basis.
Real estate inventory consisted of the following as of June 30, 2022 and 2021 (in thousands):
	As of June 30,
	2022	2021
Real estates, including land	¥8,192,861	¥4,121,807
Construction In Progress	652,918	417,107
Real estate inventory	¥8,845,779	¥4,538,914
Interest is capitalized and included within each inventory category above. Interest and financing costs incurred under the Company’s debt obligations, as more fully discussed in Note 7, are capitalized to qualifying real estate projects under development and homes under construction.

4. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following as of June 30, 2022 and 2021 (in thousands):
	As of June 30,
	Useful Life	2022	2021
	(years)
Land	Infinite	¥1,006,622	¥1,828,880
Property and Buildings	8 – 47	669,102	818,480
Machinery and Equipment	10 – 17	158,104	23,356
Tools, Furniture, and Fixtures	4 – 20	22,945	449,388
Construction in progress		300,035	157,844
Less: Accumulated depreciation		(107,752)	(119,155)
Property and equipment, net		¥2,049,056	¥3,158,793
The Company recorded depreciation expense on property and equipment of ¥30,263 thousand and ¥30,226 thousand for the fiscal years ended June 30, 2022 and 2021, respectively. The Company records depreciation expense in selling, general, and administrative expenses on the consolidated statements of comprehensive income.
5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued and other current liabilities consisted of the following as of June 30, 2022 and 2021 (in thousands):
	As of June 30,
	2022	2021
Income taxes payable	¥241,245	¥138,090
Warranty reserves	54,302	24,009
Other deposits received	4,716	4,139
Accrued vacation	1,561	3,164
Short-term borrowings from directors	—	41,868
Other current liabilities	3,530	696,429
Accrued expenses and other current liabilities	¥305,354	¥907,699
	As of June 30,
	2022	2021
Income taxes payable	¥241,245	¥138,090
Warranty reserves	54,302	24,009
Other deposits received	4,716	4,139
Accrued vacation	1,561	3,164
Short-term borrowings from directors	—	41,868
Other current liabilities	3,530	696,429
Accrued expenses and other current liabilities	¥305,354	¥907,699
6. WARRANTY RESERVE
The Company establishes warranty reserves to provide for estimated future expenses as a result of construction and product defects, product recalls, and litigation incidental to its homebuilding business. Estimates are determined based on management’s judgment, considering factors such as historical spending and sales pace. The table below presents the activity related to warranty reserves, which are included in accrued expenses and other current liabilities on the accompanying consolidated balance sheets. Actual realized payments for warranty claims are expensed through cost of sales.
The Company generally provides homebuyers with a one-year warranty on the house and a 10-year limited warranty for major defects in structural elements, such as framing components and foundation systems.
Changes to warranty reserves were as follows as of and for the fiscal years ended June 30, 2022 and 2021 (in thousands):
	As of June 30,
	2022	2021
Warranty reserve, beginning of period	¥24,009	¥27,500
Warranty provision	47,899	201
Warranty expenditures	(17,606)	(3,692)
Warranty reserve, end of period	¥54,302	¥24,009
7. NOTES PAYABLE
The Company’s short-term borrowings consist primarily of land loans collateralized on specific lots for real estate sales typically paid upon delivery of the lot. The Company’s long-term borrowings are used for working capital and other general corporate purposes. Debt issuance costs related to these borrowings are immaterial.
Notes payable consisted of the following as of June 30, 2022 (in thousands):
	Original Amount Borrowed	Loan Duration	Annual Interest Rate	Amount
Lender 1	¥1,988,100	8/24/2018 – 6/5/2023	3.45 – 3.60%	¥1,869,100
Lender 2	¥1,441,200	1/15/2020 – 12/31/2029	2.60 – 3.00%	1,176,290
Lender 3	¥340,000	12/27/2017 – 8/25/2032	1.65 – 2.35%	569,250
Lender 4	¥485,000	10/30/2020 – 7/31/2024	2.80%	482,915
Lender 5	¥480,000	6/10/2022 – 6/17/2024	2.50%	480,000
Other lenders	¥4,285,366	3/23/2016 – 4/30/2052	0.46 – 6.00%	4,015,404
Aggregate outstanding principal balances				8,592,959
Less: current portion and short-term borrowings				6,361,415
Long-term portion of notes payable				¥2,231,544
Notes payable consisted of the following as of June 30, 2021 (in thousands):
	Original Amount Borrowed	Loan Duration	Annual Interest Rate	Amount
Lender 1	¥2,671,780	8/24/2018 – 4/7/2022	3.45 – 3.60%	¥1,580,200
Lender 2	¥2,528,500	1/15/2020 – 12/31/2029	3.00%	472,214
Lender 3	¥1,327,204	12/27/2017 – 8/25/2032	1.85 – 2.35%	530,998
Lender 4	¥73,000	10/30/2020 – 11/1/2021	2.80%	73,000
Lender 5	¥402,600	11/30/2018 – 2/25/2022	1.50 – 2.50%	441,956
Other lenders	¥30,650,068	1/29/2016 – 4/2/2030	0.46 – 4.50%	2,656,655
Aggregate outstanding principal balances				5,755,023
Less: current portion and short-term borrowings				4,451,075
Long-term portion of notes payable				¥1,303,948

As of June 30, 2022, the annual aggregate maturities of notes payable during each of the next five fiscal years were as follows (in thousands):
Amount
2023	¥6,361,415
2024	1,003,913
2025	579,433
2026	60,729
2027	52,025
Thereafter	535,444
Total notes payable	¥8,592,959
Included in real estate inventory was capitalized interest of ¥304,545 thousand and ¥138,983 thousand as of June 30, 2022 and 2021, respectively. Interest activity, including other financing costs for notes payable for the periods presented is as follows (in thousands):
	Year Ended June 30,
	2022	2021
Interest incurred	¥211,206	¥177,232
Less: Amounts capitalized	(187,873)	(120,582)
Interest expense	¥23,333	¥56,650
8. INCOME TAXES
The Company generates taxable income primarily in Japan. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of approximately 30.6% for the fiscal years ended June 30, 2022 and 2021.
The components of income tax expenses were as follows as of June 30, 2022 and 2021 (in thousands):
	For the Fiscal Year Ended June 30,
	2022	2021
Current	¥294,418	¥128,103
Deferred	(10,939)	6,766
Total	¥283,479	¥134,869
A reconciliation of income tax expenses to the amount of income tax benefit at the statutory rate in Japan for the fiscal years ended June 30, 2022 and 2021 is as follows:
	For the Fiscal Year Ended June 30,
	2022	2021
Statutory tax rate	30.6%	30.6%
Deductions and other adjustments	5.5%	2.2%
Effective tax rate	36.1%	32.8%
The statutory tax rate in effect for the fiscal year in which the temporary differences are expected to reverse are used to calculate the tax effects of temporary differences that are expected to reverse in the future years.

The primary components of deferred tax assets and liabilities were as follows as of June 30, 2022 and 2021 (in thousands):
	As of June 30,
	2022	2021
Deferred tax assets:
Reserves and Allowances	¥56,349	¥40,814
Intangibles	14,393	17,455
Inventories	5,291	5,540
Investments in Securities	14,719	14,526
Asset retirement obligation	1,862	1,727
Leases	1,275	1,846
Other	14,039	8,767
Total deferred tax assets	107,928	90,675
Deferred tax liabilities:
Inventories	138,445	87,846
Property and equipment	29,341	46,698
Prepaid Expenses	107	2,948
Intangible assets, including software	6,611	7,874
Leases	—	6,518
Advances received	—	2,358
Other	—	13,948
Total deferred tax liabilities	174,504	168,190
Net deferred tax liabilities	¥66,576	¥77,515
The Company recorded a net deferred tax liability of ¥66,576 thousand and ¥77,515 thousand for the fiscal years ended June 30, 2022 and 2021, respectively. There was no valuation allowance for deferred tax assets as of June 30, 2022 and 2021. Based on the level of historical taxable income and projections for the future taxable income over the periods in which the deferred tax assets become deductible, management believes all deferred tax assets at June 30, 2022 and 2021, are fully realizable.
Interest and penalties related to income tax matters are recognized as a component of selling, general, and administrative expenses in the consolidated statements of comprehensive income, if applicable. The Company did not have any interest or penalties associated with any uncertain tax benefits that have been accrued or recognized as of and for the fiscal years ended June 30, 2022 and 2021.
9. EQUITY
As of June 30, 2022, the Company had 50,000,000 ordinary shares authorized (reflecting the effect of an increase in the number of authorized ordinary shares of the Company from 1,000,000 to 50,000,000 on August 31, 2021). Each holder of ordinary shares is entitled to one vote for each share held as of the record date and is entitled to receive dividends, when, as and if declared by the shareholders’ meeting or the board of directors of the Company. The number of total ordinary shares outstanding was 12,498,900 and 12,485,000 as of June 30, 2022 and 2021, respectively (reflecting the effect of the 100-for-1 share split on August 31, 2021).
Lead Real Estate is subject to the Companies Act of Japan (the “Companies Act”). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:
Ordinary Shares
Under the Companies Act, issuances of ordinary shares are required to be credited to the ordinary shares account for at least 50% of the proceeds and to the additional paid-in capital account for the remaining amounts.

Dividends
Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to certain limitations and additional requirements. Semi-annual interim dividends may also be paid once a year upon resolution by the board of directors if the articles of incorporation of the company stipulates so. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury shares. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.
Increases/decreases and transfer of ordinary shares, reserve, and surplus
The Companies Act requires that an amount equal to 10% of dividends must be appropriated as legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of ordinary shares. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that ordinary shares, legal reserve, additional paid-in capital, and other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.
Treasury Shares
The Companies Act also provides for companies to purchase treasury shares and dispose of such treasury shares by resolution of the board of directors. The amount of treasury shares purchased cannot exceed the amount available for distribution to the shareholders which is determined by a specific formula.
10. VARIABLE INTEREST ENTITIES
The Company is required to consolidate VIEs in which it has a controlling financial interest in accordance with ASC 810, Consolidation (ASC 810). A controlling financial interest will have both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (ii) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.
The Company’s variable interest in VIEs may be in the form of equity ownership, contracts to purchase assets, management services and development agreements between the Company and a VIE, loans provided by the Company to a VIE or other member, and/or guarantees provided by members to banks and other parties.
Based on its analysis, the Company has consolidated LRE Cayman and Sojiya Japan in the fiscal years ended June 30, 2022 and 2021, along with the wholly-owned subsidiaries LRE Dallas, LRE HK, and Real Vision. The Company has one unconsolidated VIE — JP Shuhan during this period.
Consolidated VIEs
For VIEs that the Company does consolidate, management has the power to direct the activities that most significantly impact the VIE’s economic performance. The Company does not guarantee the debts of the VIEs, and creditors of the VIEs have no recourse against the Company. LRE Cayman and Sojiya Japan were consolidated VIEs during the fiscal years ended June 30, 2022 and 2021. There were no other consolidated VIEs during these periods.

The table below displays the carrying amounts of the assets and liabilities related to the consolidated VIEs as of June 30, 2022 and 2021 (in thousands):
	As of June 30,
Consolidated – LRE Cayman	2022	2021
Assets	¥—	¥—
Liabilities	6,481	6,151
Equity	(6,481)	(6,151)
Total liabilities and equity	¥—	¥—
	As of June 30,
Consolidated – Sojiya Japan	2022	2021
Assets	¥472	¥553
Liabilities	—	—
Equity	472	553
Total liabilities and equity	¥472	¥553
Investment in Unconsolidated VIEs and Other Equity Method Investments
For VIEs that the Company does not consolidate, the power to direct the activities that most significantly impact the VIE’s economic performance is held by a third party. These entities are accounted for as equity method investments.
The Company’s maximum exposure to loss is limited to its investment in the entities because the Company is not obligated to provide any additional capital to or guarantee any of the unconsolidated VIEs’ debt.
JP Shuhan is the only entity deemed an unconsolidated VIE and was deconsolidated for the fiscal years ended June 30, 2022 and 2021. The Company owned 66.7% of the entity prior to the deconsolidation. The Company did not have any other entities that would qualify under the equity method accounting.
(Japanese yen in thousands) Unconsolidated – JP Shuhan	As of June 30,
	2022	2021
Assets	¥10,511	¥9,854
Liabilities	3,428	1,300
Equity	7,083	8,554
Total liabilities and equity	¥10,511	¥9,854
11. FAIR VALUE DISCLOSURES
ASC Topic 820, Fair Value Measurements (ASC 820), defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date” within an entity’s principal market, if any. The principal market is the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity, regardless of whether it is the market in which the entity will ultimately transact for a particular asset or liability or if a different market is potentially more advantageous. Accordingly, this exit price concept may result in a fair value that differs from the transaction price or market price of the asset or liability.
ASC 820 provides a framework for measuring fair value under U.S. GAAP, expands disclosures about fair value measurements, and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of the fair value hierarchy are summarized as follows:
Level 1 — Fair value is based on quoted prices in active markets for identical assets or liabilities.

Level 2 — Fair value is determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities, or quoted prices in markets that are not active.
Level 3 — Fair value is determined using one or more significant inputs that are unobservable in active markets at the measurement date, such as a pricing model, discounted cash flow, or similar technique.
The Company utilizes fair value measurements to account for certain items and account balances within the consolidated financial statements. Fair value measurements may also be utilized on a non-recurring basis, such as for the impairment of long-lived assets. The fair value of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The Company’s Level 1 assets consist of cash and cash equivalents and investment in marketable securities in the accompanying consolidated balance sheets. The value of accounts payable and accrued expenses approximate fair value due to the short-term nature of these liabilities, and the carrying value of the Company’s long-term debt approximates fair value at each balance sheet date because the stated rate of interest of the debt approximates the market interest rate at which the Company can borrow similar debt. As of June 30, 2022 and 2021, the Company did not have any assets or liabilities measured at fair value classified as Level 2 or Level 3.
The Company held investment in marketable securities of ¥31,657 thousand and ¥43,899 thousand as of June 30, 2022 and 2021, respectively.
12. RELATED PARTY TRANSACTIONS
During the fiscal year ended June 30, 2021, Mr. Eiji Nagahara, the Company’s chief executive officer, president, director, and representative director, borrowed ¥30,665 thousand from the Company with an interest rate of 1.7% per annum and had repaid the outstanding loan balance as of June 30, 2021.
On June 30, 2021, the Company borrowed ¥41,868 thousand from Mr. Eiji Nagahara with no interest rate.
13. RETIREMENT BENEFITS
The Company offers certain retired directors and company’s internal auditors (collectively “directors”) payment at retirement, regardless of age. There is a minimum of one year of service requirement to qualify under the plan, but the board of directors of the Company must approve the qualification of each director and the amount payable to each. Retirement benefits are calculated based on the highest fixed monthly salary multiplied by the number of years as a director multiplied by the highest rank coefficient.
14. COMMITMENTS AND CONTINGENCIES
Contingencies
In the ordinary course of business, the Company often includes standard indemnification provisions in its arrangements with third parties, including vendors, customers, investors, and the Company’s directors and officers. Pursuant to these provisions, the Company may be obligated to indemnify such parties for losses or claims suffered or incurred in connection with its activities or non-compliance with certain representations and warranties made by the Company. It is not possible to determine the maximum potential loss under these indemnification provisions due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. The Company is subject to claims or proceedings from time to time relating to the purchase, development and sale of real estate and homes and other aspects of its homebuilding operations. Management believes that these claims include usual obligations incurred by real estate developers and residential home builders in the normal course of business. In the opinion of management, these matters will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.
Borrowings
The Company has borrowings that are primarily made under general agreements. Refer to “Note 7. Notes Payable” for information about future debt payments.

Legal Matters
From time to time in the normal course of business, the Company may be subject to various legal matters, such as threatened or pending claims or proceedings. There were no such material matters as of and for the fiscal years ended June 30, 2022 and 2021.
The Company has land purchase contracts, generally through cash deposits, for the right to purchase land or lots at a future point in time with predetermined terms. The Company does not have title to the property, and obligations with respect to the land purchase contracts are generally limited to the forfeiture of the related nonrefundable cash deposits.
Lease Obligations
Operating Leases
The Company recognizes lease obligations and associated right-of-use assets for its existing non-cancelable leases. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The Company has non-cancelable operating leases primarily associated with its corporate and regional office facilities. Operating lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectations regarding the terms. Variable lease costs such as common area costs and property taxes are expensed as incurred. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet. The lease term may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. As the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Right-of-use assets, as included in other assets on the consolidated balance sheets, were ¥155,886 thousand and ¥129,279 thousand as of June 30, 2022 and 2021, respectively. Lease obligations, as included in the consolidated balance sheets, were ¥206,920 thousand and ¥134,347 thousand as of June 30, 2022 and 2021, respectively.
Operating lease cost, as included in general and administrative expense in the Company’s consolidated statements of operations, totaled ¥40,773 thousand and ¥30,743 thousand for the fiscal years ended June 30, 2022 and 2021, respectively. Cash paid for amounts included in the measurement of lease liabilities for operating leases during the fiscal years ended June 30, 2022 and 2021 was ¥42,985 thousand and ¥31,547 thousand, respectively. As of June 30, 2022, the weighted-average discount rate was 3% and the Company’s weighted-average remaining life was 3.1 years. The Company does not have any significant lease contracts that have not yet commenced at June 30, 2022.
The Company conducts its operations in leased facilities and recognizes rent expenses on a straight-line basis over the term of the lease. The Company entered into operating lease agreements for offices in Tokyo, Yokohama, and Sapporo, Japan.
The following table (in thousands) presents the operating lease related assets and liabilities recorded on the Company’s balance sheets as of June 30, 2022 and 2021:
	June 30,
	2022	2021
Right-of-use assets – non current	¥155,886	¥129,279
Total operating lease assets	¥155,886	¥129,279
Operating lease liabilities – current	¥58,696	¥27,844
Operating lease liabilities – non-current	148,224	106,503
Total operating lease liabilities	¥206,920	¥134,347

The table below shows the future minimum payments under non-cancelable operating leases at June 30, 2022 (in thousands):
Year Ending June 30,	Operating Leases
2023	¥58,450
2024	58,504
2025	50,011
2026	37,187
2027	16,011
Total	220,163
Less: lease amount representing interest	(13,243)
Present value of lease liabilities	¥206,920
15. THE COVID-19 PANDEMIC
On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern,” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus included restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 pandemic and actions taken to mitigate the spread of it have had, and are expected to continue to have, an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates. It is unknown how long the adverse conditions associated with the COVID-19 pandemic will last and what the complete financial effect will be to the Company.
16. SUBSEQUENT EVENTS
The Company has evaluated subsequent events after the consolidated balance sheet date through January 4, 2023, the date the consolidated financial statements were available for issuance. Management has determined that no significant events or transactions have occurred subsequent to the consolidated balance sheet date that require both recognition and disclosure in the consolidated financial statements.

Until [•], 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
2,000,000 AMERICAN DEPOSITARY SHARES
Lead Real Estate Co., Ltd
Prospectus dated            , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:
(1)
Any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)
If a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)
If a director has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)
If a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors providing that such director’s liability for damages to us shall be limited to the higher of either the amount we have determined in advance (which shall be not less than JPY1 million) or the amount prescribed by applicable laws and regulations, provided that such director has acted in good faith and without gross negligence.
Further, pursuant to Article 426, paragraph 1 of the Companies Act and our articles of incorporation, we may, by resolution of the board of directors, release any of our directors from liability for damages to us, provided that such director has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.
The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 7.   RECENT SALES OF UNREGISTERED SECURITIES.
During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.
On March 29, 2021, 1,250 Ordinary Shares were issued to Mr. Eiji Nagahara for an aggregate consideration of JPY100,000,000.
ITEM 8.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a) Exhibits
See Exhibit Index beginning on page II-3 of this registration statement.

(b) Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
ITEM 9.   UNDERTAKINGS.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
EXHIBIT INDEX
Description
1.1**	Form of Underwriting Agreement
3.1**	Articles of Incorporation of the Registrant (English translation)
4.1**	Form of American Depositary Receipt (included in Exhibit 4.2)
4.2**	Form of Deposit Agreement among the Registrant, The Bank of New York Mellon, as depositary, and the owners and holders of ADSs issued thereunder
5.1**	Opinion of Anderson Mori & Tomotsune regarding the validity of Ordinary Shares being registered
10.1**	English Translation of Form of Land Sales Contract
10.2**	English Translation of Form of Construction Contract
10.3**	English Translation of Form of General Intermediary Contract
10.4**	English Translation of Form of Exclusive Intermediary Contract
21.1**	Subsidiaries of the Registrant
23.1*	Consent of BF Borgers CPA PC
23.2**	Consent of Anderson Mori & Tomotsune (included in Exhibit 5.1)
24.1**	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
107**	Filing Fee Table

*
Filed herewith

**
Previously filed

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on January 4, 2023.
Lead Real Estate Co., Ltd
By: /s/ Eiji Nagahara

Eiji Nagahara
President, Chief Executive Officer,
Representative Director, and Director
(Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Eiji Nagahara Name: Eiji Nagahara	President, Chief Executive Officer, and Representative Director and Director (Principal Executive Officer)	January 4, 2023
/s/ Daisuke Takahashi Name: Daisuke Takahashi	Chief Financial Officer (Principal Accounting and Financial Officer)	January 4, 2023
* Name: Takashi Nihei	Director	January 4, 2023
* Name: Hidekazu Hamagishi	Director	January 4, 2023
* Name: Masahiro Maki	Director	January 4, 2023

*By:
/s/ Eiji Nagahara

Name:
Eiji Nagahara
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in Plano, TX on January 4, 2023.
Lead Real Estate Global Co., Ltd.
Authorized U.S. Representative
By:
/s/ Darien Brown

Name: Darien Brown
Title: Director